     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 24, 1998
                                                 REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                      CONLEY, CANITANO & ASSOCIATES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

              OHIO                           34-1375019                           7373
(State or Other Jurisdiction of           (I.R.S. Employer            (Primary Standard Industrial
 Incorporation or Organization)        Identification Number)         Classification Code Number)

                            CCAI RENAISSANCE CENTRE
                             5800 LANDERBROOK DRIVE
                          MAYFIELD HEIGHTS, OHIO 44124
                           TELEPHONE: (440) 684-6600
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                 PAUL A. FARMER
                            CHIEF FINANCIAL OFFICER
                            CCAI RENAISSANCE CENTRE
                             5800 LANDERBROOK DRIVE
                          MAYFIELD HEIGHTS, OHIO 44124
                           TELEPHONE: (440) 684-6600
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                               ------------------

                                   Copies to:

               DAVID P. PORTER, ESQ.                             ELLEN B. CORENSWET, ESQ.
            JONES, DAY, REAVIS & POGUE                             BABAK YAGHMAIE, ESQ.
         NORTH POINT, 901 LAKESIDE AVENUE                     BROBECK, PHLEGER & HARRISON LLP
               CLEVELAND, OHIO 44114                             1633 BROADWAY, 47TH FLOOR
                                                                 NEW YORK, NEW YORK 10019

                               ------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

- ----------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED
                 TITLE OF EACH CLASS OF                       MAXIMUM AGGREGATE               AMOUNT OF
              SECURITIES TO BE REGISTERED                   OFFERING PRICE (1)(2)          REGISTRATION FEE
- ----------------------------------------------------------------------------------------------------------------
Common Stock, without par value per share...............         $62,291,672                  $18,376.05
- ----------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2) Includes shares that the Underwriters have the option to purchase solely to cover over-allotments, if any.

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION DATED          , 1998
PROSPECTUS
               , 1998

                               [        ] SHARES

                                  [CCAI LOGO]

                      CONLEY, CANITANO & ASSOCIATES, INC.

                                  COMMON STOCK

     Of the           shares (the "Shares") of common stock, no par value (the
"Common Stock"), being offered hereby (the "Offering"),           shares are
being sold by Conley, Canitano & Associates, Inc. ("CCAi" or the "Company") and
          shares are being sold by certain shareholders (the "Selling Shareholders"). See "Principal and Selling Shareholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders.

     Prior to the Offering, there has been no public market for the Shares. It is currently anticipated that the initial offering price will be between
$          and $          per share. See "Underwriting" for information relating
to the factors considered in determining the initial public offering price.

     The Company has applied to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "CCAI."

      THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- ---------------------------------------------------------------------------------------------------
                                        PRICE        UNDERWRITING      PROCEEDS       PROCEEDS TO
                                          TO        DISCOUNTS AND       TO THE        THE SELLING
                                        PUBLIC      COMMISSIONS(1)    COMPANY(2)    SHAREHOLDERS(3)
- ---------------------------------------------------------------------------------------------------
Per Share...........................           $                 $             $                  $
Total (3)...........................  $               $               $               $
- ---------------------------------------------------------------------------------------------------

(1) See "Underwriting" for indemnification arrangements with the Underwriters.

(2) Before deducting expenses estimated at $          , payable by the Company.

(3) The Company and certain Selling Shareholders have granted to the Underwriters a 30-day option to purchase up to an aggregate of additional shares at the Price to Public less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to the Company and Proceeds to the Selling
    Shareholders will be $       , $       , $       and $       , respectively.
    See "Principal and Selling Shareholders" and "Underwriting."

     The Shares are being offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of the Shares will be made in New York, New York, on or
about        , 1998.

DONALDSON, LUFKIN & JENRETTE
                   BANCAMERICA ROBERTSON STEPHENS

                                     LEHMAN BROTHERS

                                                   MCDONALD & COMPANY
                                                         SECURITIES, INC.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                            ------------------------

     This Prospectus includes forward-looking statements, which reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus. The words "believe," "expect," "anticipate," "project" and similar expressions identify forward-looking statements. These forward-looking statements speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
                            ------------------------

     CCAi and FIRM are trademarks of the Company. This Prospectus also includes names, trademarks, service marks and registered trademarks and service marks of companies other than the Company.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and the financial statements and Notes thereto included elsewhere in this Prospectus. The Common Stock offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 8. Unless otherwise indicated, all information contained in this Prospectus: (i) assumes no exercise of the Underwriters' over-allotment option; (ii) reflects the conversion of all of the outstanding shares of the Company's Convertible Preferred Stock, $0.01 par value per share (the "Convertible Preferred Stock") into 2,504,000 shares of Common Stock and 250,400 shares of Series A Redeemable Preferred Stock, $0.01 par value per share (the "Redeemable Preferred Stock"), all to be effected immediately prior to the consummation of the Offering; (iii) reflects a 10-for-1 split of the Company's Common Stock and an increase in the Company's authorized Common Stock and preferred stock due to the adoption on July 24, 1998 of the Company's Second Amended Restated Articles of Incorporation (the "Articles of Incorporation"). Unless otherwise indicated, the terms "Company" and "CCAi" refer to Conley, Canitano & Associates, Inc.

                                  THE COMPANY

     CCAi is a leading provider of rapid implementations of Enterprise Resource Planning ("ERP") applications. CCAi also offers its clients a comprehensive range of related services, including post-implementation and platform independent services, such as network and Windows NT support, custom application development, mainframe and legacy application support, Year 2000 compliance and remote support. The Company's services are primarily targeted at middle market organizations, or divisions of larger organizations, with annual revenues between $200 million and $2.5 billion. The Company's rapid ERP implementation services enable its clients to reduce the length and risks of implementations, lower overall costs and achieve early realization of ERP-related benefits. The Company provides its services to clients across a broad spectrum of industries, including aerospace, automotive, chemical process, communications, consumer products, energy, financial and professional services, health care, industrial, publishing, retail and technology. CCAi's clients include Aluminum Company of America, BP America Inc., Brush Wellman Inc., Dow Chemical Co., Eaton Corporation, General Motors Corporation ("GM"), Goodyear Tire & Rubber Co., KeyCorp, Master Builders, Inc. and OfficeMax, Inc.

     CCAi has established strategic relationships with leading software application vendors, hardware vendors and other information technology ("IT") service providers, including multinational consulting firms. For example, the Company has a relationship with SAP America, Inc. ("SAP") dating from 1989 and has been an SAP National Implementation Partner since 1994. In addition, the Company is a member of SAP's National Advisory Board and was involved in the development of SAP's AcceleratedSAP methodology ("ASAP"), which has become an industry standard for rapid SAP implementations. In 1997, the Company became one of SAP's first ASAP Partners and has since become one of the first organizations to certify 100 consultants in the ASAP methodology. Also, CCAi has been an Oracle Corporation ("Oracle") Alliance Member since 1997 and utilizes its own rapid implementation methodology, known as Fast Implementation Roadmap Methodology ("FIRM"), for Oracle ERP applications. In 1998, CCAi was named by Compaq Computer Corporation ("Compaq") as one of its first regional configuration support centers to provide rapid implementation and related services in connection with R/3PAQ, a preconfigured ERP solution jointly developed by Compaq and SAP. In addition, the Company has been an integral member of implementation teams managed by Andersen Consulting LLP ("Andersen Consulting"), Electronic Data Systems Corporation ("EDS"), Ernst & Young LLP ("Ernst & Young") and SAP.

     The successful implementation of ERP applications requires extensive resources, specific software expertise, end-user training and significant ongoing modifications to support an organization's evolving business processes. Organizations are increasingly using third-party service providers to implement ERP applications in order to reduce the length and risks of implementations, lower overall costs and achieve early realization of ERP-related benefits. According to Forrester Research, Inc., a market research company, the worldwide market for ERP applications and services totaled approximately $15 billion in 1997 and is projected to grow to approximately $32 billion by 2000, representing a compound annual growth rate of approximately 29%. In addition, according to industry sources, for every dollar spent on ERP applications, four to six dollars are spent on ERP implementation and related services. The Company believes that a large portion of this market is represented by middle market organizations and that the need for third-party ERP implementation and related services is particularly acute among these organizations. Middle market organizations expect timely and substantial economic returns from their ERP investments and are particularly sensitive to the risk of cost overruns and delays associated with poorly managed ERP implementations. In addition, these organizations are under growing pressure from their Fortune 500 customers to rapidly implement compatible ERP applications.

     CCAi is a "company of employees" and has adopted a business model focused on establishing and maintaining long-term relationships with its employees. The Company believes, in a resource constrained industry, it distinguishes itself from its competitors by recruiting and retaining consultants with both practical business and relevant IT experience, thereby enhancing the Company's ability to identify industry-specific business issues and develop practical IT solutions to address such issues. CCAi's consultants who perform ERP implementations generally have 10 to 15 years of business or IT experience, including three to five years of ERP implementation experience.

     The Company's objective is to be a leading provider of IT solutions to the middle market by continuing to deliver rapid ERP implementations and related services. CCAi intends to achieve this objective by (i) expanding its base of highly skilled employees and promoting an entrepreneurial culture; (ii) leveraging its existing strategic relationships and seeking new relationships with leading developers of complementary enterprise-wide applications; (iii) broadening its presence in targeted geographic regions; (iv) expanding its service offerings; and (v) pursuing strategic acquisitions. The Company recently completed the acquisition of Kelly-Levey & Associates, Inc. ("KLA"), a Kentucky-based provider of ERP implementation services, which enabled the Company to acquire a staff of highly skilled ERP consultants, obtain additional recruiting and sales and marketing opportunities, gain ERP implementation expertise in the automotive and financial services industries and enhance its presence in the Cincinnati market.

     The Company is an Ohio corporation formed in 1983 and maintains its principal executive office at the CCAi Renaissance Centre, 5800 Landerbrook Drive, Mayfield Heights, Ohio 44124. The Company's telephone number is (440) 684-6600.

                                  THE OFFERING

Common Stock offered by the Company.........................    shares
Common Stock offered by the Selling Shareholders............    shares
Common Stock to be outstanding after the Offering...........    shares (1)
Use of Proceeds.............................................    To redeem all outstanding shares
                                                                of Redeemable Preferred Stock
                                                                for approximately $15.8 million,
                                                                to repay indebtedness of
                                                                approximately $8.3 million and
                                                                for general corporate purposes,
                                                                including working capital. See
                                                                "Use of Proceeds."
Proposed Nasdaq National Market symbol......................    CCAI

- ---------------

(1) Excludes (i) 64,734 shares of Common Stock subject to outstanding compensatory options as of June 30, 1998 issued in connection with the KLA acquisition (the "KLA Options"); (ii) 195,266 shares of Common Stock subject to outstanding warrants as of June 30, 1998 issued in connection with the KLA acquisition (the "KLA Warrants"); (iii) 320,200 shares of Common Stock subject to options outstanding under the Company's 1997 Equity and Performance Incentive Plan (the "1997 Equity and Performance Plan"); (iv) 1,022,850 additional shares of Common Stock reserved for issuance under the
    1997 Equity and Performance Plan; and (v)          additional shares of
    Common Stock anticipated to be reserved for issuance pursuant to the Company's Employee Stock Purchase Plan (the "Purchase Plan"). See "Management -- Employee Benefits Plans" and Notes 11 and 12 of Notes to Financial Statements.

                             SUMMARY FINANCIAL DATA

                                        YEARS ENDED DECEMBER 31,                       SIX MONTHS ENDED JUNE 30,
                           --------------------------------------------------   ---------------------------------------
                                                                   PRO FORMA                                 PRO FORMA
                              1995         1996         1997        1997(1)        1997          1998         1998(1)
                                                                  (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF INCOME
  DATA:
  Revenues...............  $   11,107   $   17,994   $   32,218   $   40,672    $   14,334    $   22,024    $   24,437
  Cost of revenues.......       6,985       10,978       19,222       25,539         8,191        13,327        14,712
  Gross profit...........       4,122        7,016       12,996       15,133         6,144         8,697         9,725
  Income from
    operations...........         380        1,134        3,706        2,151         1,888         2,212         2,190
  Net income (prior to
    accretion)...........         165          591        2,124          765         1,080         1,190         1,066
  Net income per share
    (prior to accretion):
    Basic................  $            $            $            $             $             $             $
    Diluted..............  $            $            $            $             $             $             $
  Net income per share:
    Basic................  $            $            $            $             $             $             $
    Diluted..............  $            $            $            $             $             $             $
  Weighted average shares
    outstanding:
    Basic................
    Diluted..............

                                                                     AS OF JUNE 30, 1998
                                                                -----------------------------
                                                                  ACTUAL        AS ADJUSTED
                                                                (UNAUDITED)    (UNAUDITED)(2)
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................      $ 2,009         $
  Working capital (deficit).................................       (3,157)
  Total assets..............................................       21,002
  Line of credit............................................        8,285
  Redeemable securities.....................................       18,197
  Total shareholders' equity (deficit)......................      (12,331)

- ---------------

(1) The pro forma statements of summary financial data for the year ended December 31, 1997 and for the six months ended June 30, 1998 are presented as if the acquisition of KLA had been consummated as of January 1, 1997. See "Unaudited Pro Forma Statements of Operations Data" and Notes thereto.

(2) As adjusted to give effect to (i) the conversion of all outstanding shares of Convertible Preferred Stock into 2,504,000 shares of Common Stock and 250,400 shares of Redeemable Preferred Stock immediately prior to the
    consummation of the Offering; (ii) the sale of           shares of Common
    Stock offered hereby at an assumed initial public offering price of $ per share, after deducting estimated underwriting discounts and commissions and Offering expenses payable by the Company; and (iii) the application of the estimated net proceeds of the Offering, including the redemption of the 250,400 shares of Redeemable Preferred Stock. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing the shares of Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those contained in the forward-looking statements. Factors that may cause such differences include, but are not limited to, those discussed below as well as those discussed elsewhere in this Prospectus.

     Dependence on SAP and Other Relationships. The Company has historically derived, and expects to continue to derive, a significant portion of its revenues from implementations of SAP's ERP applications and related services. For the three years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1998, approximately 55%, 69%, 75% and 77%, respectively, of CCAi's revenues were derived from engagements in which the Company implemented SAP applications. CCAi's future success depends largely on its continued relationship with SAP, including its continued status as an SAP National Implementation Partner and as an ASAP Partner. CCAi's status as an SAP National Implementation Partner is awarded by SAP on an annual basis pursuant to contract. To achieve such status, CCAi was required to demonstrate: (i) customer satisfaction with the Company's SAP-related services; (ii) expertise with SAP software; and (iii) an employee base containing an appropriate number of SAP-experienced consultants. CCAi's current contract with SAP expires on December 31, 1998. Annual renewal of CCAi's contract and its National Implementation Partner status is subject to SAP's review of the Company's performance according to certain criteria, including: (i) customer satisfaction;
(ii) number and scope of engagements completed; and (iii) thoroughness of consultant training. There can be no assurance that the Company's contract and its National Implementation Partner status will be renewed or amended by SAP on terms acceptable to the Company, if at all.

     The Company has recently established a strategic relationship with Oracle and has been an Oracle Alliance Member since 1997. CCAi's future success in its Oracle-related services depends on its continued relationship with Oracle and its continued status as an Oracle Alliance Member. This status is awarded by Oracle pursuant to contract and may be terminated by Oracle upon 30 days' notice to the Company. The Company also maintains relationships with software and hardware vendors and other IT service providers, such as multinational consulting firms. These relationships, whether contractual or otherwise, may be terminated by either party with little or no notice. There can be no assurance that CCAi's relationship with Oracle or with these other vendors and IT service providers will continue under terms acceptable to the Company, if at all.

     If CCAi's relationship with SAP, Oracle or the other organizations with which the Company maintains strategic relationships deteriorates, or if SAP, Oracle or one of the other organizations with which the Company maintains strategic relationships elects to compete directly with the Company, the Company's business, operating results and financial condition could be materially adversely affected. Moreover, in the event that the demand for such organizations' products and services lessens or fails to grow, the Company's business, operating results and financial condition could be materially adversely affected. The Company also intends to pursue other strategic relationships with leading client/server software solution providers. There can be no assurance that CCAi will be successful in establishing relationships with the vendors of such software or that such relationships will be successful once established. The Company's failure to establish or maintain any such relationships could materially adversely affect the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- The CCAi Solution" and " -- Competition."

     Recruiting and Retaining Consultants. CCAi's business entails the delivery of professional IT services, and its success depends in large part upon its ability to recruit, motivate and retain highly skilled consultants with the functional and technical skills and experience necessary to deliver the Company's services. Because there is a limited pool of such qualified employee candidates, competition for such consultants is intense and is likely to remain so. There can be no assurance that the Company will be able to recruit, motivate and retain sufficient numbers of highly skilled consultants in the future. A failure to do so could materially adversely affect the Company's business, operating results and financial condition, including its ability to secure and complete engagements. See "Business -- Human Resources" and "-- Competition."

     Management of Growth. CCAi has experienced, and expects to continue to experience, rapid growth that has challenged, and may continue to challenge, the Company's managerial and other resources. Between June 30, 1997 and June 30, 1998, the number of consultants employed by the Company increased to 245 from 167, and further significant increases are anticipated. In addition, the Company's revenues increased 53.6% from $14.3 million for the six months ended June 30, 1997 to $22.0 million for the six months ended June 30, 1998. The Company has recently opened offices in Dallas and Cincinnati and plans to open additional offices over the next 12 months. The Company's inability to generate sufficient additional revenues to offset the costs associated with such expansion, or to successfully integrate these offices into the Company's operations, could materially adversely affect the Company's business, operating results and financial condition. CCAi's success in managing its growth will depend on its ability to continue to enhance its operating, financial and managerial resources and to recruit, motivate and retain its expanding work force. If CCAi is unable to manage growth effectively, the quality of the Company's services, its ability to retain key employees and its business, operating results and financial condition could be materially adversely affected. Moreover, there can be no assurance that CCAi's business will continue to grow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Strategy" and "-- Human Resources."

     Variability and Seasonality of Quarterly Operating Results. CCAi's revenues and operating results are subject to significant variation from quarter-to-quarter as a result of a number of factors, including employee hiring, consultant billing and utilization rates, the mix, size and timing of client engagements commenced and completed during a quarter, the number of billable days in a quarter, the timing of office and service expansion and the timing of expenditures. Because a high percentage of CCAi's expenses are relatively fixed, a variation in the number of engagements or the timing of the initiation or the completion of such engagements, particularly at or near the end of any quarter, can cause significant variations in operating results from quarter-to-quarter and could result in losses to the Company. In addition, CCAi's engagements are generally terminable by the client without penalty. Unanticipated termination of an engagement, a client's decision not to proceed to the next phase of an engagement as anticipated by the Company, completion during a quarter of several engagements without the deployment of consultants to new engagements or expansion of existing engagements could result in the Company's underutilization of employees and could, therefore, materially adversely affect the Company's business, operating results and financial condition. To the extent that increases in the number of employees do not result in corresponding increases in revenues, the Company's business, operating results and financial condition could be materially adversely affected. Further, it is difficult for the Company to forecast the timing of revenues because engagement cycles depend on factors such as the size and scope of engagements and circumstances specific to particular clients. Because the Company derives revenues only when its consultants are billing on engagements, its business, operating results and financial condition are materially adversely affected due to vacations, training schedules, sick days, holidays, inclement weather or other similar events. For example, the Company has historically generated lower margins during the second and fourth quarters of the year due to a lower number of billable days resulting from training schedules and the number of vacations and holidays in those quarters. Given all of the foregoing, the Company believes that quarter-to-quarter comparisons of its operating results are not necessarily meaningful, and that such results for one quarter should not be relied upon as an indication of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Demand for IT consulting services is also significantly affected by the general level of economic activity. When economic activity slows, clients may delay or cancel plans that involve the hiring of IT consultants. The Company is unable to predict the level of economic activity at any particular time, and fluctuations in the general economy could materially adversely affect the Company's business, operating results and financial condition.

     Acquisition of KLA. The Company acquired KLA in April 1998. For the six months ended June 30, 1998, KLA accounted for approximately $2.4 million, or 11% of the Company's revenues. The success of the acquisition will depend on a number of factors, including the Company's ability to integrate the business and operations of KLA with those of the Company, to retain certain key employees formerly employed by KLA and to preserve and expand the business and operations of KLA. There can be no assurance that the Company will be able to successfully integrate and operate the business of KLA or that it will not experience losses as a result of the acquisition. Failure to achieve the anticipated benefits of the acquisition or to successfully integrate the operations of KLA could materially adversely affect the business, operating results and financial condition of the Company. Moreover, goodwill as a result of the KLA acquisition is being amortized by the Company on a straight-line basis over 20 years. In accordance with Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, the Company will continually evaluate whether later events and circumstances have occurred that indicate the remaining goodwill may warrant revision. There can be no assurance that the Company will not be required to undertake such revisions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Risks of Acquisition Strategy. The Company intends to further expand its business and operations by pursuing acquisitions of complementary ERP implementation and IT consulting businesses. The timing, size and success of the Company's acquisition efforts and the associated capital commitments cannot be predicted. CCAi expects to face competition for acquisition candidates, which may limit the number of acquisition opportunities available to the Company and may lead to higher purchase prices or transaction costs. There can be no assurance that CCAi will be able to identify, acquire or profitably manage additional businesses or successfully integrate any acquired businesses without substantial costs, including costs in pursuing and negotiating with acquisition candidates, delays in consummating such acquisitions or other operational or financial difficulties. In addition, such a strategy involves a number of other risks, including failure of the acquired businesses to achieve expected results, diversion of management's attention and resources to acquisitions, failure to retain key clients or personnel of the acquired businesses and risks associated with unanticipated events, liabilities or contingencies. Client dissatisfaction or performance problems relating to an acquired business could negatively affect the reputation of CCAi as a whole. Acquisitions accounted for under the purchase method of accounting may result in substantial annual noncash amortization charges for goodwill and other intangible assets in the Company's statements of operations. In addition, the Company could be obligated to make substantial cash payments related to any such acquisition. There can be no assurance that the Company will derive any value or benefit from any such payments. If CCAi is unable to acquire complementary ERP implementation and IT consulting businesses on reasonable terms or successfully integrate and manage acquired companies, or if performance problems occur at acquired companies, CCAi's business, operating results and financial condition may be materially adversely affected. See "Use of Proceeds" and "Business -- Growth Strategy."

     Rapid Technological Change; Dependence on New Solutions. The IT industry is characterized by rapid technological change, evolving industry standards, changing client preferences and new and frequent product and service introductions. CCAi's continued success is dependent in part on its ability to stay abreast of such continuing changes. There can be no assurance that CCAi will be successful in identifying and addressing these developments on a timely basis or that, if CCAi does identify and address such developments, CCAi will be successful in the marketplace. In addition, there can be no assurance that products, technologies or services developed or offered by others will not render the Company's services noncompetitive. CCAi's failure to identify and address these developments could materially adversely affect the Company's business, operating results and financial condition.

     Highly Competitive Information Technology Services Industry. The market for CCAi's services is highly competitive. CCAi believes that its principal competitors include the internal information systems groups of its prospective clients, IT consulting companies, systems integration firms and the consulting divisions of software applications vendors, some of which are also clients of the Company. Many of CCAi's competitors have longer operating histories, possess greater industry and name recognition and have significantly greater financial, technical and marketing resources than the Company. In addition, there are relatively low barriers to entry into CCAi's market, and the Company has faced, and expects to continue to face, additional competition from new entrants into its market, including new entrants operating offshore who may have lower fixed operating costs than the Company and new entrants who may develop new or innovative means of delivering IT services.

     CCAi believes that the principal competitive factors in its market include quality of service, speed of development and implementation, price, engagement management capability, technical and business expertise and reputation. The Company believes it competes favorably with respect to such factors. The Company believes its ability to compete also depends in part on a number of competitive factors outside its control. These include the ability of its competitors to recruit, motivate and retain project managers and other senior professionals, develop services that are competitive with the Company's services and respond to customer needs. There can be no assurance that the Company will be able to compete successfully with its competitors. See "Business -- The CCAi Solution" and "-- Competition."

     Engagement Risks. Many of CCAi's engagements are critical to the operations of its clients' businesses and provide benefits that may be difficult to quantify. The Company's inability to meet a client's expectations in any engagement, especially in performing mission and time critical projects such as Year 2000 compliance services, could have a material adverse effect on the client and, therefore, could give rise to claims against the Company or damage the Company's reputation, which could in turn materially adversely affect the Company's business, operating results and financial condition. In addition, most of the Company's contracts are terminable by its clients with little or no notice to the Company and without penalty. The cancellation or a significant change in the scope of engagements could materially adversely affect the Company's business, operating results and financial condition.

     The Company faces increased pressure to undertake engagements on a fixed-fee basis, instead of on a time and materials basis. The failure of the Company to complete a fixed-fee engagement within budget could expose the Company to risks associated with cost overruns, which could materially adversely affect the Company's business, operating results and financial condition. These risks may be heightened if the Company acts as a subcontractor on a fixed-fee engagement because of its limited ability to control engagement variables and to negotiate directly with the client.

     Concentration of Revenues. Since its inception, the Company has derived a significant portion of its revenues from a relatively limited number of clients. For example, for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1998, the Company's 10 largest clients accounted for approximately 51%, 43%, 39% and 40% of its revenues, respectively. For the six months ended June 30, 1998, one of the Company's clients accounted for 12% of revenues. There can be no assurance that these clients will continue to hire the Company for additional engagements or do so at the same revenue levels. Clients engage the Company on an engagement-by-engagement basis, and a client can generally terminate a contract with little or no notice to the Company and without penalty. The loss of any such client, or a reduction in the scope of engagements undertaken for such a client, could materially adversely affect the Company's business, operating results and financial condition. In addition, there can be no assurance that the portion of the Company's revenues attributable to a relatively limited number of clients will not increase in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Clients and Representative Engagements."

     Reliance on Key Executives. The success of CCAi has been highly dependent upon certain key executives and senior managers, particularly the Company's founders, Nicholas A. Canitano, Kenneth L. Conley, Karen M. Conley and Annette
M. Canitano (collectively, the "Founders"). None of these individuals has entered into an employment agreement with CCAi, and there is no guarantee that any of these individuals will continue his or her employment with the Company. The loss of the services of any of these persons for any reason could materially adversely affect the Company's business, operating results and financial condition. See "Management."

     Government Regulation of Immigration. The Company recruits certain of its IT professionals from countries outside the United States to avail itself of the best available consulting talent and, therefore, must comply with the immigration laws in the countries in which it operates, particularly in the United States and Canada. There is a limit on the number of new H-1B permits that may be approved in any year. In years in which this limit is reached, the Company may be unable to obtain enough H-1B permits to meet its requirements. If the Company were unable to obtain H-1B permits for its employees in sufficient quantities or at a sufficient rate, the Company's business, operating results and financial condition could be materially adversely affected. Furthermore, Congress and administrative agencies with jurisdiction over immigration matters have periodically expressed concerns over the levels of legal and illegal immigration into the U.S. These concerns have often resulted in proposed legislation, rules and regulations aimed at reducing the number of work permits that may be issued. Any changes in such laws and regulations that make it more difficult to hire foreign nationals or that limit the ability of the Company to retain employees who are foreign nationals could require the Company to incur additional unexpected labor costs and other expenses and limit the Company's ability to implement its expansion strategy. Any such restrictions or limitations on the Company's ability to hire professionals from countries outside the United States could materially adversely affect the Company's business, operating results and financial condition. See "Business -- Human Resources."

     Significant Influence of Principal Shareholders. Upon consummation of the Offering, the executive officers and directors of the Company and their
affiliates will beneficially own approximately      % of the outstanding shares
of Common Stock, and the Founders will beneficially own approximately      % of
the outstanding shares of Common Stock. While there is no agreement among the executive officers and directors of the Company regarding the voting of their Common Stock, if voted together, they will effectively control the outcome of any matters requiring shareholder approval, including the election of the members of the Board of Directors. Such influence could materially adversely affect the market price of the Common Stock or delay or prevent a change in control of the Company. See "Principal and Selling Shareholders."

     Dependence on Intellectual Property Rights. CCAi's success is dependent upon certain methodologies and other proprietary intellectual property rights. Software developed by the Company for a client is typically assigned to the client. CCAi also independently develops certain foundation and application software products, or software "tools" that remain the property of the Company. CCAi relies upon a combination of nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect its proprietary rights and the proprietary rights of third parties from whom the Company licenses intellectual property. CCAi enters into confidentiality agreements with its employees and limits distribution of proprietary information. There can be no assurance that the steps taken by CCAi in this regard will be adequate to deter misappropriation of the Company's proprietary information, that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights or that such steps will prevent the Company's employees from using intellectual property belonging to others. Although CCAi believes its services do not infringe on the intellectual property rights of others and it has all rights necessary to utilize the intellectual property employed in its business, the Company is subject to the risk of claims alleging infringement of third-party intellectual property rights, including the rights of its clients. Any such claims could require CCAi to expend significant resources in litigation, pay damages, cease using infringing intellectual property, develop non-infringing intellectual property or acquire licenses to the intellectual property that is the subject of asserted infringement. See "Business -- Intellectual Property Rights."

     Year 2000 Compliance. Many existing computer systems and applications, and other control devices, use only two digits to identify a year in the date code field, and were not designed to account for the upcoming change in the century. As a result, such systems and applications could fail or create erroneous results unless corrected so that they can process dates in the Year 2000 and beyond. The Company and its clients rely on their systems, applications and devices in operating and monitoring all major aspects of their businesses, including financial systems (such as general ledger, accounts payable and accounts receivable modules), customer services, infrastructure, embedded computer chips, networks and telecommunications equipment and end products. The Company and its clients also rely directly and indirectly, on external systems of business enterprises such as customers, suppliers, creditors, financial organizations, and of governmental entities, both domestic and international, for accurate exchange of data. Despite the Company's efforts to address the Year 2000 impact on its internal systems and the systems of its clients, the Company has not fully identified such impact or whether it can resolve such impact without disruption of its business or without incurring significant expense. Based on the information currently available, the Company believes that the costs associated with the Year 2000 issue, and the consequences of incomplete or untimely resolution of the Year 2000 issue, will not have a material adverse effect on its business, operating results and financial condition in any given year. However, there can be no assurance that the Company, or its clients, will not encounter unexpected costs or disruption in their businesses as a result of the Year 2000 issue. In addition, even if the internal system of the Company are not materially affected by the Year 2000 issue, the Company's business, operating results and financial condition could be materially adversely affected through disruption in the operation of the enterprises with which the Company interacts.

     No Prior Public Market; Possible Volatility of Stock Price. Prior to the Offering, there has been no public market for the Common Stock, and there is no assurance an active trading market will develop or be sustained after the Offering. The initial public offering price will be determined through negotiations among the Company and the representatives of the Underwriters and may not be indicative of the market price of the Common Stock after the Offering. The trading price of the Common Stock is likely to be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of technological innovations, new products or new contracts by the Company or its competitors, developments with respect to patents, copyrights or proprietary rights, conditions and trends in the IT consulting industry, changes in financial estimates by securities analysts, general market conditions and other factors. In addition, the public equity markets from time to time have experienced significant price and volume fluctuations that particularly have affected the stock prices of technology companies. These broad market fluctuations, as well as shortfalls in sales or earnings as compared with securities analysts' expectations, changes in such analysts' recommendations or projections and general economic and market conditions, may materially adversely affect the market price of the Common Stock. See "Underwriting."

     Certain Anti-Takeover Effects. Certain provisions of the Articles of Incorporation and Amended and Restated Code of Regulations (the "Code of Regulations"), as well as Ohio statutes, may be deemed to have certain anti-takeover effects. Such provisions, including those providing for the possible issuance of preferred stock, and the division of the Company's Board of Directors into two classes of directors, may make it more difficult for other persons, without the approval of the Company's Board of Directors, to make a tender offer or acquisitions of substantial amounts of the Common Stock or to launch other takeover attempts that a shareholder might consider to be in such shareholder's best interest. These provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. See "Description of Capital Stock -- Certain Articles of Incorporation and Code of Regulations Provisions and Ohio Law; Anti-Takeover Provisions."

     Shares Eligible for Future Sale; Registration Rights Agreements. Sales of significant amounts of Common Stock in the public market after the Offering or the perception that such sales will occur could materially adversely affect the market price of the Common Stock or the future ability of the Company to raise capital through an offering of its equity securities. Of the shares of Common Stock to be outstanding upon completion of the Offering, the shares offered hereby will be eligible for immediate sale in the public market without restriction unless such Shares are purchased by "affiliates" of the Company within the meaning of Rule 144 ("Rule 144") under the Securities Act of 1933, as amended (the "Securities Act").

     The remaining                shares of Common Stock held by existing
shareholders upon completion of the Offering will be "restricted securities" as that term is defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act. Directors, officers and certain
shareholders of the Company holding an aggregate of                shares of
Common Stock have agreed that they will not sell, directly or indirectly, any Common Stock without the prior consent of Donaldson, Lufkin & Jenrette Securities Corporation for a period of 180 days from the date of this Prospectus (the "Lock-up Agreements"). Subject to these Lock-up Agreements, additional shares of Common Stock will be available for sale in the public market (subject in the case of shares held by affiliates in compliance with certain volume
restrictions) as follows: (i)                shares will be available for
immediate sale in the public market on the date of this Prospectus; (ii)
               shares will be eligible for sale 90 days after the date of this
Prospectus; (iii)                shares will be eligible for sale upon the
expiration of the Lock-Up Agreements 180 days after the date of this Prospectus;
and (iv)                shares will be eligible for sale under Rule 144 upon the
expiration of the applicable one-year holding periods.

     Following the date of this Prospectus, the Company intends to register on one or more registration statements on Form S-8 approximately shares of Common Stock issuable under the 1997 Equity and Performance Plan and the Purchase Plan (collectively, the "Stock Plans"). Of the shares of Common Stock issuable under the Stock Plans, 320,200 shares are subject to outstanding options as of June 30, 1998, none of which will be exercisable at the time of the Offering. The Company also has reserved 195,266 shares of Common Stock for issuance upon exercise of the KLA Warrants and 64,734 shares of Common Stock for issuance upon exercise of the KLA Options.

     Upon completion of the Offering, the holders of                     shares
of Common Stock will be entitled to certain registration rights with respect to such shares. If such holders, by exercising their registration rights, cause a large number of shares of Common Stock to be registered and sold in the public market, such sales could have an adverse effect on the market price of the Common Stock. In addition, if the Company is required, pursuant to such registration rights, to include shares held by such persons in a registration statement, which the Company files to raise additional capital, the inclusion of such shares could adversely affect the Company's ability to raise needed capital. See "Certain Transactions," "Management -- Employee Benefit Plans," "Shares Eligible for Future Sale," and "Principal and Selling Shareholders."

     Significant Unallocated Net Proceeds. The principal purposes of the Offering are to obtain additional working capital, create a public market for the Common Stock, provide liquidity to the Company's shareholders, enhance the Company's ability to use its Common Stock as a means of recruiting, motivating and retaining key employees and facilitate the Company's future access to public equity markets. A substantial portion of the anticipated net proceeds of the Offering has not been designated for specific uses. CCAi expects to use the net proceeds from the Offering for: (i) redemption of all outstanding shares of Redeemable Preferred Stock for approximately $15.8 million; (ii) repayment in full of existing indebtedness of approximately $8.3 million; and (iii) general corporate purposes, including working capital. Although the Company has no plans, commitments or agreements with respect to any material acquisitions as of the date of this Prospectus, the Company may seek acquisitions of businesses or service offerings that are complementary to those of the Company, and a portion of the net proceeds may be used for such acquisitions. Accordingly, the Company will have significant flexibility in applying the net proceeds of the Offering. See "Use of Proceeds."

     Dilution. Investors participating in the Offering will incur immediate and
substantial dilution of net tangible book value per share of $          from the
assumed initial public offering price. To the extent outstanding options to purchase shares of Common Stock are exercised, there will be further dilution to investors participating in the Offering. There can be no assurance that the Company will not require additional funds to support its working capital requirements or for other purposes, in which case the Company may seek to raise such additional funds through public or private equity financing or from other sources. There can be no assurance that such additional financing will be available or that, if available, such financing will be obtained on terms favorable to the Company and would not result in additional dilution of the Company's shareholders. See "Dilution."

                                USE OF PROCEEDS

     The net proceeds to CCAi from the sale of the                shares offered
by the Company pursuant to the Offering are estimated to be approximately
$          million ($          million if the Underwriters' over-allotment
option is exercised in full), at an assumed offering price of $     per share
after deducting the estimated underwriting discounts and commissions and Offering expenses payable by the Company. The principal purposes of the Offering are to obtain additional working capital, create a public market for the Common Stock, provide liquidity to the Company's shareholders, enhance the Company's ability to use its Common Stock as a means of attracting, motivating and retaining key employees and facilitate the Company's future access to public equity markets. CCAi expects to use the net proceeds from the Offering: (i) to redeem all outstanding shares of Redeemable Preferred Stock for approximately $15.8 million; (ii) to repay in full existing indebtedness of approximately $8.3 million; and (iii) for general corporate purposes, including working capital. The Company may also use a portion of the net proceeds to fund acquisitions of complementary businesses or service offerings. Although the Company may periodically review potential acquisition opportunities, there are no current agreements with respect to any such transactions. Pending such uses, the Company intends to invest the net proceeds from the Offering in short-term, investment-grade, interest-bearing securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Shareholders. See "Principal and Selling Shareholders."

                                DIVIDEND POLICY

     The Company has never declared or paid any dividends. The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company currently intends to retain future earnings to fund the development and growth of its business. The payment of dividends in the future, if any, will be at the discretion of the Board of Directors.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1998 and as adjusted to give effect to (i) the conversion of all outstanding shares of Convertible Preferred Stock into 2,504,000 shares of Common Stock and 250,400 shares of Redeemable Preferred Stock immediately prior to the consummation of the Offering, (ii) the redemption of the 250,400 outstanding shares of Redeemable Preferred Stock to be effected immediately upon consummation of the Offering, (iii) the amendment to the Articles of Incorporation adopted by the Company's Board of Directors and shareholders increasing the number of authorized shares of preferred stock and Common Stock,
(iv) the sale of           shares offered hereby at an assumed initial public
offering price of $ per share, after deducting estimated underwriting discounts and commissions and Offering expenses payable by the Company and (v) the application of the estimated net proceeds of the Offering. See "Use of Proceeds." The information set forth below should be read in conjunction with the Financial Statements and related Notes thereto included elsewhere in this
Prospectus:

                                                                 AS OF JUNE 30, 1998
                                                              --------------------------
                                                                ACTUAL       AS ADJUSTED
                                                              (UNAUDITED)    (UNAUDITED)
                                                                    (IN THOUSANDS)
Line of credit..............................................   $  8,285        $
Redeemable securities.......................................     18,197
Shareholders' equity (deficit):
     Preferred stock(1)
     Common stock(1)(2).....................................          8
     Additional paid-in capital.............................        359
     Retained earnings (accumulated deficit)................    (12,338)
     Less: note receivable from shareholder.................       (359)
                                                               --------        -------
       Total shareholders' equity (deficit).................    (12,331)
                                                               --------        -------
          Total capitalization..............................   $  5,866        $
                                                               ========        =======

- ---------------

(1) In July 1998, the Company's shareholders granted approval to increase authorized shares of stock as follows:

Preferred Stock, voting, $0.01 par value....................       500,800
Preferred Stock, non-voting, no par value...................     5,000,000
Preferred Stock, voting, no par value.......................     5,000,000
Common Stock, no par value..................................    45,000,000

(2) Excludes (i) 64,734 shares of Common Stock subject to the KLA Options, (ii) 195,266 shares subject to the KLA Warrants, (iii) 320,200 shares of Common Stock subject to options outstanding under the 1997 Equity and Performance Plan; (iv) 1,022,850 additional shares of Common Stock reserved for issuance pursuant to the 1997 Equity and Performance Plan; and (v) additional shares of Common Stock anticipated to be reserved for issuance pursuant to the Purchase Plan. See "Management -- Employee Benefits Plans" and Notes 11 and 12 of Notes to Financial Statements.

                                    DILUTION

     As of June 30, 1998, the net tangible book value (deficit) of the Company
was $          or $          per share of Common Stock. Net tangible book value
per share is equal to the Company's total tangible assets less total liabilities, divided by the total number of shares of Common Stock outstanding.
After giving effect to the sale by the Company of the                shares of
Common Stock offered hereby at an assumed initial public offering price of
$     per share, and after deducting the underwriting discounts and commissions and estimated Offering expenses payable by the Company, the pro forma net tangible book value of the Company as of June 30, 1998 would have been
$          million, or $     per share of Common Stock. This represents an
immediate increase in net tangible book value of $     per share of Common Stock
to existing shareholders and an immediate dilution of $     per share to new
shareholders. The following table illustrates this dilution on a per share basis.

Assumed initial public offering price per share.............           $
                                                                       -----
  Net tangible deficit per share before the Offering........  $   ()
  Increase per share attributable to new investors..........
                                                              -----
Pro forma net tangible book value per share after the
  Offering..................................................
                                                                       -----
Dilution per share to new investors.........................           $
                                                                       =====

     The following table summarizes, on a pro forma basis as of June 30, 1998, the difference between the existing shareholders and new shareholders with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share by existing shareholders and by new shareholders:

                                              SHARES PURCHASED     TOTAL CONSIDERATION
                                             ------------------    --------------------    AVERAGE PRICE
                                              NUMBER    PERCENT     AMOUNT     PERCENT       PER SHARE
Existing shareholders......................                   %    $                 %       $
New shareholders...........................
                                             --------    -----     --------     -----
          Total............................              100.0%    $            100.0%
                                             ========    =====     ========     =====

     The foregoing tables and calculations assume no exercise of the Underwriters' over-allotment option and no exercise of outstanding options or warrants. As of June 30, 1998, there were 64,734 shares of Common Stock subject to the KLA Options; 195,266 shares of Common Stock subject to the KLA Warrants; 320,200 shares of Common Stock subject to options outstanding under the 1997 Equity and Performance Plan; 1,022,850 additional shares of Common Stock
reserved for issuance pursuant to such plan; and                additional
shares of Common Stock anticipated to be reserved for issuance pursuant to the Purchase Plan. See "Management -- Employee Benefit Plans," and "Shares Eligible for Future Sale."

                            SELECTED FINANCIAL DATA

     The following selected financial data is qualified by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and the Company's financial statements and Notes thereto included elsewhere in this Prospectus. The Statements of Income Data presented below for each of the years in the three year period ended December 31, 1997 and the Balance Sheet Data, for the years ended December 31, 1996 and 1997, have been derived from the Company's financial statements included elsewhere in this Prospectus, which have been audited by PricewaterhouseCoopers LLP, whose report with respect thereto is included elsewhere in this Prospectus. The Balance Sheet Data as of December 31, 1995 and 1994 has been derived from audited financial statements not included herein. The Balance Sheet Data as of December 31, 1993 and June 30, 1998 and the Statements of Income Data for the ten months ended December 31, 1993, for the year ended December 31, 1994 and for each of the six months ended June 30, 1997 and 1998 have been derived from the unaudited financial statements of the Company. In the opinion of management, the unaudited financial statements include all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of its financial position and operating results for such periods. The selected financial data for the six months ended June 30, 1998 are not necessarily indicative of the results to be expected for the year ending December 31, 1998 or any other future period. See the financial statements and the related Notes thereto included elsewhere in the Prospectus.

                             TEN MONTHS
                                ENDED                               YEARS ENDED DECEMBER 31,
                           DECEMBER 31,(1)                  ----------------------------------------
                                1993                           1994                         1995
                             (UNAUDITED)                    (UNAUDITED)
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF INCOME DATA:
  Revenues................     $4,559                       $     6,149                  $    11,107
  Cost of revenues........      2,968                             3,977                        6,985
                               ------                       -----------                  -----------
  Gross profit............      1,591                             2,172                        4,122
  Selling, general and
    administrative
    expenses..............      1,428                             2,066                        3,038
  Incentive
    compensation..........        258                               216                          678
  Acquisition
    compensation..........         --                                --                           --
  Depreciation and
    amortization..........         39                                22                           26
                               ------                       -----------                  -----------
  (Loss) income from
    operations............       (134)                             (132)                         380
  Interest income.........          1                                 0                            3
  Interest expense........        (27)                              (40)                         (38)
                               ------                       -----------                  -----------
  (Loss) income before
    provision for income
    taxes.................       (160)                             (172)                         345
  (Benefit from) provision
    for income taxes......        (69)                              (80)                         180
                               ------                       -----------                  -----------
  Net (loss) income.......     $  (91)                      $       (92)                 $       165
                               ======                       ===========                  ===========
  Accretion to redemption
    value of redeemable
    securities............         --                                --                           --
                               ------                       -----------                  -----------
  Net (loss) income
    available to common
    shareholders..........     $  (91)                      $       (92)                 $       165
                               ======                       ===========                  ===========
  Net (loss) income per
    share:
    Basic.................     $                            $                            $
    Diluted...............     $                            $                            $
  Weighted average shares
    outstanding:
    Basic.................
    Diluted...............

                                                                                                  SIX MONTHS ENDED
                                    YEARS ENDED DECEMBER 31,                                          JUNE 30,
                            ----------------------------------------                  ----------------------------------------
                                                            1997                         1997                         1998
                               1996                                                   (UNAUDITED)                  (UNAUDITED)
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF INCOME DATA:
  Revenues................  $    17,994                  $    32,218                  $    14,334                  $    22,024
  Cost of revenues........       10,978                       19,222                        8,190                       13,327
                            -----------                  -----------                  -----------                  -----------
  Gross profit............        7,016                       12,996                        6,144                        8,697
  Selling, general and
    administrative
    expenses..............        4,204                        6,555                        2,980                        4,357
  Incentive
    compensation..........        1,647                        2,700                        1,259                        1,591
  Acquisition
    compensation..........           --                           --                           --                          362
  Depreciation and
    amortization..........           31                           35                           17                          175
                            -----------                  -----------                  -----------                  -----------
  (Loss) income from
    operations............        1,134                        3,706                        1,888                        2,212
  Interest income.........            6                           20                            8                           15
  Interest expense........          (88)                        (107)                         (56)                        (132)
                            -----------                  -----------                  -----------                  -----------
  (Loss) income before
    provision for income
    taxes.................        1,052                        3,619                        1,840                        2,095
  (Benefit from) provision
    for income taxes......          461                        1,495                          760                          905
                            -----------                  -----------                  -----------                  -----------
  Net (loss) income.......  $       591                  $     2,124                  $     1,080                  $     1,190
                            ===========                  ===========                  ===========                  ===========
  Accretion to redemption
    value of redeemable
    securities............           --                          (93)                          --                         (227)
                            -----------                  -----------                  -----------                  -----------
  Net (loss) income
    available to common
    shareholders..........  $       591                  $     2,031                  $     1,080                  $       963
                            ===========                  ===========                  ===========                  ===========
  Net (loss) income per
    share:
    Basic.................  $                            $                            $                            $
    Diluted...............  $                            $                            $                            $
  Weighted average shares
    outstanding:
    Basic.................
    Diluted...............

- ---------------

(1) Reflects a change in the Company's fiscal year to the calendar year effective as of December 31, 1993.

                                                       AS OF DECEMBER 31,                            AS OF
                                   ----------------------------------------------------------       JUNE 30,
                                      1993           1994         1995      1996       1997           1998
                                   (UNAUDITED)                                                    (UNAUDITED)
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents......    $   66         $  109       $  100    $  362    $  2,174       $  2,009
  Working capital (deficit)......        11           (142)        (170)      429       2,119         (3,157)
  Total assets...................     1,175          1,164        2,054     3,697       7,712         21,002
  Line of credit.................        --             --           --        --         698          8,285
  Redeemable securities..........        --             --           --        --      15,970         18,197
  Total shareholders' equity
    (deficit)....................        59            (33)         (25)      723     (13,294)       (12,331)

               UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS DATA

     The following Unaudited Pro Forma Statements of Operations Data gives pro forma effect to the acquisition of KLA by CCAi on April 8, 1998. The Unaudited Pro Forma Statements of Operations Data for the year ended December 31, 1997 and for the six months ended June 30, 1998 combine the historical statements of income of CCAi and the historical statements of operations of KLA as if the acquisition had been completed on January 1, 1997. The Unaudited Pro Forma Statement of Operations Data for the six months ended June 30, 1998 reflects the last full quarter of KLA operations prior to being acquired by CCAi on April 8, 1998. This pro forma data should be read in conjunction with the respective historical financial statements (including Notes thereto) of CCAi and KLA, Management's Discussion and Analysis of Financial Condition and Results of Operations, the Notes to Unaudited Pro Forma Statements of Operations Data presented below and other financial information of CCAi and KLA appearing elsewhere herein.

     The pro forma adjustments reflecting the consummation of the KLA acquisition are based on the purchase method of accounting, available financial information and certain estimates and assumptions set forth in the Notes to the Unaudited Pro Forma Statements of Operations Data. The Unaudited Pro Forma Statements of Operations Data reflects CCAi's best estimates; however, the actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to various factors, including, without limitation, access to additional information and changes in value. The pro forma adjustments do not reflect any operating efficiencies or cost savings that may be achievable with respect to the combined business of CCAi and KLA.

     The following data is not necessarily indicative of the future financial position or operating results of the combined businesses or the financial position or operating results of the combined businesses had the acquisition occurred at the beginning of 1997.

                                                                                         SIX MONTHS ENDED JUNE 30, 1998
                                                                             ------------------------------------------------------
                                                                                               KLA
                                                                                              THREE
                                                                                              MONTHS
                                  YEAR ENDED DECEMBER 31, 1997                                ENDED
                       ---------------------------------------------------                  MARCH 31,
                                                  PRO FORMA     PRO FORMA       CCAI           1998        PRO FORMA     PRO FORMA
                          CCAI         KLA       ADJUSTMENTS    COMBINED     HISTORICAL     HISTORICAL    ADJUSTMENTS    COMBINED
                       HISTORICAL   HISTORICAL   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)    (UNAUDITED)   (UNAUDITED)
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues.............   $32,218       $8,726       $  (272)(1)   $40,672      $ 22,024        $2,570         $(157)(1)   $  24,437
Cost of revenues.....    19,222        6,589          (272)(1)    25,539        13,327         1,542          (157)(1)      14,712
                        -------       ------       -------       -------      --------        ------         -----       ---------
Gross profit.........    12,996        2,137            --        15,133         8,697         1,028            --           9,725
Selling, general and
  administrative
  expenses...........     6,555        2,238          (818)(2)     7,975         4,357           925          (250)(2)       5,032
Incentive
  compensation.......     2,700           --            --         2,700         1,591            --            --           1,591
Acquisition
  compensation.......        --           --         1,825(3,4)     1,825          362            --           263(3,4)        625
Depreciation and
  amortization.......        35           74           373(5)        482           175            19            93(5)          287
                        -------       ------       -------       -------      --------        ------         -----       ---------
Income (loss) from
  operations.........     3,706         (175)       (1,380)        2,151         2,212            84          (106)          2,190
Transaction costs....        --           --            --            --            --           302          (302)(6)          --
Net interest
  expense............        88           28           469(7)        585           117             4           120(7)          241
                        -------       ------       -------       -------      --------        ------         -----       ---------

                                                                                        SIX MONTHS ENDED JUNE 30, 1998
                                                                             -----------------------------------------------------
                                                                                               KLA
                                                                                              THREE
                                                                                             MONTHS
                                  YEAR ENDED DECEMBER 31, 1997                                ENDED
                       ---------------------------------------------------                  MARCH 31,
                                                  PRO FORMA     PRO FORMA       CCAI          1998        PRO FORMA     PRO FORMA
                          CCAI         KLA       ADJUSTMENTS    COMBINED     HISTORICAL    HISTORICAL    ADJUSTMENTS    COMBINED
                       HISTORICAL   HISTORICAL   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Income (loss) before
  provision for
  (benefit from)
  income taxes.......     3,619         (204)       (1,849)        1,566         2,095         (222)           76           1,949
Provision for
  (benefit from)
  income taxes.......     1,495          (64)         (630)(8)       801           905          (83)           61(8)          883
                        -------       ------       -------       -------      --------       ------         -----       ---------
Net income (loss)....   $ 2,124       $ (140)      $(1,219)      $   765      $  1,190       $ (139)        $  15       $   1,066
                        =======       ======       =======       =======      ========       ======         =====       =========
Accretion to
  redemption value of
  redeemable
  securities.........       (93)          --            --           (92)         (227)          --            --            (227)
                        -------       ------       -------       -------      --------       ------         -----       ---------
Net income (loss)
  available to common
  shareholders.......   $ 2,031       $ (140)      $(1,219)      $   673      $    963       $ (139)        $  15       $     839
                        =======       ======       =======       =======      ========       ======         =====       =========
Net income per share:
  Basic..............                                            $                                                      $
  Diluted............                                            $                                                      $
Weighted average
  shares outstanding:
  Basic..............                                            $                                                      $
  Diluted............                                            $                                                      $

- ---------------

NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS DATA:

(1) Reflects eliminating entries for purposes of combining CCAi and KLA.

(2) Reflects the elimination of KLA expenses, which consist of the salary related to an officer of KLA who was not retained by CCAi and certain nonrecurring travel expenses incurred by KLA officers and employees, that will no longer be incurred as a result of the KLA acquisition.

(3) Reflects pro forma adjustment to acquisition compensation in the amount of $0.3 million and $0.1 million for the year ended December 31, 1997 and for the six months ended June 30, 1998, respectively, for the amortization of $0.5 million of compensation expense resulting from the issuance of the KLA Options. The expense associated with the KLA Options is amortized on a straight-line basis over the 24 month vesting period for such options. In connection with the Offering, the KLA Options will fully vest and the unamortized balance will be included in acquisition compensation. See Note 12 of Notes to Financial Statements.

(4) Reflects pro forma adjustment to acquisition compensation in the amount of $1.6 million and $0.1 million for the year ended December 31, 1997 and for the six months ended June 30, 1998, respectively, for bonus retention pool payments to an escrow account for KLA employees retained by CCAi. See Note 12 of Notes to Financial Statements.

(5) Reflects the pro forma increase in amortization expenses associated with the amortization of goodwill of $7.5 million resulting from the KLA acquisition, on a straight-line basis over 20 years.

(6) Reflects transaction costs, which consist of professional services expenses, incurred by KLA resulting from the KLA acquisition. Transaction costs incurred by CCAi are included in goodwill. Amortization of goodwill is included in depreciation and amortization.

(7) Reflects the pro forma increase in interest expense associated with the borrowings by CCAi in connection with the KLA acquisition. The borrowings are assumed to have an interest rate of 8.5%.

(8) Reflects pro forma adjustments to provision for (benefit from) income taxes assuming an effective income tax rate of 51.1% and 45.3% for the year ended December 31, 1997 and for the six months ended June 30, 1998, respectively. The difference between the effective income tax rate from the federal statutory rate is primarily due to nondeductible goodwill amortization and, to a lesser extent, state taxes.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following section of this Prospectus contains certain forward-looking statements that involve substantial risks and uncertainties. When used in this section, the words "anticipate," "believe," "estimate," and "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from the results, performance or achievements expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

     CCAi is a leading provider of rapid implementations of ERP applications. CCAi also offers its clients a comprehensive range of related services, including post-implementation and platform independent services, such as network and Windows NT support, custom application development, mainframe and legacy application support, Year 2000 compliance and remote support. The Company's services are primarily targeted at middle market organizations, or divisions of larger organizations, with annual revenues between $200 million and $2.5 billion. The Company's rapid ERP implementation services enable its clients to reduce the length and risks of implementations, lower overall costs and achieve early realization of ERP-related benefits. The Company provides its services to clients across a broad spectrum of industries, including aerospace, automotive, chemical process, communications, consumer products, energy, financial and professional services, health care, industrial, publishing, retail and technology.

     From its inception through 1989, CCAi was engaged in the implementation of mainframe and minicomputer software applications, as well as the development of custom applications and software products for mainframe and minicomputer systems. In 1989, the Company participated in one of the first mainframe SAP implementations in the U.S. and thereafter continued to provide its clients with mainframe ERP implementations and related services for SAP applications throughout the early 1990s. With the advent of client/server architecture and the availability of affordable personal computers, the Company began to develop custom applications for client/server environments and subsequently began to participate in SAP client/server ERP implementations undertaken by larger IT service providers at Fortune 500 companies.

     Since 1994, when the Company became an SAP National Implementation Partner, CCAi has differentiated itself by developing expertise as a provider of rapid ERP implementation services and developing its own rapid implementation methodology. The Company was involved in the development of SAP's ASAP methodology, which has become an industry standard for rapid SAP implementations. In 1997, CCAi became one of SAP's first ASAP Partners and has since become one of the first organizations to certify 100 consultants in the ASAP methodology. Also during 1997, the Company expanded its ERP implementation capabilities by becoming an Oracle Alliance Member and has since developed its own proprietary rapid implementation methodology, known as FIRM, for Oracle ERP applications. Since 1997, the Company has increasingly undertaken the management of engagements for middle market clients. With the continuing growth in demand for ERP solutions among middle market organizations, the Company has focused on providing rapid ERP implementations and related services for such organizations. In 1998, the Company was one of the first organizations named by Compaq as a regional configuration support center to provide rapid implementation and related services in connection with R/3PAQ, a preconfigured ERP solution jointly developed by Compaq and SAP.

     In April 1998, the Company purchased all of the capital stock of KLA. The Company paid $3.9 million in cash, issued the KLA Warrants and agreed to make additional cash payments of (i) $3.4 million, subject to certain revenue targets and contribution margins during the two-year period following the acquisition and (ii) $1.1 million in three equal annual installments beginning April 1999. In addition, the Company agreed to grant the KLA Options and to pay $3.5 million in retention bonuses at certain intervals to an escrow account which benefits former KLA employees who remain employees of the Company at such intervals. Goodwill from the KLA acquisition is being amortized on a straight-line basis over 20 years. In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, the Company will continually evaluate whether later events and circumstances have occurred that indicate the acquired goodwill may warrant revision. See Note 12 of Notes to Financial Statements.

     The Company generates revenues by providing professional services for ERP implementations and platform independent services. Revenues are recognized as services are performed. The Company's ERP implementation services are typically billed at a higher rate than its other services. The Company undertakes engagements in a variety of roles, including: (i) as the lead consulting firm on its own engagements; (ii) as a lead consulting firm on a part of larger engagements undertaken by multinational IT consulting firms or other large service providers or (iii) as an integral member of a joint engagement team on such engagements. The Company provides services to its clients predominantly on a time and materials basis pursuant to written contracts, which can be terminated with little or no notice, typically not more than 30 days, and without penalty. The Company typically bills on a bi-weekly basis to monitor client satisfaction and manage its outstanding accounts receivable balances. Substantially all of the Company's revenues are derived from clients located in the U.S. and Canada. Revenues generated in connection with SAP implementations and related services for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1998 accounted for approximately 55%, 69%, 75% and 77%, of revenues, respectively. Revenues derived from services provided to the Company's 10 largest clients for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1998, were approximately 51%, 43%, 39% and 40% of revenues, respectively. During each of the years ended December 31, 1995, 1996 and 1997, none of the Company's clients individually accounted for 10% or more of the Company's revenues. For the six months ended June 30, 1998, one of the Company's clients accounted for 12% of revenues. See "Risk Factors -- Dependence on SAP and Other Relationships" and "-- Concentration of Revenues."

     Gross profit is derived from revenues less the cost of revenues, which includes salaries, bonuses and benefits paid to consultants. The Company's financial performance is primarily based upon billing margin (billable hourly rate less the consultant's hourly cost) and personnel utilization rates (billable hours divided by paid hours). Generally, clients are billed for expenses incurred by the Company on the clients' behalf. To date, the Company has been able to maintain its billing margins by offsetting increases in salaries with increases in its hourly rates. Because most of the Company's engagements are billed on a time and materials basis, increases in its cost of revenues are generally passed along to the Company's clients. In addition, the Company closely monitors and attempts to control expenses that are not passed through to its clients.

     The Company continuously monitors its engagements in order to effectively manage billing and utilization rates. Actual billing rates are established on an engagement-by-engagement basis. Over the last three years, the Company's average hourly billing rate has steadily increased. The growth in average hourly billing rates reflects both an increase in billing rates and a shift towards a higher percentage of billable hours related to ERP implementations, which command higher billing rates. The Company assigns consultants to engagements according to the size, duration, status and degree of complexity of each engagement.

     Selling, general and administrative expenses consists of salaries, benefits, training and travel expenses and other promotional costs. These expenses are associated with the Company's development of new business and with the Company's management, finance, marketing and administrative activities.

     Incentive compensation consists of amounts paid for non-consultant discretionary bonuses, sales commissions and company-wide profit sharing to employees who provide exceptional service to clients or the Company. Incentive compensation expenses have a large variable component relating to revenue and profit and, therefore vary based upon the Company's ability to achieve its operating objectives.

     Acquisition compensation consists of bonus retention pool payments to be made by the Company in connection with the KLA acquisition. In addition, amortization of the $0.5 million of compensation attributed to the KLA Options is included in acquisition compensation and is being amortized over the 24 month vesting period of the options. As a result of the Offering, the KLA Options will fully vest and, accordingly, the unamortized balance of the compensation will be charged to acquisition compensation in the quarter in which the Offering is consummated.

     The Company's income tax rates vary from the federal statutory rate of 34% predominately due to state and local taxes and nondeductible meal expenses. The decrease in the Company's effective tax rate for the year ended

December 31, 1996 relative to the year ended December 31, 1995 was predominantly due to nondeductible goodwill amortization and meal expenses becoming a smaller percentage of taxable income. The effective income tax rate for the six months ended June 30, 1998 reflects nondeductible goodwill amortization.

RESULTS OF OPERATIONS

     The following table sets forth the Statements of Income Data of the Company, expressed as a percentage of revenues for the periods indicated:

                                                                                     SIX MONTHS
                                                      YEARS ENDED DECEMBER 31,     ENDED JUNE 30,
                                                     --------------------------    --------------
                                                      1995      1996      1997     1997     1998
STATEMENTS OF INCOME DATA:
  Revenues.........................................  100.0%    100.0%    100.0%    100.0%   100.0%
  Cost of revenues.................................   62.9      61.0      59.7      57.1     60.5
                                                     -----     -----     -----     -----    -----
       Gross profit................................   37.1      39.0      40.3      42.9     39.5
  Selling, general and administrative expenses.....   27.4      23.4      20.3      20.8     19.8
  Incentive compensation...........................    6.1       9.2       8.4       8.8      7.2
  Acquisition compensation.........................     --        --        --        --      1.6
  Depreciation and amortization....................    0.2       0.1       0.1       0.1      0.8
                                                     -----     -----     -----     -----    -----
       Income from operations......................    3.4       6.3      11.5      13.2     10.1
  Interest income..................................    0.0       0.0       0.1       0.0      0.0
  Interest expense.................................   (0.3)     (0.5)     (0.4)     (0.4)    (0.6)
                                                     -----     -----     -----     -----    -----
       Income before provision for income taxes....    3.1       5.8      11.2      12.8      9.5
  Provision for income taxes.......................    1.6       2.6       4.6       5.3      4.1
                                                     -----     -----     -----     -----    -----
       Net income..................................    1.5%      3.2%      6.6%      7.5%     5.4%
                                                     =====     =====     =====     =====    =====

COMPARISON OF SIX MONTHS ENDED JUNE 30, 1998 AND 1997

     Revenues. Revenues increased 53.6% to $22.0 million for the six months ended June 30, 1998 from $14.3 million for the six months ended June 30, 1997. This increase was predominantly due to the increase in ERP implementation services provided to clients and an increase in the average billing rate. The increase in services was made possible through the increase in the number of consultants to 245 at June 30, 1998 from 167 at June 30, 1997.

     Gross Profit. Gross profit increased 41.6% to $8.7 million for the six months ended June 30, 1998 from $6.1 million for the six months ended June 30, 1997. Gross margin decreased to 39.5% for the six months ended June 30, 1998 from 42.9% for the six months ended June 30, 1997. The dollar increase was the result of increased revenues, partially offset by increased cost of revenues. The decrease in gross margin was primarily due to lower consultant utilization in the six months ended June 30, 1998 resulting from the time devoted to the KLA acquisition.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 46.2% to $4.4 million for the six months ended June 30, 1998 from $3.0 million for the six months ended June 30, 1997. As a percentage of revenues, such expenses decreased to 19.8% for the six months ended June 30, 1998 from 20.8% for the six months ended June 30, 1997. The dollar increase was predominantly due to the increased salaries, benefits and training and travel expenses needed to support the increase in revenues. The decrease in selling, general and administrative expenses as a percentage of revenues was primarily due to an increase in revenues.

     Incentive Compensation. Incentive compensation increased 26.3% to $1.6 million for the six months ended June 30, 1998 from $1.3 million for the six months ended June 30, 1997. As a percentage of revenues, such expenses decreased to 7.2% for the six months ended June 30, 1998 from 8.8% for the six months ended June 30, 1997. The dollar increase in incentive compensation was due to the increase in revenues. The decrease in incentive compensation as a percent of revenues was primarily related to reduced incentive compensation payable to the Founders since October 1997.

     Acquisition Compensation. Acquisition compensation in the six months ended June 30, 1998 includes $0.3 million related to the KLA retention pool and $63,500 for compensation amortization related to the KLA Options. The KLA acquisition was completed in April 1998.

     Depreciation and Amortization. Depreciation and amortization increased to $0.2 million for the six months ended June 30, 1998 from $16,400 for the six months ended June 30, 1997. The increase was primarily due to $93,200 of goodwill amortization related to the KLA acquisition. The remaining increase was the result of depreciation associated with furniture, equipment and leasehold improvements acquired in conjunction with the Company's relocation to new corporate facilities in January 1998.

COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND 1996

     Revenues. Revenues increased 79.1% to $32.2 million for the year ended December 31, 1997 from $18.0 million for the year ended December 31, 1996. This increase was predominantly due to the increase in ERP implementation services provided to clients and an increase in the average billing rate. The increase in services was made possible through the increase of consultants to 191 at December 31, 1997 from 122 at December 31, 1996.

     Gross Profit. Gross profit increased 85.3% to $13.0 million for the year ended December 31, 1997 from $7.0 million for the year ended December 31, 1996. Gross margin increased to 40.3% for the year ended December 31, 1997 from 39.0% for the year ended December 31, 1996. Both the dollar and percentage increases were the result of increased revenues, partially offset by increased cost of revenues.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 55.9% to $6.6 million for the year ended December 31, 1997 from $4.2 million for the year ended December 31, 1996. As a percentage of revenues, such expenses decreased to 20.3% for the year ended December 31, 1997 from 23.4% for the year ended December 31, 1996. The dollar increase was predominantly due to the increased salaries, benefits and training and travel expenses needed to support the increase in revenues. The decrease in selling, general and administrative expenses as a percentage of revenues was primarily due to an increase in revenues.

     Incentive Compensation. Incentive compensation increased 63.9% to $2.7 million for the year ended December 31, 1997 from $1.6 million for the year ended December 31, 1996. As a percentage of revenues, such expenses decreased to 8.4% for the year ended December 31, 1997 from 9.2% for the year ended December 31, 1996. The dollar increase in incentive compensation was due to the increase in revenues. The decrease in incentive compensation as a percentage of revenues was primarily due to the increase in revenues and to a lesser extent the reduced compensation payable to the Founders.

COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND 1995

     Revenues. Revenues increased 62.0% to $18.0 million for the year ended December 31, 1996 from $11.1 million for the year ended December 31, 1995. This increase was predominantly due to the increase in ERP implementation services provided to clients and an increase in the average billing rate. The increase in services was made possible through the increase of consultants to 122 at December 31, 1996 from 100 at December 31, 1995.

     Gross Profit. Gross profit increased 70.2% to $7.0 million in the year ended December 31, 1996 from $4.1 million for the year ended December 31, 1995. Gross margin increased to 39.0% for the year ended December 31, 1996 from 37.1% for the year ended December 31, 1995. Both the dollar and percentage increases were the result of increased revenues, partially offset by increased cost of revenues.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 38.4% to $4.2 million for the year ended December 31, 1996 from $3.0 million for the year ended December 31, 1995. As a percentage of revenues, such expenses decreased to 23.4% for the year ended December 31, 1996 from 27.4% for the year ended December 31, 1995. The dollar increase was predominantly due to increased salaries, benefits and training and travel expenses needed to support the increase in revenues. The decrease in selling, general and administrative expenses as a percentage of revenues was primarily due to an increase in revenues.

     Incentive Compensation. Incentive compensation increased 142.9% to $1.6 million for the year ended December 31, 1996 from $0.7 million for the year ended December 31, 1995. As a percentage of revenues, such expenses increased to 9.2% for the year ended December 31, 1996 from 6.1% for the year ended December 31, 1995. Both the dollar and percentage increases were the result of increased revenues.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain unaudited quarterly operating results for each of the quarters for the years ended December 31, 1996 and 1997 and for the six months ended June 30, 1998. In management's opinion, this unaudited information has been prepared on the same basis as the audited financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented when read in conjunction with the financial statements and Notes thereto included elsewhere in this Prospectus. The Company believes that quarter-to-quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

                                                           QUARTERS ENDED
                       ---------------------------------------------------------------------------------------
                       MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                         1996       1996       1996        1996       1997       1997       1997        1997
                                                           (IN THOUSANDS)
                                                             (UNAUDITED)
Revenues.............   $3,926     $3,943     $4,822      $5,302     $6,535     $7,799     $8,871      $9,013
Cost of revenues.....    2,255      2,550      2,826       3,347      3,548      4,643      5,181       5,850
                        ------     ------     ------      ------     ------     ------     ------      ------
Gross profit.........    1,671      1,393      1,996       1,955      2,987      3,156      3,690       3,163
Selling, general and
  administrative
  expenses...........      838        936      1,194       1,236      1,380      1,600      1,949       1,626
Incentive
  compensation.......      433        286        337         591        601        658        932         509
Acquisition
  compensation.......       --         --         --          --         --         --         --          --
Depreciation and
  amortization.......        7          7          7           9          8          8          9          10
                        ------     ------     ------      ------     ------     ------     ------      ------
Income from
  operations.........      393        164        458         119        998        890        800       1,018
Interest income......        1          1          2           2          4          4          5           7
Interest expense.....      (18)       (26)       (23)        (21)       (35)       (21)       (31)        (20)
                        ------     ------     ------      ------     ------     ------     ------      ------
Income before
  provisions for
  income taxes.......      376        139        437         100        967        873        774       1,005
                        ------     ------     ------      ------     ------     ------     ------      ------
Provision for income
  taxes..............      165         61        192          43        399        361        320         415
                        ------     ------     ------      ------     ------     ------     ------      ------
Net income...........   $  211     $   78     $  245      $   57     $  568     $  512     $  454      $  590
                        ======     ======     ======      ======     ======     ======     ======      ======

                         QUARTERS ENDED
                       -------------------
                       MAR. 31,   JUNE 30,
                         1998       1998
                         (IN THOUSANDS)
                           (UNAUDITED)
Revenues.............   $9,902    $12,122
Cost of revenues.....    5,762      7,565
                        ------    -------
Gross profit.........    4,140      4,557
Selling, general and
  administrative
  expenses...........    2,017      2,340
Incentive
  compensation.......      984        607
Acquisition
  compensation.......       --        362
Depreciation and
  amortization.......       24        151
                        ------    -------
Income from
  operations.........    1,115      1,097
Interest income......        7          8
Interest expense.....      (12)      (120)
                        ------    -------
Income before
  provisions for
  income taxes.......    1,110        985
                        ------    -------
Provision for income
  taxes..............      471        434
                        ------    -------
Net income...........   $  639    $   551
                        ======    =======

     The following table sets forth certain unaudited quarterly operating results as a percentage of revenues, as applicable, for each of the quarters for the years ended December 31, 1996 and 1997 and for the six months ended June 30, 1998:

                                                           QUARTERS ENDED
                       ---------------------------------------------------------------------------------------
                       MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                         1996       1996       1996        1996       1997       1997       1997        1997
                                                             (UNAUDITED)
Revenues.............   100.0%     100.0%      100.0%     100.0%     100.0%     100.0%      100.0%     100.0%
Cost of revenues.....    57.4       64.7        58.6       63.1       54.3       59.5        58.4       64.9
                        -----      -----       -----      -----      -----      -----       -----      -----
Gross profit.........    42.6       35.3        41.4       36.9       45.7       40.5        41.6       35.1
Selling, general and
  administrative
  expenses...........    21.4       23.7        24.8       23.3       21.1       20.5        22.0       18.0
Incentive
  compensation.......    11.0        7.3         7.0       11.1        9.2        8.4        10.5        5.7
Acquisition
  compensation.......      --         --          --         --         --         --          --         --
Depreciation and
  amortization.......     0.2        0.1         0.1        0.2        0.1        0.2         0.1        0.1
                        -----      -----       -----      -----      -----      -----       -----      -----
Income from
  operations.........    10.0        4.2         9.5        2.3       15.3       11.4         9.0       11.3
Interest income......     0.0        0.0         0.0        0.0        0.0        0.1         0.1        0.1
Interest expense.....    (0.4)      (0.7)       (0.4)      (0.4)      (0.5)      (0.3)       (0.3)      (0.3)
                        -----      -----       -----      -----      -----      -----       -----      -----
Income before
  provisions for
  income taxes.......     9.6        3.5         9.1        1.9       14.8       11.2         8.8       11.1
Provision for income
  taxes..............     4.2        1.5         4.0        0.8        6.1        4.6         3.7        4.6
                        -----      -----       -----      -----      -----      -----       -----      -----
Net income...........     5.4%       2.0%        5.1%       1.1%       8.7%       6.6%        5.1%       6.5%
                        =====      =====       =====      =====      =====      =====       =====      =====

                         QUARTERS ENDED
                       -------------------
                       MAR. 31,   JUNE 30,
                         1998       1998
                           (UNAUDITED)
Revenues.............   100.0%     100.0%
Cost of revenues.....    58.2       62.4
                        -----      -----
Gross profit.........    41.8       37.6
Selling, general and
  administrative
  expenses...........    20.4       19.3
Incentive
  compensation.......     9.9        5.0
Acquisition
  compensation.......      --        3.0
Depreciation and
  amortization.......     0.2        1.3
                        -----      -----
Income from
  operations.........    11.3        9.0
Interest income......     0.0        0.1
Interest expense.....    (0.1)      (1.0)
                        -----      -----
Income before
  provisions for
  income taxes.......    11.2        8.1
Provision for income
  taxes..............     4.8        3.6
                        -----      -----
Net income...........     6.4%       4.5%
                        =====      =====

     The Company's quarter-to-quarter increase in revenues was primarily due to increased business activity. This increase was predominantly due to the increase in ERP implementation services provided to clients and an increase in the average billing rate. Cost of revenues increased due to the growing number of consultants needed to support the growing demand for the Company's services.

     Variable utilization rates and average billing rates cause quarterly fluctuations in cost of revenues as a percent of revenues. For the quarters ended June 30, 1996, December 31, 1996, June 30, 1997, December 31, 1997 and June 30, 1998, gross margins were adversely affected by lower utilization rates. Lower utilization rates during the second and fourth quarters are primarily due to a lower number of billable days resulting from training schedules and the number of vacations and holidays in those quarters. Utilization rates may continue to cause gross margins to vary in the future based on factors such as training schedules, vacations, sick days, holiday schedules, recruiting requirements, start-up of new engagements and administrative requirements of the Company's employees.

     Selling, general and administrative expenses have increased in absolute dollars over the quarters presented due to increased salaries, benefits, training and travel expenses and other promotional costs. Selling, general and administrative expenses have varied from quarter-to-quarter as a percent of revenues primarily due to the timing of training or promotional conferences attended by Company personnel.

     CCAi's revenues and operating results are subject to significant variation from quarter-to-quarter as a result of a number of factors, including employee hiring, consultant billing and utilization rates, the mix, size and timing of engagements commenced and completed during a quarter, the number of billable days in a quarter, the timing of office and service expansion, training schedules and the timing of expenditures. Because a high percentage of CCAi's expenses are relatively fixed, a variation in the number of engagements or the timing of the initiation or the completion of engagements, particularly at or near the end of any quarter, can cause significant variations in operating results from quarter-to-quarter and could result in losses to the Company. In addition, CCAi's engagements are generally terminable by the client without penalty.

     Unanticipated termination of an engagement, a client's decision not to proceed to the next phase of an engagement as anticipated by the Company, completion during a quarter of several client engagements without the deployment of consultants to new engagements or expansion of existing engagements could result in the Company's underutilization of employees and could, therefore, materially adversely affect the Company's business, operating results and financial condition. To the extent that increases in the number of consultants do not result in corresponding increases in revenues, the Company's business, operating results and financial condition could be materially adversely affected. Further, it is difficult for the Company to forecast the timing of revenues because engagement cycles depend on factors such as the size and scope of assignments and circumstances specific to particular clients. Because the Company derives revenues only when its consultants are billing on engagements, its business, operating results and financial condition are materially adversely affected due to vacations, training schedules, holidays, inclement weather or other similar events. For example, the Company has generated lower operating margins during the second and fourth quarters of the year due to a lower number of billable days resulting from training schedules and the number of vacations and holidays in those quarters. Given all of the foregoing, the Company believes that quarter-to-quarter comparisons of its operating results of preceding quarters are not necessarily meaningful, and that such results for one quarter should not be relied upon as an indication of future performance.

     Demand for IT consulting services is also significantly affected by the general level of economic activity. When economic activity slows, clients may delay or cancel plans that involve the hiring of IT consultants. The Company is unable to predict the level of economic activity at any particular time, and fluctuations in the general economy could materially adversely affect the Company's business, operating results and financial condition.

LIQUIDITY AND CAPITAL RESOURCES

     To date, the Company has funded its operations primarily through internally generated funds. Working capital needs have been periodically supplemented by borrowings under the Company's revolving credit facilities. Working capital (deficit) was $0.4 million, $2.1 million and ($3.2) million at December 31, 1996 and 1997 and June 30, 1998, respectively. Excluding the amount outstanding under the Company's revolving credit facility, working capital at June 30, 1998 was $5.1 million.

     Net cash provided by (used in) operating activities was $0.2 million, $2.1 million and ($1.6) million for the years ended December 31, 1996 and 1997 and for the six months ended June 30, 1998, respectively. The increase in cash provided by operating activities in 1997 compared to 1996 was primarily the result of the $1.5 million increase in net income and due to increases in accruals and other current liabilities, partially offset by an increase in accounts receivable. The decrease in net cash provided by operating activities for the six months ended June 30, 1998 was primarily the result of a decrease in accounts payable and an increase in accounts receivable.

     Net cash used in investing activities was $51,700, $0.4 million and $4.9 million for the years ended December 31, 1996 and 1997 and for the six months ended June 30, 1998, respectively. In April 1998, the Company completed the KLA acquisition with a net cash outlay of $3.9 million. See Note 12 of Notes to Financial Statements. During the year ended December 31, 1997 and the six months ended June 30, 1998, net cash used in investing activities reflected the Company's use of $0.4 million and $0.9 million, respectively, of funds for furniture, equipment and leasehold improvements in a new corporate facility.

     In April 1998, in order to finance the KLA acquisition, the Company refinanced its then existing revolving credit facility with a line of credit from Fleet National Bank ("Fleet Bank"). The Fleet Bank line of credit permits the Company to borrow up to $15 million and is collateralized by substantially all of CCAi's assets. Borrowings under the line of credit are limited to two and one-half times the Company's latest aggregated four quarters' earnings before interest, taxes, depreciation, amortization and other non-cash expenses. The interest rate is LIBOR to the extent the Company borrows funds for a certain period of time, and the bank's prime rate (8.5% at June 30, 1998) plus up to 0.75%, on the remaining outstanding balance. The line of credit contains various financial and operating covenants and restricts, among other things, the Company's ability to incur additional indebtedness, sell or transfer assets or make investments and pay dividends. At June 30, 1998, $8.3 million was outstanding under the Fleet Bank line of credit. The Company intends to use a portion of the net proceeds of the Offering to repay amounts outstanding under the line of credit. See "Use of Proceeds" and Note 4 of Notes to Financial Statements.

     Net cash provided by financing activities totaled $0.1 million, $0.1 million and $6.3 million for the years ended December 31, 1996 and 1997 and for the six months ended June 30, 1998, respectively. In October 1997, the Company sold certain shares of Common Stock and Convertible Preferred Stock for an aggregate purchase price of $17.5 million ($15.9 million, net of $1.6 million of transaction expenses). Contemporaneously with such sale, the Company paid $15.9 million to purchase shares of Common Stock from affiliates of the Founders. See "Certain Transactions" and Note 9 of Notes to Financial Statements

     The Company believes that the proceeds from the sale of the Shares offered hereby together with the cash provided from the operations will be sufficient to meet the Company's working capital and capital expenditure requirements for at least the next 12 months. At June 30, 1998, the Company had no material commitments for capital expenditures. To the extent the Company is unable to fund its operations from cash flows, the Company may need to obtain financing from external sources in the form of either additional equity or indebtedness. There can be no assurance that additional financing will be available at all, or that, if available, such financing will be obtainable on terms favorable to the Company.

RECENT ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 128 ("SFAS 128") Earnings per Share, which changes the method of calculating earnings per share. SFAS 128 requires the presentation of "basic" earnings per share and "diluted' earnings per share on the face of the income statement. Basic earnings per share is computed by dividing the net income available to common shareholders by the weighted average shares of outstanding common stock. The calculation of diluted earnings per share is similar to basic earnings per share except that the denominator includes dilutive common stock equivalents such as stock options and warrants. The statement is effective for financial statements for periods ending after December 15, 1997 and has been adopted by the Company in the quarter ended December 31, 1997. The Company adopted SFAS No. 128 for all periods reported herein.

     In June 1997, the FASB issued Statement No. 130 ("SFAS 130"), Reporting Comprehensive Income, and No. 131 ("SFAS 131"), Disclosures about Segments of an Enterprise and Related Information. SFAS 130 establishes standards for reporting comprehensive income and SFAS 131 establishes standards for reporting information about operating segments. In February 1998, the FASB issued Statement No. 132 ("SFAS 132"), Employers' Disclosures about Pension and Other Postretirement Benefits. SFAS 132 establishes standards for reporting information regarding disclosures about pensions and other postretirement benefits. The Company is required to adopt these statements in 1998. In June 1998, the FASB issued Statement No. 133 ("SFAS 133"), Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes standards for reporting derivative instruments and hedging activities. The Company does not believe the adoption of the above SFAS statements will have a significant impact on the Company's financial statements or related disclosures.

YEAR 2000 COMPLIANCE

     Many existing computer systems and applications, and other control devices, use only two digits to identify a year in the date code field, and were not designed to account for the upcoming change in the century. As a result, such systems and applications could fail or create erroneous results unless corrected so that they can process dates in the Year 2000 and beyond. The Company and its clients rely on their systems, applications and devices in operating and monitoring all major aspects of their businesses, including financial systems (such as general ledger, accounts payable and accounts receivable modules), customer services, infrastructure, embedded computer chips, networks and telecommunications equipment and end products. The Company and its clients also rely directly and indirectly, on external systems of business enterprises such as customers, suppliers, creditors, financial organizations, and of governmental entities, both domestic and international, for accurate exchange of data. Despite the Company's efforts to address the Year 2000 impact on its internal systems and the systems of its clients, the Company has not fully identified such impact or whether it can resolve such impact without disruption of its business or without incurring significant expense. Based on the information currently available, the Company believes that the costs associated with the Year 2000 issue, and the consequences of incomplete or untimely resolution of the Year 2000 issue, will not have a material adverse effect on its business, operating results and financial condition in any given year. However, there can be no assurance that the Company, or its clients, will not encounter unexpected costs or disruption in their businesses as a result of the Year 2000 issue. In addition, even if the internal system of the Company are not materially affected by the Year 2000 issue, the Company's business, operating results and financial condition could be materially adversely affected through disruption in the operation of the enterprises with which the Company interacts.

                                    BUSINESS

     CCAi is a leading provider of rapid implementations of ERP applications. CCAi also offers its clients a comprehensive range of related services, including post-implementation and platform independent services, such as network and Windows NT support, custom application development, mainframe and legacy application support, Year 2000 compliance and remote support. The Company's services are primarily targeted at middle market organizations, or divisions of larger organizations, with annual revenues between $200 million and $2.5 billion. The Company's rapid ERP implementation services enable its clients to reduce the length and risks of implementations, lower overall costs and achieve early realization of ERP-related benefits.

     CCAi has established numerous strategic relationships with leading software application vendors, hardware vendors and other IT service providers, including multinational consulting firms. The Company has a relationship with SAP dating from 1989 and has been an SAP National Implementation Partner since 1994. In addition, the Company is a member of SAP's National Advisory Board and was involved in the development of ASAP, which has become an industry standard for rapid SAP implementations. In 1997, the Company became one of SAP's first ASAP Partners and has since become one of the first organizations to certify 100 consultants in SAP's ASAP methodology. Also, CCAi has been an Oracle Alliance Member since 1997 and utilizes its own rapid implementation methodology, known as FIRM, for Oracle ERP applications. In addition, the Company has been an integral member of implementation teams managed by Andersen Consulting, EDS, Ernst & Young and SAP. In 1998, the Company was one of the first organizations named by Compaq as a regional configuration support center to provide rapid implementation and related services in connection with R/3PAQ, a preconfigured ERP solution jointly developed by Compaq and SAP.

     CCAi is a "company of employees" and has adopted a business model focused on establishing and maintaining long-term relationships with its employees. The Company believes, in a resource constrained industry, it distinguishes itself from its competitors by recruiting and retaining consultants with practical business and relevant IT experience, which enhance the Company's ability to identify industry-specific business issues and develop practical IT solutions to address such issues. CCAi's consultants who perform ERP implementations generally have 10 to 15 years of business or IT experience, including three to five years of ERP implementation experience.

INDUSTRY BACKGROUND

     Today's global business environment is rapidly changing due to increased competition, deregulation and technological advances. In this environment, organizations are constantly assessing the need for fundamental improvements in such core business functions as product development, service delivery, manufacturing, human resources, finance and accounting. To meet this need and succeed in the marketplace, organizations are increasingly turning to IT solutions that can be easily adapted to changing business requirements in order to improve the quality of products and services, shorten time to market and reduce costs. As a result, IT-related decisions have become mission critical within an organization's overall strategy.

     Recent technological advancements have caused many organizations to migrate from legacy mainframe systems running proprietary software to open systems and scalable client/server architectures based on personal computers using local and wide area networks, running shared databases and packaged software applications. For many organizations, an integral part of this migration is the implementation of complementary, fully-integrated, enterprise-wide applications developed and marketed by leading vendors such as SAP and Oracle. ERP applications address enterprise-wide management needs, including product development, distribution and logistics, finance and accounting, human resources and electronic data interchange. ERP applications greatly enhance operational efficiencies by enabling an organization to access and utilize information across the enterprise. Moreover, when implemented successfully, ERP applications enable the cost-effective redesign of critical business processes.

     According to International Data Corp., a market research company, the worldwide market for IT services is estimated to be $250 billion in 1997 and is projected to increase to over $370 billion by 2000. According to industry sources, the demand for ERP applications and services represent two of the fastest growing segments of this market. According to Forrester Research, Inc., a market research company, the worldwide market for ERP applications and services totaled approximately $15 billion in 1997 and is projected to grow to approximately

                                      30.1

$32 billion by 2000, representing a compound annual growth rate of approximately 29%. In addition, according to industry sources, for every dollar spent on ERP applications, four to six dollars are spent on ERP implementation and related services. The Company believes that a large portion of this growth is represented by middle market companies.

     The successful implementation of ERP applications requires extensive resources, specific software expertise, end-user training and significant ongoing modifications to support an organization's evolving business processes. In addition, ERP implementations and related services typically require a large number of highly specialized consultants with industry and ERP application knowledge necessary to successfully configure the application to the organization's needs. Implementations also require ongoing modifications to continuously support an organization's evolving business processes. Generally, internal IT departments do not have the resources required to successfully manage the complex task of implementing and supporting such industry specific IT solutions. Moreover, external competitive pressures are driving many organizations to focus on their critical business processes and to control expenses, including those associated with IT. As a result, organizations are increasingly using third-party service providers to implement ERP applications in order to reduce the length and risks of implementations, lower overall costs and achieve early realization of ERP-related benefits.

     The Company believes the need for third-party ERP implementation and related services is particularly acute among middle market organizations. Such organizations are directing substantial resources to their ERP implementations and are particularly sensitive to the risk of cost overruns and delays associated with poorly managed ERP implementations. Such organizations expect timely and substantial economic returns from their ERP investments in the form of lower costs and early realization of ERP-related benefits. In addition, these organizations are under growing pressure from their Fortune 500 customers to rapidly implement compatible ERP solutions. As a result, middle market organizations are selective in identifying third-party ERP implementation partners. Large IT service providers, such as multinational consulting firms, however, typically do not target middle market organizations, but instead focus on system implementations and related consulting engagements with Fortune 500 companies and other large organizations. Conversely, most small IT service providers lack sufficient breadth of services, ERP implementation expertise, financial resources or industry knowledge to adequately address the needs of middle market organizations.

THE CCAI SOLUTION

     CCAi provides its clients with a broad range of highly specialized IT solutions that enable the rapid and cost-effective implementation of ERP applications and facilitate the early realization of ERP-related benefits. Key elements of the CCAi solution include the following:

     Rapid, Cost-Effective Implementations. The Company uses rapid SAP implementation methodologies and experienced consultants to deliver on-time and on-budget implementations. The Company's consultants combine both ERP implementation expertise and industry knowledge to deliver rapid configurations and implementations that address each client's particular needs. The Company has focused on providing ERP implementation services since 1994 when it developed its own rapid implementation methodology. More recently, CCAi was involved in the development of SAP's ASAP methodology, which has become an industry standard for rapid SAP implementations. CCAi utilizes the ASAP methodology for predominantly all of the SAP implementations it manages, and the Company believes, among SAP's National Implementation Partners, it has one of the largest groups of certified ASAP implementation consultants. In addition, in 1997, the Company became an Oracle Alliance Member and now utilizes its own rapid implementation methodology, known as FIRM, for Oracle ERP implementations.

     Highly Skilled Functional and Technical Consultants. The Company provides value-added ERP implementation and related services through a combination of highly skilled functional and technical consultants. CCAi's functional consultants typically have 10 to 15 years of business experience in areas such as finance, accounting, logistics, manufacturing, operations and engineering, including three to five years of ERP implementation experience. CCAi's technical consultants typically have 10 to 15 years of IT experience, including IT management, programming, systems analysis, application development and ERP implementation. The Company assigns its consultants to engagements that leverage their industry, implementation and technical experience to reduce ERP implementation times, lower overall engagement costs and increase returns on ERP investments.

     Strong Strategic Relationships. CCAi has strong strategic relationships with some of the world's leading developers of software applications, hardware vendors, and other IT service providers, such as multinational consulting firms. The Company's relationships with organizations such as SAP, Oracle, Microsoft Corporation ("Microsoft"), Compaq and Data General Corp. ("Data General") provide it with early exposure to new products, services and enhancements in implementation methodologies and enable the Company to offer its clients a greater variety of services. For example, the Company was named by Compaq as one of its first regional configuration support centers to provide rapid implementation services in connection with R/3PAQ, a preconfigured ERP solution jointly developed by Compaq and SAP. In addition, the Company's relationships with other IT service providers offer the Company early exposure to evolving business processes as tested and adopted in the Fortune 500 marketplace, which in turn allows the Company to offer such services on a more cost-effective basis to its middle market clients.

     Employee Focused, Scalable Business Model. CCAi is a "company of employees" and has adopted a scalable business model focused on supporting long-term relationships with its employees. The Company has developed a flat, flexible and scalable management organization designed to provide each CCAi consultant with access to substantial administrative and practice support resources and training and career development guidance. The Company believes it has a lower consultant turnover rate than the industry average and accordingly is able to offer its clients a stable team of consultants that provide superior services and greatly enhance client satisfaction. As a result, the Company rarely utilizes independent contractors.

     Broad Range of Complementary Services. CCAi provides a broad range of complementary services. The Company's consultants have expertise in IT services ranging from the implementations of SAP and Oracle applications, including interface design and development and process re-engineering, to an array of post-implementation and platform independent services, such as network and Windows NT support, custom application development, mainframe and legacy application support, Year 2000 compliance, on-site knowledge transfer, systems level technical support, network level technical and installation support and remote support.

GROWTH STRATEGY

     CCAi's objective is to be a leading provider of IT solutions to the middle market by continuing to deliver rapid ERP implementations and related services. CCAi's growth strategy emphasizes the following key elements:

     Expand Base of Highly Skilled Employees. The Company believes significant demand exists for its ERP implementation and related services. In order to meet such demand, CCAi intends to continue to invest significant financial and management resources to expand its base of highly skilled employees. By continuing to promote and enhance a corporate culture that rewards creativity and an entrepreneurial spirit, the Company believes it can recruit and retain the employees required to meet its clients' growing demands. Key elements of the Company's recruiting and retention package include competitive base salary and incentive compensation. In addition, the Company's flexible and scalable management organization is designed to provide consultants with administrative and practice support resources as well as training and career development guidance.

     Leverage Strategic Relationships. The Company intends to leverage its strategic relationships with its clients and leading software and hardware vendors to maximize marketing and sales opportunities, refine rapid implementation and pre-configured ERP methodologies and enhance its consultants' relevant technical knowledge. For example, CCAi often participates with software vendors such as SAP and Oracle in pre-sale activities and in the design of appropriate ERP solutions. The Company intends to form similar relationships with other software developers of complementary enterprise-wide applications, including supply chain management, sales force automation and process control automation. In addition, the Company intends to continue to leverage its relationships with other IT service providers to pursue opportunities within market segments that may not otherwise be available to the Company on its own.

     Broaden Geographic Presence. The Company intends to establish offices in targeted geographic regions where CCAi has established a significant local presence in terms of consultants, clients, or both. The Company has recently opened offices in Dallas and Cincinnati and plans to open additional offices over the next 12 months, including an office in San Francisco. CCAi believes that establishing and maintaining local offices will help the Company recruit and retain consultants with strong ties to local markets, as well as attracting clients who prefer to engage a services firm with a local presence. The Company also believes a local presence in these markets will enable it to strengthen relationships with local representatives of SAP, Oracle and other software application vendors, as well as hardware vendors. The Company's new offices will be organized to provide sales, marketing and recruiting support services for its consultants in the targeted regions.

     Expand Service Offerings. The Company believes it can increase revenues from existing clients and attract new clients by selectively expanding its service offerings. In order to capitalize on the full advantages of enterprise-wide capabilities, organizations are seeking complementary applications with customer interfaces such as supply chain management, sales force automation, customer asset management and process control automation. The Company intends to offer additional value-added services to assist its clients in adopting such applications. The Company also believes it can leverage its relationships with industry-leading companies in the automotive, aerospace and financial services industries to provide implementation and related services to such companies' supply chain. For example, CCAi believes that its experience in assisting in the implementation of SAP at GM provides CCAi with a competitive advantage in obtaining implementations for GM's direct and indirect vendors. The Company intends to offer prospective clients in such industries, particularly suppliers of its clients, the latest in pre-configured ERP applications and standardized implementation services for such industries.

     Pursue Strategic Acquisitions. The Company intends to continue to pursue strategic acquisitions that will provide additional well-trained, high-quality professionals, new service offerings, additional industry expertise, a broader client base and an expanded geographic presence. The Company recently completed the acquisition of KLA, which enabled the Company to acquire a staff of highly skilled ERP consultants, obtain additional recruiting and sales and marketing opportunities, gain SAP implementation expertise in the automotive and financial services industries, and enhance its presence in the Cincinnati market.

SERVICES

     CCAi's services are focused on reducing the time and cost associated with implementing and integrating IT solutions. CCAi undertakes engagements in a variety of roles including: (i) as the lead consulting firm on its own engagements, (ii) as the lead consulting firm on a part of larger engagements undertaken by multinational IT consulting firms or other large service providers or (iii) as an integral member of a joint engagement team on such engagements. In almost all cases, the Company provides its services on a time and materials basis. The Company's services include:


                CCAI SERVICES                                       DESCRIPTION
  Engagement Management                      -    Develop engagement scope and budget
                                             -    Manage implementation engagements and budgets
  Process Re-engineering                     -    Analyze and prioritize current business
                                                  processes
                                             -    Focus clients on processes yielding greatest
                                                  business benefits
                                             -    Map to proven solutions and best business
                                                  practices
                                             -    Provide functional consulting expertise
  Interface Design and Development           -    Analyze existing legacy applications
                                             -    Design database conversion interfaces
  On-site Knowledge Transfer and Training    -    Create knowledge transfer programs for clients'
                                                  employees
                                             -    Develop customized training programs
                                             -    Provide product training
  Systems Level Technical Support            -    Coordinate hardware and operating system
                                                  installations
                                             -    Provide system upgrades and configurations
                                             -    Integrate back-office products with ERP
                                                  solutions
  Network Level Technical Support            -    Install and configure networks
                                             -    Manage installed networks
  Programming Services                       -    Provide services for full range of programming
                                                  languages, including Visual Basic, C, C++ and
                                                  COBOL
                                             -    Provide experts in use of various tools and
                                                  database products, including Access,
                                                  PowerBuilder, Developer 2000 and COOL:Gen
                                             -    Develop Internet-based applications utilizing
                                                  HTML, ActiveX and Java
                                             -    Support legacy applications
  Outsourced/Remote Support                  -    Offer support center based implementation teams
                                             -    Offer help-desk and upgrade support
                                             -    Provide platform outsourcing

     CCAi offers its clients ERP implementation and platform independent services. The following is a description of such services:

     ERP Implementation Services. The Company provides a full range of ERP implementation services in both rapid and traditional ERP engagements. The Company has a relationship with SAP dating from 1989 and has been an SAP National Implementation Partner since 1994. In addition, the Company is a member of SAP's National Advisory Board and was involved in the development of SAP's ASAP methodology, which has become an industry standard for rapid SAP implementations. In 1997, the Company became one of SAP's first ASAP Partners and has since become one of the first organizations to certify 100 consultants in the ASAP methodology. In addition to rapid implementations, the Company also performs traditional ERP implementation engagements, which typically are conducted over a more extended period of time, with larger teams of consultants and greater customization.

     Rapid ERP implementation has become a central focus of CCAi's service offerings and has been a growing part of its business since 1994. Because of the importance of rapid ERP implementations to the Company's middle market clients, CCAi has consultants with expertise in Oracle's FastForward methodology and SAP's ASAP methodology. The Company utilizes its own rapid implementation methodology, known as FIRM, for Oracle ERP applications. CCAi utilizes the ASAP methodology for predominantly all the SAP implementations it manages and believes that, among SAP's National Implementation Partners, it has one of the largest groups of certified ASAP consultants.

     CCAi's ASAP implementations utilize SAP's five-phased ASAP approach. The first phase, Project Preparation, provides initial planning and preparation for SAP's R/3 implementation. The second phase, Business Blueprint, involves the detailed documentation of the business process requirements of the client. In the third phase, Realization, all of the business and process requirements are implemented in two work packages. The fourth phase, Final Preparation, entails complete testing, end-user training, system management and cut over activities and resolution of all critical open issues. In phase five, Go Live and Support, the project is transitioned to a live, productive operation.

     Platform Independent Services. The Company provides platform independent services both on a stand-alone basis and in conjunction with ERP implementations. These services are designed to assist organizations in software application design, development and maintenance across a broad spectrum of computing environments. These services span client/server, midrange, mainframe and Internet-based solutions. The Company's consultants and software developers typically are engaged for part or all of the lifecycle of application development, from requirements analysis and systems planning through coding, testing, deployment and maintenance. The Company uses rapid prototyping and application development tools, commercially available database software and other standard development tools.

     The following chart details the Company's platform independent services:


                CCAI SERVICES                                       DESCRIPTION
  IT Consulting                              -    Assist organizations in reengineering business
                                                  processes
                                             -    Plan migration of clients' legacy systems to
                                                  networked, distributed, client/server
                                                  architectures
                                             -    Model core systems, including architecture,
                                                  design, gap analysis, testing and engagement
                                                  management functions
  Application Development                    -    Develop software applications in a full range
                                                  of programming languages including Visual
                                                  Basic, C, C++ and COBOL
                                             -    Design systems using rapid prototyping and
                                                  application development tools (Developer 2000
                                                  and COOL:Gen), database software (Access and
                                                  SQL Server) and standard development tools
                                                  (PowerBuilder)
                                             -    Upgrade and maintain software applications
  Outsourcing, Training and Remote Support   -    Augment clients' internal resources with
                                                  skilled IT professionals
                                             -    Provide outsourced IT support
                                             -    Provide consulting services for Year 2000
                                                  compliance
                                             -    Support databases and operating systems
                                             -    Train clients' personnel in packaged and custom
                                                  software applications

CLIENTS AND REPRESENTATIVE ENGAGEMENTS

     CCAi provides its services to a diverse group of organizations across a broad spectrum of industries. These clients generally have substantial recurring requirements for IT services and products and have typically maintained ongoing, long-term relationships with the Company. The Company had no client that represented more than 10% of its annual revenues in each of the three years ended December 31, 1995, 1996 and 1997, and for the six months ended June 30, 1998, one of the Company's clients accounted for 12% of the Company's revenues. The following table presents a representative list of clients that have directly engaged CCAi to perform a variety of IT services:

    AEROSPACE AND AUTOMOTIVE            CHEMICAL PROCESS                 COMMUNICATIONS
    ------------------------            ----------------                 --------------
Adam Opel AG                       Akzo Nobel N.V.             GTE Corp.
Aircraft Braking Systems Corp.     Dow Chemical Co.            Reltec Corp.
Aluminum Company of America        Henkel Corp.                Voice-Tel Enterprises, Inc.
General Motors Corporation

                                                                   FINANCIAL AND PROFESSIONAL
        CONSUMER PRODUCTS                    ENERGY                         SERVICES
        -----------------                    ------                --------------------------
American Greetings Corp.           BP America Inc.             Andersen Consulting LLP
ChemRex, Inc.                      Lockheed Martin Energy      Electronic Data Systems
Master Builders, Inc.              Systems, Inc.               Corporation
                                                               Ernst & Young LLP
                                                               KeyCorp

           HEALTH CARE                     INDUSTRIAL                      PUBLISHING
           -----------                     ----------                      ----------
Medical Mutual of Ohio             Aluminum Company of         Antioch Publishing Co.
University Hospitals of Cleveland  America                     Simon & Schuster Inc.
                                   Brush Wellman Inc.          Bantam Doubleday Dell   Publishing
                                   Continental General Tire    Group Inc.
                                   Inc.
                                   Eaton Corporation
                                   Goodyear Tire & Rubber Co.
                                   OwensCorning
                                   Tremco, Inc.
                                   USS/Kobe Steel Co.

             RETAIL                        TECHNOLOGY
             ------                        ----------
Cole National Corp.                Compaq Computer
OfficeMax, Inc.                      Corporation
                                   SAP America, Inc.

     Three examples of the Company's engagements include the following:

     ASAP Implementation and Platform Independent Services. A manufacturer of specialty metals and alloys, with approximately $400 million in annual revenues, engaged CCAi to revitalize its implementation initiative. The SAP implementation was complex because of the involvement of four service centers, two large manufacturing plants, four specialty division sites, a mining operation and the corporate headquarters. CCAi was engaged because of its implementation plan using SAP's ASAP methodology and its stable team of highly-skilled consultants. The initial implementation phase included traditional financials and logistics modules along with more complex modules such as variant configuration, product costing and process industry production. The client currently has five of its facilities live on SAP and is on-time and on-budget to complete the implementation for the entire organization by the end of 1998. CCAi also provided the client with Year 2000 compliance services with respect to the client's AS400 legacy system. The Company has been engaged to implement SAP in the client's European and Asian operations and to implement additional modules for the client's North American operations.

     SAP Implementation. CCAi successfully implemented SAP in one of the first ASAP implementations in the Midwest. The client is a manufacturer of concrete add mixtures and specialty sealants with approximately $250 million in annual revenues. To support its growth strategy, the client needed to replace a customized legacy system. CCAi was engaged to implement SAP's R/3 on a new HP-Unix platform. Besides the standard suite of applications, this implementation included the new environmental, health and safety module as well as plant maintenance, quality management and process industry production modules. Over an eight month period, eight to 10 CCAi consultants implemented the applications on-time and on-budget, earning a performance bonus.

     Oracle Implementation. An international manufacturer, with approximately $8.7 billion in annual revenues, retained CCAi to implement their Oracle human resource and payroll system as part of one of the largest implementation of Oracle applications in North America. The client has 145 divisions in 28 countries and an employee base of over 49,000. The client instituted a global ERP project to develop a "service center" concept to provide operations consolidation, standardization and cost reductions. CCAi provided the strategy and frame-work to design, convert and implement human resource and payroll systems from a legacy base to a reengineered ERP process. CCAi consultants used an innovative translation system to match and convert payroll and taxing procedures while creating a foundation for rapid installations for successive implementations. CCAi also developed and performed a strategic volume and stress process to scope the impact of scaling the client's full HR/Payroll system. To date, the implementation team has successfully integrated the ERP service center process for more than 20 divisions and 7,000 employees.

HUMAN RESOURCES

     CCAi's success depends in large part upon its ability to recruit, motivate and retain highly skilled IT professionals. These professionals are in great demand and are likely to remain a limited resource for the foreseeable future. As of June 30, 1998, the Company had 289 employees, 245 of whom were consultants. The Company believes that its employee-focused culture and organization, including its recruiting, training, compensation, support and mentoring programs, are directly related to its ability to recruit, train, motivate and retain its consultants.

     Recruiting. CCAi dedicates significant resources to recruiting highly motivated and skilled consultants with functional, consulting and technology business experience. The Company recruits and employs consultants with a range of diverse business backgrounds, including accounting, finance, engineering, logistics, manufacturing and operations. The technical experience of the Company's consultants is equally wide ranging, covering areas such as IT management, programming, systems analysis and application development. CCAi maintains a rigorous hiring program administered by its in-house recruiters. Before employment determinations are made, applicants are screened in a highly selective process by several levels of management for technical skills, functional business expertise and cultural fit.

     Compensation. The Company offers competitive base salary and incentive compensation packages. As part of their compensation package, the Company's consultants are eligible for monthly and quarterly cash bonuses and participate in the 1997 Equity and Performance Plan. The cash bonuses earned by the Company's consultants are based on a percentage of the revenue the individual consultant contributes to the Company. See "Management -- Employee Benefit Plans."

     Career Development, Support and Training. The Company focuses significant resources on the career development of its consultants. The Company has developed a flat, flexible and scalable management organization designed to provide each CCAi consultant with access to substantial administrative and practice support resources and training and career development guidance. The Company is organized so that each consultant is mentored and supervised by two senior consultants: a Managing Associate, who focuses on the consultant's performance and administrative needs, and an Advisory Associate, who provides technical expertise and guidance and focuses on the consultant's training and career development needs. Each CCAi consultant is also assigned an Advocate responsible for assisting the consultant with travel arrangements, time and expense reports and other administrative matters. The Company provides an extensive training program for its consultants focused on "best of breed" technologies and practices. The program includes in-house instruction and external training often offered in conjunction with one of the software application vendors with whom the Company maintains a strategic relationship.

     Quality Assurance. CCAi has developed a formal quality assurance program led by a full-time quality program manager. The program, which is fully automated, measures both client and employee satisfaction and is a tool used for employee and manager performance reviews. The quality assurance process commences at the beginning of an engagement. The Account Executives and project managers assigned to a particular engagement work closely with the client to document the clients' expectations for the engagement. Subsequently, performance audits of each consultant assigned to such engagement are conducted every 90 days. These audits are then used in each consultant's annual performance review.

SALES AND MARKETING

     CCAi markets and sells its ERP implementation and related services predominantly in the U.S. and Canada through its network of strategic relationships and its direct sales force. The Company's sales organization leverages CCAi's referenceable client portfolio to acquire new clients. Multiple engagements from current or prior clients, and the reputation of CCAi's consultants and management, are also meaningful sources of new business for the Company.

     Strategic Relationships. The Company has established a number of formal and informal marketing relationships with leading software and hardware vendors. CCAi derives a substantial number of leads for new engagements from such relationships. In addition, its strategic relationships with SAP and Oracle involve coordinated sales and marketing efforts, as well as trade show activities specifically targeted to the ERP implementation industry. The Company's other strategic relationships with Compaq, Data General and Microsoft also offer opportunities for joint marketing activities. The Company also has strategic relationships with multinational consulting firms and other IT service providers. These relationships give CCAi access to engagement opportunities in geographic locations and within certain market segments that might otherwise be unavailable to the Company.

     Direct Sales. The Company's direct sales force includes account executives who are responsible for developing, maintaining and managing long-term client and strategic relationships. The account executives are also responsible for identifying new engagement opportunities directly with clients or through strategic relationships. Account executives rely on continual communications with clients, prospective clients and the organizations with which the Company maintains strategic relationships to build CCAi's relationships and also work with CCAi's consultants to analyze prospective client needs and demonstrate the Company's services.

     Marketing. The Company supports its sales efforts with a comprehensive marketing program that features its alliances with SAP, Oracle and Microsoft and includes trade shows, contributing articles to industry publications, public relations, ERP industry meetings and conferences, the creation of collateral marketing materials and the Company's Internet site. The program is designed to strengthen the CCAi brand name and generate new client and strategic relationships.

COMPETITION

     The market for CCAi's services is highly competitive. CCAi believes that its principal competitors include the internal information systems groups of its prospective clients, IT consulting companies, systems integration firms and the consulting divisions of software applications vendors, some of which are also clients of the Company. Many of CCAi's competitors have longer operating histories, possess greater industry and name recognition and have significantly greater financial, technical and marketing resources than the Company. In addition, there are relatively low barriers to entry into CCAi's market, and the Company has faced, and expects to continue to face, additional competition from new entrants into its market, including new entrants offshore who may have lower fixed operating costs than the Company and new entrants who may develop new or innovative means of delivering IT services.

     CCAi believes that the principal competitive factors in its market include quality of service speed of development and implementation, price, engagement management capability, technical and business expertise and reputation. The Company believes it competes favorably with respect to such factors. The Company believes its ability to compete also depends in part on a number of competitive factors outside its control. These include the ability of its competitors to recruit, motivate and retain project managers and other senior professionals, develop services competitive with the Company's services and respond to customer needs. There can be no assurance that the Company will be able to compete successfully with its competitors. See "Business -- The CCAi Solution" and "Risk Factors -- Highly Competitive Information Technology Services Industry."

INTELLECTUAL PROPERTY RIGHTS

     CCAi's success is dependent upon certain methodologies and other proprietary intellectual property rights. Software developed by the Company for a client is typically assigned to the client. CCAi also independently develops certain foundation and application software products, or software "tools," that remain the property of the Company. CCAi relies upon a combination of nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect its proprietary rights and the proprietary rights of third parties from whom the Company licenses intellectual property. CCAi enters into confidentiality agreements with its employees and limits distribution of proprietary information. There can be no assurance that the steps taken by CCAi in this regard will be adequate to deter misappropriation of the Company's proprietary information, that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights or that such steps will prevent the Company's employees from using intellectual property belonging to others. Although CCAi believes that its services do not infringe on the intellectual property rights of others and it has all rights necessary to utilize the intellectual property employed in its business, the Company is subject to the risk of claims alleging infringement of third-party intellectual property rights, including the rights of its clients. Any such claims could require CCAi to expend significant resources in litigation, pay damages, cease using infringing intellectual property, develop non-infringing intellectual property or acquire licenses to the intellectual property that is the subject of asserted infringement. See "Risk Factors -- Dependence on Intellectual Property Rights."

PROPERTY

     The Company's corporate headquarters is located in Mayfield Heights, Ohio. Currently, the Company's lease on these premises covers approximately 27,000 square feet and expires in January, 2003, with three renewal options for five years each. The lease provides for payments of approximately $412,000 annually. The Founders have a 30% ownership interest in the entity that owns the Company's corporate headquarters. The Company believes that its properties are adequate for its needs and suitable additional or replacement space will be available when required on terms acceptable to the Company. See "Certain
Transactions -- Corporate Headquarters Lease."

LEGAL PROCEEDINGS

     The Company is not involved in any legal proceeding that the Company's management believes is likely to have a material adverse effect on the Company.

                                   MANAGEMENT

     The directors, executive officers and other senior managers of the Company and their respective ages as of June 30, 1998, and positions are as follows:

                   NAME                       AGE                       POSITION
Directors and Executive Officers
Nicholas A. Canitano (1)(3)...............    50     Chairman of the Board and Chief Executive
                                                     Officer
Kenneth L. Conley (2)(3)..................    54     President, Chief Operating Officer and Director
Karen M. Conley...........................    43     Executive Vice President, Treasurer and
                                                     Director
Annette M. Canitano.......................    48     Executive Vice President, Secretary and
                                                     Director
Paul A. Farmer............................    40     Chief Financial Officer and Vice President
A. Bruce Johnston (1)(2)..................    38     Director
Kenneth T. Schiciano (1)(2)...............    35     Director

Other Senior Managers
Jack L. Rhyne.............................    51     Vice President of SAP Enterprise Systems
Ronnie K. Crumpler........................    49     Vice President of Vertical Market Development
Timothy S. Flowers........................    42     Vice President of Sales and Marketing
Susan V. Lebas............................    37     Vice President of Recruiting
Timothy M. May............................    38     Vice President of Sales and Marketing

- ---------------

(1) Member of the Audit Committee of the Board of Directors.
(2) Member of the Compensation Committee of the Board of Directors.
(3) Prior to the consummation of the Offering, the Company's Board of Directors anticipates that it will appoint one, and possibly two, additional Directors not affiliated with the Company. These directors would serve on either or both the Audit Committee and the Compensation Committee and would replace Messrs. Canitano and Conley, respectively, on such committees.

DIRECTORS AND EXECUTIVE OFFICERS

     Nicholas A. Canitano is currently serving in the capacity of Chairman and Chief Executive Officer of the Company and has held various management positions with the Company since its inception in 1983. Prior to founding CCAi, he was employed in a variety of information systems managerial positions.

     Kenneth L. Conley is currently serving in the capacity of President and Chief Operating Officer of the Company and has held various management positions with the Company since its inception. Prior to founding CCAi, he was employed by International Business Machines Corporation ("IBM") in a variety of sales and marketing positions.

     Karen M. Conley is currently serving in the capacity of Executive Vice President and Treasurer and has held various management positions with the Company since its inception. Prior to founding CCAi, she was employed by IBM as a Marketing Representative.

     Annette M. Canitano is currently serving in the capacity of Executive Vice President and Secretary and has held various management positions with the Company since its inception. Prior to founding CCAi, she was employed by a financial services company.

     Paul A. Farmer joined the Company in April 1998 as the Chief Financial Officer and also currently serves as Vice President, Assistant Secretary and Assistant Treasurer. Mr. Farmer is a certified public accountant and, prior to joining CCAi, held various positions, including Chief Financial Officer, Chief Administrative Officer, Treasurer and Secretary with TCSI Corporation, a telecommunications software service provider, from 1993 to 1997; Vice President, Secretary, Treasurer and Corporate Controller with Technology Solutions Company, an IT consulting firm, from 1990 to 1993; and Senior Audit Manager with Price Waterhouse from 1982 to 1990.

     A. Bruce Johnston has served as a Director of the Company since October 1997 and has been a principal of TA Associates since January 1996. Mr. Johnston was a Vice President of TA Associates, a venture capital firm, from June 1992 to December 1995. Mr. Johnston serves as Director of Expert Software Inc., a software company, Restrac Inc., a software company, and several privately-held companies.

     Kenneth T. Schiciano has served as a Director of the Company since October 1997 and has been a principal of TA Associates since January 1995. Mr. Schiciano was a Vice President of TA Associates, a venture capital firm, from August 1989 to December 1994. Mr. Schiciano serves as a Director of Galaxy Telecom LP, a cable television multi-systems operator and several privately held companies.

     Jack L. Rhyne joined CCAi in 1994 as the Manager of SAP Enterprise Systems and is currently Vice President of such group. Prior to joining CCAi, Mr. Rhyne was employed by ICI Explosives Environmental Co., a chemical and explosives company, from 1990 to 1994 in a variety of positions including as a Technical Project Manager implementing SAP solutions at various sites in the U.S. and Canada. Prior to 1990, Mr. Rhyne held a variety of executive positions in IT-related companies, OEM distributors and software development organizations.

     Ronnie K. Crumpler joined CCAi in April 1998 as part of the acquisition of KLA and is currently the Company's Vice President of Vertical Market Development. Prior to joining CCAi, Mr. Crumpler was Chairman of the Board and Chief Operating Officer of KLA from November 1996 to April 1998. Prior to his employment with KLA, Mr. Crumpler held a variety of positions with several management consulting firms, including A.T. Kearney from January 1996 to November 1996, Enterprise Solutions Management Consulting from June 1995 to January 1996 and Ernst & Young from June 1993 to June 1995. Prior to this, Mr. Crumpler served as president of a private consulting firm and held a variety of positions with Dow Chemical Co. for 19 years.

     Timothy S. Flowers joined CCAi in 1990 and is currently a Vice President of Sales and Marketing. Prior to joining CCAi, Mr. Flowers was employed by Automated Data Processing, Inc., a payroll services provider, from 1982 to 1989 in a variety of management and marketing positions, including Technical Support and Implementation Manager for a variety of accounting software products.

     Susan V. Lebas joined CCAi in 1987 and is currently the Vice President of Recruiting. Prior to joining CCAi, Ms. Lebas served in a variety of industries in an administrative capacity.

     Timothy M. May joined CCAi in 1995 and is currently a Vice President of Sales and Marketing for the Company. From 1994 to 1995, Mr. May was the Vice President of Marketing for Enterprise Network Services, Inc., network management provider. From 1992 to 1994, Mr. May was employed as an Area Sales Manager by Global Software, Inc., a software company. Prior to 1992, Mr. May was employed by IBM for 10 years in a variety of marketing positions.

BOARD OF DIRECTORS

     The Company's Articles of Incorporation and Code of Regulations provide that the Company's Board of Directors be comprised of not less than six and not more than 16 directors. The Board is currently comprised of six members; the Company's Board of Directors anticipates that it will appoint at least one, and possibly two, Directors not affiliated with the Company prior to the consummation of the Offering. The Company's Board of Directors is divided into two classes and the Company intends to designate the terms of each of the Directors prior to the consummation of the Offering. Each director holds office until his or her successor is duly elected and qualified, or until such Director's earlier death, resignation or removal.

     Two of the Company's current directors, Messrs. Johnston and Schiciano, were nominated and elected to the Company's Board of Directors as designees of TA Associates in accordance with a voting agreement contained in the Stock Purchase and Shareholders Agreement dated October 15, 1997. The voting provisions of this agreement terminate upon consummation of the Offering. Executive officers of the Company are appointed by, and serve at the discretion of, the Board of Directors. Nicholas A. Canitano and Annette M. Canitano are husband and wife, and Kenneth L. Conley and Karen M. Conley are husband and wife. See "Certain Transactions."

BOARD COMMITTEES

     The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee, consisting of Messrs. Canitano, Johnston and Schiciano, makes recommendations concerning the engagement of independent public accountants, reviews the scope and results of the audit with the independent public accountants, reviews the Company's annual operating results with management and the independent accountants, considers the adequacy of the internal accounting procedures and considers the effect of such procedures on the accountants' independence.

     The Compensation Committee, consisting of Messrs. Conley, Johnston and Schiciano, reviews and recommends the compensation arrangements for officers and other employees, determines the options or stock to be granted to eligible persons under the 1997 Equity and Performance Plan and takes such other actions as may be required in connection with the Company's compensation and incentive plans.

     Prior to the consummation of the Offering, the Company's Board of Directors anticipates that it will appoint one, and possibly two, additional Directors not affiliated with the Company. This director will serve on both the Audit Committee and the Compensation Committee and will replace Messrs. Canitano and Conley, respectively, on such committees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Compensation Committee of the Board of Directors are Messrs. Conley, Johnston and Schiciano. Mr. Conley is President and Chief Operating Officer of the Company.

DIRECTOR COMPENSATION

     The Code of Regulations provide that the non-employee directors may receive compensation and expense reimbursement for serving on the Company's Board of Directors, including committees thereof, and for other services related to a director's membership.

EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to the annual and long-term compensation earned for the year ended December 31, 1997 for the Company's Chief Executive Officer and the Company's three other executive officers during 1997 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                     LONG TERM
                                                                   COMPENSATION
                                                                      AWARDS
                                                                   -------------
                                                                    SECURITIES
                                           ANNUAL COMPENSATION      UNDERLYING
                                           --------------------    OPTIONS (# OF       ALL OTHER
            NAME AND POSITION               SALARY      BONUS         SHARES)       COMPENSATION (1)
Nicholas A. Canitano.....................  $224,200    $465,935         --               $4,750
Chairman of the Board and Chief Executive
  Officer
Kenneth L. Conley........................   198,539     476,486         --                4,750
President and Chief Operating Officer
Karen M. Conley..........................   211,382      93,959         --                4,750
Executive Vice President and Treasurer
Annette M. Canitano......................   185,720     103,362         --                4,750
Executive Vice President and Secretary

- ---------------

(1) Represents matching payments under the Company's 401(k) Plan.

EMPLOYEE BENEFIT PLANS

     1997 Equity and Performance Incentive Plan. Upon the consummation of the Offering, the Company will have an aggregate of 1,420,000 shares of Common Stock reserved for issuance under the 1997 Equity and Performance Plan, which may be granted to directors, consultants, key employees and officers of the Company.

The 1997 Equity and Performance Plan is administered by the Compensation Committee and provides for awards, including restricted shares of Common Stock, deferred shares of Common Stock and options to purchase shares of Common Stock, including Incentive Stock Options ("ISOs") (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")).

     The exercise price for options may be paid as follows: (i) in cash or check payable to the Company; (ii) by actual or constructive transfer to the Company of Common Stock owned by the optionee having a value at the time of exercise equal to the option price and which have been held by the optionee for at least six months; or (iii) by a combination of such methods of payment. In the case of a stock option that is not an ISO, the exercise price per share of Common Stock may be less than the fair market value per share of Common Stock on the date of the grant. Any grant may provide for payment of the option price in installments, upon terms determined by the Board of Directors, including, without limitation, pursuant to a promissory note. ISOs to be granted under the 1997 Equity and Performance Plan must be exercised within 10 years from the date of grant. Each option will become exercisable over a period of time as the optionee provides services to the Company; provided, however, that each option will accelerate in the event of a sale of a majority of the outstanding Common Stock of the Company, a sale of substantially all of the Company's assets or other similar transactions and events as determined by the Board of Directors of the Company (a "Change in Control"). Each grant or sale of restricted stock will vest over a period of not less than two years to be determined by the Board of Directors at the date of the grant or issuance; provided, however, that the Board of Directors of the Company may accelerate vesting upon a Change in Control or public offering. Each grant or sale of deferred shares of Common Stock entitles the recipient to receive Common Stock (or equivalent in other property, including cash) upon the fulfillment of specified objectives over a period of not less than one year, except, if the Board of Directors so determines, each payment may be accelerated in the event of a Change in Control or public offering.

     The Board of Directors can amend or terminate the 1997 Equity and Performance Plan at any time. In the event of any change in the capital structure of the Company, such as a stock dividend or stock split, the Board of Directors may make equitable adjustments to outstanding unexercised awards and to the provisions of the 1997 Equity and Performance Plan so that the net value of the award is not changed. If the Company becomes a party to a merger, reorganization, liquidation or similar transaction, the Board of Directors may make such arrangements it deems advisable regarding outstanding awards, such as substituting new awards for outstanding awards, assuming outstanding awards or terminating or paying for outstanding awards.

     No awards were made under the 1997 Equity and Performance Plan in 1997, and none were outstanding at December 31, 1997. At June 30, 1998, options for 320,200 shares were outstanding under the 1997 Equity and Performance Plan.

     Currently, no grants or issuances under the 1997 Equity and Performance Plan have been made to executive officers other than Paul A. Farmer. On May 11, 1998, Mr. Farmer was issued 76,950 shares of restricted Common Stock under the 1997 Equity and Performance Plan for a purchase price of $4.67 per share. See "Certain Transactions."

     401(k) Plan. The Company maintains a 401(k) profit sharing and defined contribution plan (the "401(k) Plan"). All employees of the Company who have reached 21 years of age and have completed six months of service are eligible to participate in the 401(k) Plan, pursuant to which each participant may contribute up to 15% of eligible compensation (up to a statutorily prescribed annual limit of $10,000 in 1998). The Company currently matches contributions made by employees to the 401(k) Plan. The amount of the match is determined at the discretion of the Company. A profit sharing contribution may also be made each year at the discretion of the Company. All amounts contributed by employee participants and earnings on these contributions are fully vested at all times. Employee participants may elect to invest their account balances in various established funds. During 1997, each of the Named Executive Officers participated in the 401(k) Plan as indicated in the Summary Compensation Table.

     1998 Employee Stock Purchase Plan. Prior to the consummation of the Offering, the Company intends to adopt the Purchase Plan and reserve an
aggregate of                shares of Common Stock for issuance under the
Purchase Plan. Such shares may be authorized but unissued Common Stock, treasury shares or shares of

Common Stock purchased in the open market. The Purchase Plan will be intended to qualify under Section 423 of the Code and will permit eligible employees of the Company whose customary employment is a minimum of 20 hours per week to purchase shares of Common Stock through payroll deductions of up to 10% of the employee's gross regular earnings, provided that no employee may purchase more than
$          worth of stock in any calendar year, with the first offering period
commencing on             , 1998. The price of shares of Common Stock purchased
under the Purchase Plan will be 85% of the fair market value of the Common Stock (as calculated in the Purchase Plan). The Purchase Plan will be administered by the Compensation Committee. The Board of Directors will be able to amend or terminate the Purchase Plan at any time.

     Other. The Company maintains customary health and benefit plans for its employees. The Company does not maintain any defined benefit pension plans.

BONUSES

     The Company grants annual bonuses to its executive officers. These bonuses are determined by the Compensation Committee of the Board of Directors of the Company and are based on the attainment of individual performance targets and the financial performance of the Company.

                              CERTAIN TRANSACTIONS

     The 1997 Transactions. In July 1997, the Company repurchased 509,130 shares of Common Stock owned by Joseph Minadeo for an aggregate amount of $171,429. Mr. Minadeo is the brother of Annette M. Canitano, the Company's Executive Vice President, Secretary and a Director, and was an original investor in the Company.

     In October 1997, the Company entered into a series of transactions (collectively, the "1997 Transactions") wherein TA Associates, including the following affiliated groups: TA/Advent VIII L.P. and TA Venture Investors Limited Partnership (collectively, the "TA Investors"), and McDonald & Company Securities, Inc., including the following affiliated groups: McD Venture Capital Fund, L.P. and GHK Investments, L.L.C. (collectively, the "McDonald Investors") purchased a total of 250,400 shares of Convertible Preferred Stock and 1,350,000 shares of Common Stock from the Company for an aggregate purchase price of $17.5 million ($15.9 million, net of $1.6 million of transaction expenses). Immediately prior to the consummation of the Offering, the Convertible Preferred Stock sold by the Company in the 1997 Transactions will be converted into 2,504,000 shares of Common Stock and 250,400 shares of Redeemable Preferred Stock. Upon consummation of the Offering, the Redeemable Preferred Stock will be redeemed for $15.8 million, using a portion of the net proceeds from the Offering. See "Use of Proceeds."

     As part of the 1997 Transactions and under the terms of the Stock Purchase and Shareholders Agreement, dated October 15, 1997 (the "1997 Agreement"), among TA Investors, McDonald Investors, the Founders, NAC Enterprises, Inc., CKCK Enterprises, Inc., Kenneth L. Conley Charitable Remainder Trust, Karen M. Conley Charitable Remainder Trust and the Company, each of TA Investors and McDonald Investors was granted certain demand and "piggyback" registration rights and certain other preferential rights, including: (i) rights to participate in sales of additional shares; and (ii) rights of first refusal and co-sale involving the Company's securities. In addition, TA Investors, McDonald Investors, the Company and the Founders entered into a voting agreement whereby the parties agreed to vote all shares of the Company's capital stock held by them (and any other securities over which the Founders exercise voting control) as to cause the Board of Directors of the Company to include Messrs. Johnston and Schiciano (so long as each remains in the employ of TA Associates) and one independent director nominated by TA Associates. Except for the registration rights granted to each of TA Investors and McDonald Investors, the preferential rights contained in the 1997 Agreement terminate upon consummation of the Offering.

     Also as part of the 1997 Transactions, the Company repurchased an aggregate of 1,350,000 shares of Common Stock for $15.9 million from the Founders, including: (i) 675,000 shares of Common Stock from NAC Enterprises, Inc., of which the Annette M. Canitano Trust and the Nicholas A. Canitano Trust, affiliates of Mr. and Mrs. Canitano, directors of the Company, are the sole shareholders; (ii) 610,000 shares of Common Stock from CKCK Enterprises, Inc., of which the Karen M. Conley Trust and the Kenneth L. Conley Trust, affiliates of

Mr. and Mrs. Conley, directors of the Company, are the sole shareholders; (iii) 32,500 shares of Common Stock from the Kenneth L. Conley Charitable Remainder Trust, a charitable remainder trust established by Kenneth L. Conley, a director of the Company; and (iv) 32,500 shares of Common Stock from the Karen M. Conley Charitable Remainder Trust, a charitable remainder trust established by Karen M. Conley, a director of the Company.

     Upon the consummation of the 1997 Transactions, the Company paid Mr. Minadeo an additional $205,000 in accordance with the terms of certain change of control provisions contained in the documentation of the July 1997 repurchase of shares of Common Stock from Mr. Minadeo.

     Employment Agreement. The Company is party to an "at will" employment agreement with Paul A. Farmer, pursuant to which Mr. Farmer serves as Chief Financial Officer and Vice President of the Company. The agreement provides for an annual base salary of $165,000, an annual bonus up to a maximum of 50% of base salary to be determined by the Compensation Committee, benefits under the Company's benefit plans and payment of all reasonable relocation costs incurred by Mr. Farmer. The agreement also provides that upon the termination of Mr. Farmer's employment with the Company, other than for cause or retirement, the Company shall pay Mr. Farmer an amount equal to the greater of six months' salary, or the value of his unvested restricted stock at the time of the termination. Mr. Farmer is also subject to noncompetition, nondisclosure and nonsolicitation covenants.

     In May 1998, Mr. Farmer was issued 76,950 shares of restricted Common Stock under the 1997 Equity and Performance Plan. Mr. Farmer paid the purchase price for the restricted stock by executing and delivering to the Company a promissory note (the "Note") in the principal amount of $359,356. The Note is due and payable on June 30, 2004, and accrues interest on the unpaid principal amount at 6% per annum until the Note is paid in full. Accrued interest is payable in June and December of each year during the term of the Note, including June 30, 2004. The Note also becomes due and payable six months after any date on which Mr. Farmer ceases to be employed for any reason by the Company. See
"Management -- Employee Benefit Plans."

     Loans. Various other loans have periodically been made by the Company to the Founders. In April 1997, the Company made loans to Nicholas A. and Annette
M. Canitano and Kenneth L. and Karen M. Conley each in an amount of $44,500. In March 1998, the Company made loans to Mmes. Canitano and Conley, each in an amount of $64,092. Each such loan bore interest at 10% and such loans have been repaid in full.

     Corporate Headquarters Lease. The Company leases its corporate headquarters in Mayfield Heights, Ohio, from an entity that is 30% owned by the Founders with rental payments of approximately $412,000 annually. The term of the lease, which commenced in January 1998, expires in January 2003 and includes three five-year renewal options. The Company believes that the terms of the lease are no less favorable to the Company than those that could have been obtained from an independent third party lessor at the time the lease was executed. See
"Business -- Property."

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information known to the Company regarding beneficial ownership of the Company's Common Stock as of July 24, 1998, after giving effect to the conversion of Convertible Preferred Stock into shares of Common Stock, by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each of the Company's executive officers; (iii) each director of the Company; and
(iv) all directors and executive officers of the Company as a group. The address of each of the officers and directors of the Company is c/o Conley, Canitano & Associates, Inc., CCAi Renaissance Centre, 5800 Landerbrook Drive, Mayfield Heights, Ohio 44124.

                                          BENEFICIAL OWNERSHIP                  BENEFICIAL OWNERSHIP
                                          PRIOR TO OFFERING (1)     NUMBER         AFTER OFFERING
                                          ---------------------    OF SHARES    --------------------
                                            NUMBER                   BEING       NUMBER
  NAME AND ADDRESS OF BENEFICIAL OWNER    OF SHARES    PERCENT      OFFERED     OF SHARES   PERCENT
Nicholas A. Canitano (2)................  1,749,000      17.8%                                      %
Kenneth L. Conley (3)...................  1,697,750      17.3
Karen M. Conley (4).....................  1,397,750      14.2
Annette M. Canitano (5).................  1,349,000      13.7
Paul A. Farmer (6)......................     76,950         *
A. Bruce Johnston (7)...................      8,960         *
Kenneth A. Schiciano (8)................     10,560         *
TA Associates, Inc. (9).................  3,743,890      38.1
  High Street Tower, Suite 2500
  125 High Street
  Boston, MA 02110
McDonald & Company Securities,
  Inc.(10)..............................    110,110       1.1
Other Selling Shareholders as a group
  (  persons)(11).......................    [     ]         *         [     ]
All executive officers and directors as
  a group (7 persons)...................  9,822,950      64.0%

- ---------------

  * Indicates beneficial ownership of less than 1.0% of the outstanding Common Stock.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of stock options or exercisable within 60 days hereof are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each shareholder identified in the table possesses the sole voting and disposition power with respect to all shares of Common Stock shown as beneficially owned by such shareholder.

 (2) Nicholas A. Canitano has beneficial ownership of 400,000 shares of Common Stock held in trusts for which he is trustee and has sole power of voting and for which Annette M. Canitano, his wife, has sole power of disposition and 400,000 shares held in trusts for which he is trustee and has sole power of disposition. Except as noted, the shares shown do not include shares owned by Annette M. Canitano.

 (3) Kenneth L. Conley has beneficial ownership of 300,000 shares of Common Stock held in trust for which he is trustee and has sole power of voting and for which Karen M. Conley, his wife, has sole power of disposition, 400,000 shares held in trusts for which he has sole power of disposition and 125,000 shares held in trust for which he has shared power of disposition with Karen M. Conley. Except as noted, the shares shown do not include shares owned by Karen M. Conley.

 (4) Karen M. Conley has beneficial ownership of 300,000 shares of Common Stock held in trust for which she is trustee and has sole power of disposition and 125,000 shares held in trusts for which she has shared power of disposition with Kenneth L. Conley. Except as noted, the shares shown do not include shares owned by Kenneth L. Conley.

 (5) Annette M. Canitano has beneficial ownership of 400,000 shares of Common Stock held in trusts for which she is trustee and has sole power of disposition and for which Nicholas A. Canitano, her husband, has sole power of voting. Except as noted, the shares shown do not include shares owned by Nicholas A. Canitano.

 (6) All shares owned by Mr. Farmer are restricted Common Stock issued pursuant to the Company's 1997 Equity and Performance Plan. See "Certain Transactions."

 (7) Includes 8,960 shares of Common Stock beneficially owned by Mr. Johnston through TA Venture Investors Limited Partnership, all of which shares are included in the 3,743,890 shares described in footnote (9) below and does not include any shares beneficially owned by TA Associates, TA/Advent VIII L.P. or Advent Atlantic and Pacific III, L.P., of which Mr. Johnston disclaims beneficial ownership.

 (8) Includes 10,560 shares of Common Stock beneficially owned by Mr. Schiciano through TA Venture Investors Limited Partnership, all of which shares are included in the 3,743,890 shares described in footnote (9) below and does not include any shares beneficially owned by TA Associates, TA/Advent VIII L.P. or Advent Atlantic and Pacific III, L.P., of which Mr. Schiciano disclaims beneficial ownership.

 (9) Includes shares of Common Stock beneficially owned by affiliates of TA Associates as follows: (i) 61,980 shares held by TA Venture Investors Limited Partnership; (ii) 3,100,070 shares held by TA/Advent VIII L.P.; and
     (iii) 581,840 shares held by Advent Atlantic and Pacific III, L.P.

(10) Includes (i) 77,090 shares of Common Stock held by McDonald & Company Securities, Inc.; (ii) 22,020 shares held by McD Venture Capital Fund, L.P., an affiliate of McDonald & Company Securities, Inc.; and (iii) 11,000 shares held by GHK Investments, L.L.C., an affiliate of McDonald & Company Securities, Inc.

(11) Each other Selling Shareholder beneficially owns less than 1% of the outstanding shares of Common Stock.

                          DESCRIPTION OF CAPITAL STOCK
GENERAL

     Upon the consummation of the Offering, the Articles of Incorporation will provide that the Company may issue up to 45,000,000 shares of Common Stock, and
(i) 500,800 shares of preferred stock, par value $.01 per share, (ii) 5,000,000 shares of non-voting "preferred stock", no par value, and (iii) 5,000,000 shares of voting preferred stock, no par value (collectively, the "Preferred Stock"). As of June 30, 1998, there were 9,822,950 shares of Common Stock issued and outstanding which were held by 32 shareholders of record, and there were 250,400 shares of Convertible Preferred Stock issued and outstanding which were held by six shareholders of record.

COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share held of record on all matters to be submitted to a vote of the shareholders and do not have preemptive rights. The Articles of Incorporation do not provide for cumulative voting for the election of directors. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors of the Company out of funds legally available therefor. All outstanding shares of Common Stock are, and the Common Stock to be sold in the Offering, when issued and paid for, will be, fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Stock are entitled to share ratably in the assets of the Company remaining after payment or provision for payment of all of the Company's debts and obligations and liquidation payments to holders of outstanding shares of Preferred Stock. See "Dividend Policy" and "Description of Capital Stock -- Ohio Law and Certain Articles of Incorporation and Code of Regulations Provisions; Anti-Takeover Effects."

PREFERRED STOCK

     Shares of Preferred Stock may be issued by the Company in series with such preferences and designations as the Board of Directors of the Company may from time to time determine. The Board of Directors of the Company can, without shareholder approval, issue Preferred Stock with voting, dividend, liquidation and conversion rights, which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding a takeover or attempted change in control. In connection with the 1997 Transactions, the Board of Directors of the Company created the Convertible Preferred Stock. Immediately prior to consummation of the Offering, the 250,400 issued and outstanding shares of Convertible Preferred Stock will automatically convert into 2,504,000 shares of Common Stock and 250,400 shares of Redeemable Preferred Stock. Upon consummation of the Offering, all 250,400 then issued and outstanding shares of Redeemable Preferred Stock will immediately be redeemed by the Company for approximately $15.8 million using a portion of the net proceeds of the Offering. As a result, subsequent to the Offering, there will be no shares of Preferred Stock outstanding. See "Use of Proceeds."

CERTAIN ARTICLES OF INCORPORATION AND CODE OF REGULATIONS PROVISIONS AND OHIO LAW; ANTI-TAKEOVER EFFECTS

     Certain Articles of Incorporation and Code of Regulations Provisions. The Articles of Incorporation provide for a classified Board of Directors. Other than those who may be expressly elected by virtue of the terms of any preferred stock designation, the directors are divided into two classes. The directors are elected for terms that are staggered so that the terms of one-half of the directors expire each year. Except as may be provided in any preferred stock designation, the Code of Regulations do not permit the shareholders to remove a director.

     The above-described provisions of the Articles of Incorporation and Code of Regulations may have certain anti-takeover effects. Such provisions, in addition to the provisions described below and the possible issuance of Preferred Stock discussed above, may make it more difficult for other persons, without the approval of the Company's Board of Directors, to make a tender offer or acquisitions of substantial amounts of the Common Stock or to launch other takeover attempts that a shareholder might consider to be in such shareholder's best interests.

     Ohio Law. The Company is subject to several anti-takeover provisions under Ohio law that apply to Ohio public corporations. These provisions make it more difficult for other persons, without the approval of the Company's Board of Directors, to make a tender offer or acquisitions of substantial amounts of the Common Stock or to launch other takeover attempts that a shareholder might consider in such shareholder's best interests.

     Ohio Control Share Acquisition Act. Under Ohio's Control Share Acquisition Act (the "Acquisition Act"), any "control share acquisition" of an Ohio public corporation may be made only with the prior authorization of the shareholders of the corporation in accordance with the provisions of the Acquisition Act. A "control share acquisition" is defined under the Acquisition Act to mean the acquisition, directly or indirectly, by any person of shares of a public corporation that, when added to all other shares of the corporation such person owns, would entitle such person, directly or indirectly, to exercise voting power in the election of directors within the following ranges: more than 20%, more than 33% and a majority.

     The Acquisition Act further specifies that the shareholders of the corporation must approve the proposed control share acquisition by certain percentages at a special meeting of shareholders at which a quorum is present. In order to comply with the Acquisition Act, the acquiring person may only acquire the stock of the Ohio public corporation upon the affirmative vote of:
(i) a majority of the voting power of the corporation that is represented in person or by proxy at the special meeting; and (ii) a majority of the voting power of the corporation that is represented in person or by proxy at the special meeting, excluding those shares of the corporation deemed to be "interested shares" for purposes of the Securities Act.

     "Interested shares" are defined under the Securities Act to mean shares in respect of which the voting power is controlled by any of the following persons:
(i) an acquiring person; (ii) any officer of the Ohio public corporation; and
(iii) any employee who is also a director of the corporation. "Interested shares" also include shares of the corporation that are acquired by any person after the date of the first public disclosure of the proposed acquisition and prior to the record date for the applicable special meeting, if either (i) the aggregate consideration paid by such person, and any person acting in concert with him or her, for such shares of the Ohio public corporation exceeds $250,000 or (ii) the number of shares acquired by such person, and any person acting in concert with him or her, exceeds 1.5% of the outstanding shares of the corporation, or if shares are acquired after the record date for the applicable special meeting accompanied by the voting power for such special meeting.

     Ohio Merger Moratorium Act. The Company is also subject to Ohio's Merger Moratorium Act. The Merger Moratorium Act generally prohibits a wide range of business combinations and other transactions (including mergers, consolidations, asset sales, loans, disproportionate distributions of property and disproportionate issuances or transfers of shares or rights to acquire shares) between an Ohio corporation and a person that owns beneficially (within the meaning of the Securities Act), alone or with other related parties, shares representing at least 10% of the voting power of the corporation (an "Interested Shareholder") for a period of three years after such person becomes an Interested Shareholder, unless, prior to the date that the Interested Shareholder became such, the directors approve either the transaction or the acquisition of the corporation's shares that resulted in the person becoming an Interested Shareholder. Following the three-year moratorium period, the corporation may engage in covered transactions with an Interested Shareholder only if, among other things, (i) the transaction receives the approval of the holders of two-thirds of all the voting shares and the approval of the holders of a majority of the voting shares held by persons other than an Interested Shareholder or (ii) the remaining shareholders receive an amount for their shares equal to the higher of the highest amount paid in the past by the Interested Shareholder for the corporation's shares or the amount that would be due the shareholders if the corporation were to dissolve.

     Ohio Control Bid Statute. The Company is also subject to Ohio's Control Bid Statute. Ohio's Control Bid Statute provides that no offeror may make a "control bid" pursuant to a tender offer or a request or invitation for tenders unless, on the day the offeror commences a control bid, it files with the Ohio Division of Securities (the "Securities Division") and the target company certain information in respect of the offeror, his or her ownership of the corporation's shares and his or her plans for the corporation (including, among other things, plans to terminate employee benefits plans, close any plant or facility or reduce the work force). If the Securities Division determines that the offeror's disclosures are inadequate, it must act within three calendar days from the date of the offeror's filing to issue a suspension order. If a bid is suspended, a hearing must be held within 10 calendar days from the date of the Securities Division's suspension order. The hearing procedure must be completed no later than 16 calendar days after the date on which the suspension was imposed.

     A "control bid" under Ohio's Control Bid Statute is defined as the purchase of or an offer to purchase an equity security of an issuer with certain connections to Ohio from a resident of Ohio if (i) after the purchase of such security, the offeror would directly or indirectly be the beneficial owner of more than 10% of any class of the issued and outstanding equity securities of the issuer or (ii) the offeror as the issuer, there is a pending control bid by a person other than the issuer and the number of issued and outstanding shares of the corporation will be reduced by more than 10%.

     Fiduciary Duty Statute. Ohio law also provides for the right of the Board of Directors to consider the interests of various constituencies, including employees, customers, suppliers and creditors of the Company, as well as the communities in which the Company is located, in addition to the interest of the Company and its shareholders, in discharging their duties in determining what is in the Company's best interests.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Generally, a director of an Ohio corporation will not be found to have violated his fiduciary duties unless there is proof by clear and convincing evidence that the director has not acted in good faith, in a manner such director reasonably believes to be in or not opposed to the best interests of the corporation, or with the care that an ordinarily prudent person in a like position would use under similar circumstances. In general, a director is liable for monetary damages for any action or omission as a director only if it is approved by clear and convincing evidence that such act or omission was undertaken either with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation.

     Under Ohio law, a corporation must indemnify its directors, as well as its offices, employees and agents, against expenses where any such person is successful on the merits or otherwise in defense of an action, suit or proceeding. A corporation may indemnify such persons in actions, suits and proceedings (including derivative suits) if the individual has acted in good faith and in a manner that such director believes to be in or not opposed to the best interests of the corporation. In the case of a criminal proceeding, the individual must also have no reasonable cause to believe that his or her conduct was unlawful. Indemnification may be made only if ordered by a court or if authorized in a specific case upon a determination that the applicable standard of conduct has been met. Such a determination may be made by a majority of the disinterested directors, by independent legal counsel or by the shareholders. In order to obtain reimbursement for expenses in advance of the final disposition of any action, the individual must provide an undertaking to repay the amount if it is ultimately determined that such director is not entitled to be indemnified.

     In general, Ohio law requires that all expenses, including attorneys fees, incurred by a director in defending any action, suit or proceeding to be paid by the corporation as they are incurred in advance of final disposition if the director agrees to repay such amounts if it is proved by clear and convincing evidence that his action or omission was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation and if the director reasonably cooperates with the corporation concerning the action, suit or proceeding.

     The Code of Regulations provides for indemnification, which is coextensive with that permitted under Ohio law. These provisions do not alter a director's liability under federal securities laws. The Code of Regulations authorizes the Company to enter into indemnification agreements with each present and future director and such officers, employees or agents as specified in the Code of Regulations. The Code of Regulations also authorizes the Company to enter into agreements to indemnify such persons to the maximum extent permitted by applicable law.

REGISTRATION RIGHTS

     Under the terms of the 1997 Agreement, at any time after the earlier of December 31, 1998 or the effective date of an initial public offering by the Company, the holders of at least 50% of registrable securities (as defined in the 1997 Agreement), including any shares of Common Stock or any securities convertible into shares of Common Stock, have the right to require the Company to register under the Securities Act any or all of such registrable securities, subject to the conditions and limitations contained in the 1997 Agreement. In addition, under the terms of the 1997 Agreement, each of TA Investors and McDonald Investors was granted demand registration rights once the Company becomes eligible to register securities on Form S-3 under the Securities Act, subject to conditions and limitations contained in the 1997 Agreement. Also, each of TA Investors and McDonald Investors was granted certain "piggyback" registration rights, subject to the conditions and limitations contained in the 1997 Agreement, at any time that the Company undertakes a public offering.

     In connection with the KLA acquisition, the Company entered into Warrant Agreements, dated April 3, 1998 (the "1998 Warrant Agreements") with each of Ronnie Crumpler, Gary Levey and Anthony Kelly (individually, a "Warrant Holder" and collectively, the "Warrant Holders") granting the Warrant Holders the right to purchase an aggregate of 195,266 shares of Common Stock at $0.001 per share. Upon consummation of the Offering, the Warrants will be exercisable until April 2008. In addition, under the 1998 Warrant Agreements, each Warrant Holder was granted certain "piggyback" registration rights, subject to the conditions and limitations contained in the 1998 Warrant Agreements, at any time the Company undertakes a public offering.

     Subsequent to the KLA acquisition, the Company granted the KLA Options to certain employees of the Company formerly employed by KLA (individually, an "Option Holder" and collectively, the "Option Holders"). Pursuant to the Option Agreements (the "Option Agreements" and together with the 1997 Agreement and the 1998 Warrant Agreements, the "Registration Agreements"), the Option Holders were granted options to purchase an aggregate of 64,734 shares of Common Stock at a price of $0.001 per share. Upon the consummation of the Offering, the options will be exercisable. In addition, each Option Holder was granted certain "piggyback" registration rights, subject to the conditions and limitations contained in the Option Agreements, at any time the Company undertakes a public offering.

     Pursuant to the Registration Agreements, but subject to the conditions and limitations set forth in such agreements, the Company is required to: (i) pay registration expenses (exclusive of underwriting discounts and commissions) in connection with certain registrations of the Company's securities; (ii) use its best efforts to effect such registrations; and (iii) indemnify TA Investors, McDonald Investors, the Warrant Holders and the Option Holders, including certain of their affiliates, against certain liabilities, including liabilities under the Securities Act, in connection with the registration of their shares of Common Stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock is National City Bank in Cleveland, Ohio.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of the Offering, the Company will have an aggregate of shares of Common Stock outstanding, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options or warrants to purchase shares of Common Stock. Of these shares of Common Stock,
the                shares sold in the Offering are freely tradeable without
restriction or further registration under the Securities Act, except that any Shares held by "affiliates" of the Company, as that term is defined in Rule 144, may generally be sold only in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SHARES

     The remaining                shares of Common Stock are deemed "restricted
securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act. Subject to the Lock-Up Agreements described below, additional shares of Common Stock will be available for sale in the public market (subject in the case of shares held by affiliates to compliance with certain volume restrictions) as follows: (i)
shares will be available for immediate sale in the public market on the date of
this Prospectus, (ii)                shares will be eligible for sale 90 days
after the date of this Prospectus, (iii)                shares will be eligible
for sale upon the expiration of the Lock-up Agreements 180 days after the date
of this Prospectus, and (iv)                shares will be eligible for sale
under Rule 144 upon the expiration of the applicable one-year holding periods.

     In general, under Rule 144, a person (or persons whose shares are aggregated) including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares of Common Stock that does not exceed the greater of (i) 1% of the then outstanding shares of Common
Stock (approximately                shares immediately after the Offering) or
(ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person, who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations described above.

     An employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this Prospectus.

EFFECT OF SALES OF SHARES

     Prior to the Offering, there has been no public market for the Common Stock, and no precise prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares of Common Stock for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sale of substantial amounts of Common Stock in the public market could adversely effect prevailing market prices and could impair the Company's future ability to raise capital through the sale of its equity securities.

LOCK-UP AGREEMENTS

     Each of the Company, its executive officers and directors and certain shareholders of the Company (including the Selling Shareholders) has agreed, subject to certain exceptions, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers all or portion of the economic consequences associated with the ownership of any Common Stock (regardless of whether any of the transactions described in clause (i) or (ii) is to be settled by the delivery of Common Stock, or such other securities, in cash or otherwise) for a period of 180 days after the date of this Prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. In addition, during such period, the Company has also agreed not to file any registration statement with respect to, and each of its executive officers, directors and certain shareholders of Company (including the Selling Shareholders) has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock without Donaldson, Lufkin & Jenrette Securities Corporation's prior written consent.

                                  UNDERWRITING

     Subject to the terms and conditions of an Underwriting Agreement, dated
            , 1998 (the "Underwriting Agreement"), the Underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), BancAmerica Robertson Stephens, Lehman Brothers Inc. and McDonald & Company Securities, Inc. (collectively, the "Representatives"), have severally agreed to purchase from the Company the respective number of shares of Common Stock set forth opposite their names below.

                                                                 NUMBER
                        UNDERWRITERS                            OF SHARES
Donaldson, Lufkin & Jenrette Securities Corporation.........
BancAmerica Robertson Stephens..............................
Lehman Brothers Inc.........................................
McDonald & Company Securities, Inc..........................

          Total.............................................
                                                                ========

     The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the shares of Common Stock offered hereby are subject to approval by their counsel of certain legal matters and to certain other conditions. The Underwriters are obligated to purchase and accept delivery of all the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased.

     The Underwriters initially propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain dealers (including the
Underwriters) at such price less a concession not in excess of $     per share.
The Underwriters may allow, and such dealers may re-allow, to certain other
dealers a concession not in excess of $     per share. After the initial
offering of the Common Stock, the public offering price and other selling terms may be changed by the Representatives at any time without notice. The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     The Company and certain shareholders of the Company have granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase, from time to time, in whole or in part, up to an
aggregate of           additional shares of Common Stock at the initial public
offering price less underwriting discounts and commissions. The Underwriters may exercise such option solely to cover overallotments, if any, made in connection with the Offering. To the extent that the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of such additional shares based on such Underwriter's percentage underwriting commitment as indicated in the preceding table.

     The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     Each of the Company, its executive officers and directors and certain shareholders of the Company (including the Selling Shareholders) has agreed, subject to certain exceptions, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Common Stock (regardless of whether any of the transactions described in clause (i) or (ii) is to be settled by the delivery of Common Stock, or such other securities, in cash or otherwise) for a period of 180 days after the date of this Prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. In addition, during such period, the Company has also agreed not to file any registration statement with respect to, and each of its executive officers, directors and certain shareholders of Company

(including the Selling Shareholders) has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock without DLJ's prior written consent.

     Prior to the Offering, there has been no established trading market for the Common Stock. The initial public offering price for the shares of Common Stock offered hereby will be determined by negotiation among the Company and the Representatives. The factors to be considered in determining the initial public offering price include the history of and the prospects for the industry in which the Company competes, the prospects for future earnings of the Company, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of the Offering.

     Other than in the United States, no action has been taken by the Company, the Selling Shareholders or the Underwriters that would permit a public offering of the shares of Common Stock offered hereby in any jurisdiction where action for that purpose is required. The shares of Common Stock offered hereby may not be offered or sold, directly or indirectly, nor may this Prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of Common Stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this Prospectus comes are advised to inform themselves about and to observe any restrictions relating to the Offering and the distribution of this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

     In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot the Offering, creating a syndicate short position. The Underwriters may bid for and purchase shares of Common Stock in the open market to cover such syndicate short position or to stabilize the price of the Common Stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed Common Stock in syndicate covering transactions, in stabilizing transactions or otherwise. These activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

     The legality of the issuance of the Shares offered hereby will be passed upon for the Company by Jones, Day, Reavis & Pogue, Cleveland, Ohio. Certain legal matters will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, New York, New York.

                                    EXPERTS

     The Financial Statements of the Company as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997 included herein and elsewhere in the Registration Statement and the Financial Statements of KLA as of December 31, 1996 and 1997, and for each of the years in the two-year period ended December 31, 1997 included herein and elsewhere in the Registration Statement, have been included herein in reliance upon the reports of PricewaterhouseCoopers LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission Registration Statements on Form S-1 under the Securities Act, with respect to the Shares. This Prospectus does not contain all of the information set forth in the Registration Statements, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statements, including the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract, agreement or any other document referred to herein are not necessarily complete; with respect to each such contract, agreement or document filed as an exhibit to the Registration Statements, reference is made to such exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statements, including the exhibits and schedules thereto, may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of either of them or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission. The Registration Statements, including the exhibits and schedules thereto, are also available on the Commission's Web site at http://www.sec.gov.

     The Company is subject to the information requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy materials and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company's Common Stock is listed in the Nasdaq National Market, and such reports, proxy materials and other information can also be inspected at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20549.

     Copies of reports, proxy and information statements and other information regarding registrants that file electronically are available on the Commission's Web site.

                      CONLEY, CANITANO & ASSOCIATES, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
REGISTRANT
Conley, Canitano & Associates, Inc.
  Report of Independent Certified Public Accountants........   F-2
  Balance Sheets -- December 31, 1996 and 1997, June 30,
     1998 (unaudited) and pro forma June 30, 1998
     (unaudited)............................................   F-3
  Statements of Income -- For the years ended December 31,
     1995, 1996 and 1997 and for the six months ended June
     30, 1997 and 1998 (unaudited)..........................   F-4
  Statements of Shareholders' Equity (Deficit) -- For the
     years ended December 31, 1995, 1996 and 1997 and for
     the six months ended June 30, 1998 (unaudited).........   F-5
  Statements of Cash Flows -- For the years ended December
     31, 1995, 1996 and 1997 and for the six months ended
     June 30, 1997 and 1998 (unaudited).....................   F-6
  Notes to Financial Statements.............................   F-7
BUSINESS ACQUIRED IN 1998
Kelly-Levey & Associates, Inc.
  Report of Independent Certified Public Accountants........  F-16
  Balance Sheets -- December 31, 1996 and 1997 and March 31,
     1998 (unaudited).......................................  F-17
  Statements of Operations -- For the years ended December
     31, 1996 and 1997 and for the three months ended March
     31, 1997 and 1998 (unaudited)..........................  F-18
  Statements of Shareholders' Equity (Deficit) -- For the
     years ended December 31, 1996 and 1997 and for the
     three months ended March 31, 1998 (unaudited)..........  F-19
  Statements of Cash Flows -- For the years ended December
     31, 1996 and 1997 and for the three months ended March
     31, 1997 and 1998 (unaudited)..........................  F-20
  Notes to Financial Statements.............................  F-21

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS
CONLEY, CANITANO & ASSOCIATES, INC.

     We have audited the accompanying balance sheets of Conley, Canitano & Associates, Inc. as of December 31, 1996 and 1997, and the related statements of income, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Conley, Canitano & Associates, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

PricewaterhouseCoopers LLP
Cleveland, Ohio

July 24, 1998

                      CONLEY, CANITANO & ASSOCIATES, INC.

                                 BALANCE SHEETS

                                                        AS OF DECEMBER 31,          AS OF JUNE 30, 1998
                                                     -------------------------   --------------------------
                                                        1996          1997          ACTUAL       PRO FORMA
                                                                                                 (NOTE 1)
                                                                                 (UNAUDITED)    (UNAUDITED)
                      ASSETS
Current assets:
  Cash and cash equivalents........................  $  361,692   $  2,174,331   $  2,009,140   $ 2,009,140
  Accounts receivable, less allowance for doubtful
    accounts of $110,000 in 1996, $175,000 in 1997
    and $330,000 in 1998...........................   2,793,583      4,281,130      8,483,070     8,483,070
  Deferred taxes...................................     154,335        383,877        520,804       520,804
  Other............................................      67,969         87,556        180,991       180,991
                                                     ----------   ------------   ------------   -----------
    Total current assets...........................   3,377,579      6,926,894     11,194,005    11,194,005
Goodwill, net......................................          --             --      7,431,122     7,431,122
Property and equipment, net........................     151,035        549,351      1,689,172     1,689,172
Other..............................................     168,145        235,717        687,806       250,306
                                                     ----------   ------------   ------------   -----------
    Total assets...................................  $3,696,759   $  7,711,962   $ 21,002,105   $20,564,605
                                                     ==========   ============   ============   ===========

           LIABILITIES AND SHAREHOLDERS'
                 EQUITY (DEFICIT)
Current liabilities:
  Line of credit...................................  $  704,417   $    697,616   $  8,285,000   $ 8,285,000
  Current portion of long-term obligations.........          --        100,000        374,400       374,400
  Accounts payable.................................     237,354        456,519        746,320       746,320
  Accrued payroll, taxes and benefits..............   1,746,630      2,773,389      4,053,806     4,053,806
  Income taxes payable.............................     236,570        468,514         55,670        55,670
  Other............................................      23,819        312,306        835,695       835,695
                                                     ----------   ------------   ------------   -----------
    Total current liabilities......................   2,948,790      4,808,344     14,350,891    14,350,891
Deferred taxes.....................................      24,714         31,593         35,643        35,643
Long-term obligations, less current portion........          --        196,303        748,800       748,800
                                                     ----------   ------------   ------------   -----------
    Total liabilities..............................   2,973,504      5,036,240     15,135,334    15,135,334
                                                     ----------   ------------   ------------   -----------
Commitments and contingencies......................          --             --             --            --
Redeemable securities (Note 9).....................          --     15,969,707     18,197,382    15,750,160
                                                     ----------   ------------   ------------   -----------
Shareholders' equity (deficit):
  Preferred stock (Note 14)........................          --             --             --            --
  Common stock (Note 14)...........................       8,168          7,595          8,364        10,868
  Additional paid-in capital.......................          --             --        358,587       358,587
  Retained earnings (accumulated deficit)..........     715,087    (13,301,580)   (12,338,206)  (10,330,988)
                                                     ----------   ------------   ------------   -----------
                                                        723,255    (13,293,985)   (11,971,255)   (9,961,533)
  Less: note receivable from shareholder...........          --             --       (359,356)     (359,356)
                                                     ----------   ------------   ------------   -----------
    Total shareholders' equity (deficit)...........     723,255    (13,293,985)   (12,330,611)  (10,320,889)
                                                     ----------   ------------   ------------   -----------
    Total liabilities and shareholders' equity
      (deficit)....................................  $3,696,759   $  7,711,962   $ 21,002,105   $20,564,605
                                                     ==========   ============   ============   ===========

   The accompanying notes are an integral part of these financial statements.

                      CONLEY, CANITANO & ASSOCIATES, INC.

                              STATEMENTS OF INCOME

                                                                        FOR THE SIX MONTHS ENDED
                                 FOR THE YEARS ENDED DECEMBER 31,               JUNE 30,
                              ---------------------------------------   -------------------------
                                 1995          1996          1997          1997          1998
                                                                        (UNAUDITED)   (UNAUDITED)
Revenues....................  $11,106,864   $17,993,647   $32,218,405   $14,334,382   $22,023,760
Cost of revenues............    6,984,763    10,978,124    19,222,072     8,190,510    13,327,091
                              -----------   -----------   -----------   -----------   -----------
     Gross profit...........    4,122,101     7,015,523    12,996,333     6,143,872     8,696,669
Selling, general and
  administrative expenses...    3,037,741     4,204,124     6,554,681     2,980,208     4,357,075
Incentive compensation......      678,000     1,647,000     2,700,000     1,259,000     1,590,579
Acquisition compensation....           --            --            --            --       362,500
Depreciation and
  amortization..............       26,307        30,166        35,190        16,369       175,007
                              -----------   -----------   -----------   -----------   -----------
     Income from
       operations...........      380,053     1,134,233     3,706,462     1,888,295     2,211,508
Interest income.............        2,745         5,809        19,532         7,543        15,262
Interest expense............      (37,408)      (88,310)     (107,422)      (55,744)     (131,446)
                              -----------   -----------   -----------   -----------   -----------
     Income before provision
       for income taxes.....      345,390     1,051,732     3,618,572     1,840,094     2,095,324
Provision for income
  taxes.....................      180,419       460,629     1,494,676       760,000       904,913
                              -----------   -----------   -----------   -----------   -----------
     Net income.............  $   164,971   $   591,103   $ 2,123,896   $ 1,080,094   $ 1,190,411
                              ===========   ===========   ===========   ===========   ===========
Accretion to redemption
  value of redeemable
  securities................           --            --       (92,423)           --      (227,037)
                              -----------   -----------   -----------   -----------   -----------
     Net income available to
       common
       shareholders.........  $   164,971   $   591,103   $ 2,031,473   $ 1,080,094   $   963,374
                              ===========   ===========   ===========   ===========   ===========
Net income per share:
  Basic.....................  $             $             $             $             $
  Diluted...................  $             $             $             $             $
Weighted average shares
  outstanding:
  Basic.....................
  Diluted...................

   The accompanying notes are an integral part of these financial statements.

                      CONLEY, CANITANO & ASSOCIATES, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                           COMMON STOCK                                      NOTE
                                        (AT STATED VALUE)     ADDITIONAL     RETAINED     RECEIVABLE         TREASURY STOCK
                                       --------------------    PAID-IN       EARNINGS        FROM       ------------------------
                                        SHARES      AMOUNT     CAPITAL      (DEFICIT)     SHAREHOLDER     SHARES       AMOUNT
  Balance, December 31, 1994.........  7,255,130   $  8,168    $     --    $    (40,987)   $      --            --   $        --
  Net income.........................                                           164,971
                                       ---------   --------    --------    ------------    ---------    ----------   -----------
  Balance, December 31, 1995.........  7,255,130      8,168          --         123,984           --            --            --
  Net income.........................                                           591,103
                                       ---------   --------    --------    ------------    ---------    ----------   -----------
  Balance, December 31, 1996.........  7,255,130      8,168          --         715,087           --            --            --
  Purchase and retirement of common
    stock............................   (509,130)      (573)                   (170,856)
  Treasury shares purchased..........                                                                   (1,350,000)  (15,877,284)
  Redeemable securities issued.......                                       (15,877,284)                 1,350,000    15,877,284
  Accretion to redemption value of
    redeemable securities............                                           (92,423)
  Net income.........................                                         2,123,896
                                       ---------   --------    --------    ------------    ---------    ----------   -----------
  Balance, December 31, 1997.........  6,746,000      7,595          --     (13,301,580)          --            --            --
  Sale of shares to officer
    (unaudited)......................     76,950        769     358,587
  Note receivable from shareholder
    (unaudited)......................                                                       (359,356)
  Accretion to redemption value of
    redeemable securities
    (unaudited)......................                                          (227,037)
  Net income (unaudited).............                                         1,190,411
                                       ---------   --------    --------    ------------    ---------    ----------   -----------
  Balance, June 30, 1998
    (unaudited)......................  6,822,950   $  8,364    $358,587    $(12,338,206)   $(359,356)           --   $        --
                                       =========   ========    ========    ============    =========    ==========   ===========
  Pro forma balance, June 30, 1998
    (Note 1) (unaudited).............  9,326,950   $ 10,868    $358,587    $(10,330,988)   $(359,356)           --   $        --
                                       =========   ========    ========    ============    =========    ==========   ===========

                                           TOTAL
                                       SHAREHOLDERS'
                                          EQUITY
                                         (DEFICIT)
  Balance, December 31, 1994.........  $    (32,819)
  Net income.........................       164,971
                                       ------------
  Balance, December 31, 1995.........       132,152
  Net income.........................       591,103
                                       ------------
  Balance, December 31, 1996.........       723,255
  Purchase and retirement of common
    stock............................      (171,429)
  Treasury shares purchased..........   (15,877,284)
  Redeemable securities issued.......            --
  Accretion to redemption value of
    redeemable securities............       (92,423)
  Net income.........................     2,123,896
                                       ------------
  Balance, December 31, 1997.........   (13,293,985)
  Sale of shares to officer
    (unaudited)......................       359,356
  Note receivable from shareholder
    (unaudited)......................      (359,356)
  Accretion to redemption value of
    redeemable securities
    (unaudited)......................      (227,037)
  Net income (unaudited).............     1,190,411
                                       ------------
  Balance, June 30, 1998
    (unaudited)......................  $(12,330,611)
                                       ============
  Pro forma balance, June 30, 1998
    (Note 1) (unaudited).............  $(10,320,889)
                                       ============

   The accompanying notes are an integral part of these financial statements.

                      CONLEY, CANITANO & ASSOCIATES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                   FOR THE SIX MONTHS ENDED
                                       FOR THE YEARS ENDED DECEMBER 31,                    JUNE 30,
                                  -------------------------------------------    ----------------------------
                                     1995            1996            1997            1997            1998
                                                                                 (UNAUDITED)     (UNAUDITED)
Cash flows from operating
  activities:
  Net income....................  $   164,971    $    591,103    $  2,123,896    $  1,080,094    $  1,190,411
  Adjustments to reconcile net
    income to net cash (used in)
    provided by operating
    activities:
    Depreciation and
      amortization..............       26,307          30,166          35,190          16,369         175,007
    Deferred taxes..............     (170,899)        (82,556)       (222,663)        (56,000)       (132,877)
    Incentive option
      amortization..............           --              --              --              --          62,500
    Change in assets and
      liabilities:
      Accounts receivable.......     (907,218)     (1,147,063)     (1,487,547)     (1,244,810)     (2,039,983)
      Other assets..............       60,649         (58,534)        (87,066)       (284,630)       (102,386)
      Accounts payable..........      132,139         (66,563)        219,165         322,634        (697,008)
      Accrued payroll, taxes and
         benefits...............      575,076         789,965       1,026,759         108,874        (193,316)
      Income taxes payable......       76,312         139,023         231,944         442,324        (314,144)
      Other liabilities.........      (76,498)          4,175         288,487          71,067         448,389
                                  -----------    ------------    ------------    ------------    ------------
         Net cash (used in)
           provided by operating
           activities...........     (119,161)        199,716       2,128,165         455,922      (1,603,407)
                                  -----------    ------------    ------------    ------------    ------------
Cash flows from investing
  activities:
  Purchase of property and
    equipment...................      (78,708)        (51,704)       (433,506)        (30,876)       (947,606)
  Acquisition of KLA............           --              --              --              --      (3,905,259)
                                  -----------    ------------    ------------    ------------    ------------
         Net cash used in
           investing
           activities...........      (78,708)        (51,704)       (433,506)        (30,876)     (4,852,865)
                                  -----------    ------------    ------------    ------------    ------------
Cash flows from financing
  activities:
  Proceeds from line of
    credit......................    7,920,000      18,680,695      28,785,000      14,915,300      19,785,490
  Payments on line of credit....   (7,707,688)    (18,462,829)    (28,791,801)    (14,642,523)    (13,198,106)
  (Payments on) proceeds from
    long-term obligations.......           --              --         296,303              --        (296,303)
  Net proceeds from sale of
    redeemable securities.......           --              --      15,877,284              --              --
  Purchase of common stock......           --              --     (16,048,713)             --              --
  Other.........................      (24,000)       (104,104)            (93)        (88,999)             --
                                  -----------    ------------    ------------    ------------    ------------
         Net cash provided by
           financing
           activities...........      188,312         113,762         117,980         183,778       6,291,081
                                  -----------    ------------    ------------    ------------    ------------
Net (decrease) increase in cash
  and cash equivalents..........       (9,557)        261,774       1,812,639         608,824        (165,191)
Cash and cash equivalents, at
  beginning of period...........      109,475          99,918         361,692         361,692       2,174,331
                                  -----------    ------------    ------------    ------------    ------------
Cash and cash equivalents, at
  end of period.................  $    99,918    $    361,692    $  2,174,331    $    970,516    $  2,009,140
                                  ===========    ============    ============    ============    ============
Supplemental disclosure of cash
  flow information:
  Cash paid during the period
    for:
    Interest....................  $    37,711    $     92,520    $    108,616    $     37,711    $     81,446
                                  ===========    ============    ============    ============    ============
    Taxes.......................  $   270,446    $    431,009    $  1,485,395    $    270,446    $  1,346,934
                                  ===========    ============    ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                      CONLEY, CANITANO & ASSOCIATES, INC.

                         NOTES TO FINANCIAL STATEMENTS

               (Amounts and Disclosures at and for the Six Months
   Ended June 30, 1997 and 1998 and for Pro Forma Information are Unaudited)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

     Conley, Canitano & Associates, Inc. (the "Company") is a provider of rapid implementations of Enterprise Resource Planning applications. The Company also offers its clients a comprehensive range of related services. The Company provides its services predominately in the United States and Canada. For the years ended December 31, 1995, 1996 and 1997, approximately 55%, 69% and 75%, respectively, of the Company's revenues were derived from engagements in which the Company implemented SAP applications. For the six months ended June 30, 1997 and 1998, revenues derived from SAP implementations approximated 76% and 77%, respectively. During the six months ended June 30, 1998, one of the Company's clients accounted for approximately 12% of the Company's revenues. The Company's results of operations include those of Kelly-Levey & Associates, Inc. ("KLA") since April 8, 1998 (See Note 12).

Interim Unaudited Financial Information

     The interim financial statements of the Company as of June 30, 1998 and for the six month periods ended June 30, 1997 and 1998 have been prepared without audit. These interim financial statements reflect all normal and recurring adjustments, which in the opinion of Company management, are necessary for a fair presentation of the financial position of the Company and its results of operations for the interim periods set forth herein. The results for the six months ended June 30, 1998 are not necessarily indicative of the results to be expected for the full year.

Revenue Recognition

     Revenues are primarily recognized as services are performed. Accounts receivable includes services performed but not yet billed of $184,507 and $417,996 as of December 31, 1996 and 1997, respectively, and $1,100,830 as of June 30, 1998.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Cash and Cash Equivalents

     The Company considers all restricted cash and money market funds with an original maturity of three months or less to be cash equivalents. The carrying amount of these instruments approximates fair value as of December 31, 1996 and 1997 and June 30, 1998.

     All lockbox receipts are deposited in a restricted bank account and are applied the following banking day to the asset based operating line of credit. If no balance exists on the line of credit, the restricted cash is transferred to the Company's unrestricted bank account the following banking day. Restricted cash was $20,524 and $143,692 as of December 31, 1996 and 1997, respectively. Effective April 8, 1998, there were no restrictive cash requirements.

     Since 1997, the Company maintains a bank account, in accordance with a contractual agreement with a payroll service company, to provide funding for its current payroll wages and taxes. As of December 31, 1997 and June 30, 1998, the restricted balance in this account was $851,819 and $714,009, respectively.

                      CONLEY, CANITANO & ASSOCIATES, INC.

Allowance for Doubtful Accounts

     Management provides an allowance for doubtful accounts based on historical experience and management's evaluation of outstanding accounts receivable.

     Amounts related to doubtful accounts that were charged to expense for the years ended December 31, 1995, 1996 and 1997 totaled $48,835, $40,000 and $108,577, respectively, and for the six months ended June 30, 1997 and 1998 totaled $50,000 and $30,000, respectively.

Property and Equipment

     Property and equipment are stated at cost. Expenditures for maintenance and repair which extend the useful life of the property and equipment are capitalized.

     Depreciation is provided using accelerated and straight-line methods over the estimated useful lives of the assets as follows:

Furniture and fixtures........................      10 years
Computer equipment and software...............    3 to 6 years
Leasehold improvements........................      10 years

Goodwill

     Goodwill resulting from the acquisition of KLA is amortized over 20 years using the straight-line method. For the quarter ended June 30, 1998, amortization expense was $93,212. The Company will continually evaluate whether later events and circumstances have occurred that indicate the remaining goodwill may warrant revision.

Income Taxes

     Deferred income tax assets and liabilities are provided for temporary differences between the financial reporting and the tax basis of the Company's assets and liabilities. These deferred taxes are measured by the provisions of currently enacted tax laws. Valuation allowances have been established when necessary to reduce tax assets to the amount expected to be realized.

Earnings Per Share

     Computations of basic and diluted earnings per share of common stock have been made in accordance with the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), Earnings Per Share. Under SFAS No. 128, basic earnings per share excludes dilution and is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period. The weighted average number of common shares for the basic earnings per common share calculation includes (i) all Common Stock outstanding during each period presented, (ii) all Common Stock options and warrants issued within one year prior to the initial public filing with a price below the estimated initial public offering price, reduced by the number of shares which could be purchased with proceeds from the exercise of the options and warrants and (iii) the Common Stock issuable upon the conversion of the Company's Convertible Preferred Stock. Diluted earnings per share assumes conversion of the Convertible Preferred Stock, the elimination of any Preferred Stock dividend requirement and the issuance of Common Stock for all other potentially dilutive equivalent shares outstanding.

                      CONLEY, CANITANO & ASSOCIATES, INC.

     Earnings per common share ("EPS") were computed as follows:

                                                                                       FOR THE SIX MONTHS ENDED
                                                FOR THE YEARS ENDED DECEMBER 31,               JUNE 30,
                                             ---------------------------------------   -------------------------
                                                1995          1996          1997          1997          1998
Net income.................................  $   164,971   $   591,103   $ 2,123,896   $ 1,080,094   $ 1,190,411
Accretion to redemption value..............           --            --       (92,423)           --      (227,037)
                                             -----------   -----------   -----------   -----------   -----------
Net income available to common
  shareholders.............................  $   164,971   $   591,103   $ 2,031,473   $ 1,080,094   $   963,374
                                             ===========   ===========   ===========   ===========   ===========
Basic EPS:
  Weighted average common shares
    outstanding............................
                                             ===========   ===========   ===========   ===========   ===========
  Earnings per share.......................  $             $             $             $             $
                                             ===========   ===========   ===========   ===========   ===========
Diluted EPS:
  Weighted average common shares
    outstanding............................
  Shares applicable to dilutive options and
    warrants...............................
                                             -----------   -----------   -----------   -----------   -----------
  Shares applicable to diluted earnings....
                                             ===========   ===========   ===========   ===========   ===========
  Earnings per share.......................  $             $             $             $             $
                                             ===========   ===========   ===========   ===========   ===========

Fair Value of Financial Instruments

     The Company's financial instruments consist principally of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities, a line of credit, and long-term debt. The fair value of these financial instruments approximates their carrying value.

Accretion to Redemption Value of the Redeemable Securities

     As more fully discussed in Note 9, redeemable securities includes 250,400 shares of Convertible Preferred Stock and 1,350,000 shares of Common Stock with put rights. The 250,400 shares of Convertible Preferred Stock are convertible into 250,400 shares of Redeemable Preferred Stock and 2,504,000 shares of Common Stock with put rights, which can be exercised at various times after 2001, 2002 and 2003. All such rights terminate upon the consummation of the proposed initial public offering of the Company's Common Stock (the "Offering"). Accretion to redemption value represents accretion to the redemption dates utilizing the interest method from October 1997 (See Note 9).

     Redeemable securities also includes warrants exercisable into 195,265.98 shares of Common Stock and compensatory options exercisable into 64,734.02 shares of Common Stock issued by the Company in connection with the KLA acquisition (See Note 12). These warrants and compensatory options may be put to the Company for an aggregate of $2,000,000. All such put rights terminate upon the consummation of the Offering. The warrants are exercisable 24 months after the closing of the KLA acquisition or upon the consummation of the Offering. The acquisition compensation expense related to the compensatory options is being amortized over a 24 month vesting period. The compensatory options vest upon the consummation of the Offering.

     Total accretion for the year ended December 31, 1997 and for the six months ended June 30, 1998 was $92,423 and $227,037, respectively.

Unaudited Pro Forma Balance Sheet

     In conjunction with the Offering, all of the 250,400 shares of Convertible Preferred Stock will convert into 2,504,000 shares of Common Stock and 250,400 shares of Redeemable Preferred Stock (See Note 9). The unaudited pro forma balance sheet as of June 30, 1998 reflects the reclassification of the 1,350,000 shares of Common Stock included in the redeemable securities to shareholders equity as a result of the termination of the

                      CONLEY, CANITANO & ASSOCIATES, INC.

put rights and as a result of the conversion of the Convertible Preferred Stock into 2,504,000 shares of Common Stock and 250,400 shares of Redeemable Preferred Stock. The unaudited pro forma balance sheet assumes the redemption of the 250,400 shares of the Redeemable Preferred Stock to be redeemed upon the consummation of the Offering for $62.90 per share.

2.  NOTES RECEIVABLE

     The Company has a $359,356 promissory note receivable due from an officer of the Company. The note was issued in exchange for Restricted Stock (See Note
11) and is treated as a non-cash item for purposes of the statements of cash flow. Interest at 6% per annum and principal are due and payable on June 30, 2004. The note provides for accelerated payment if the officer ceases to be employed by the Company.

3.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                    AS OF DECEMBER 31,        AS OF
                                                  ----------------------     JUNE 30,
                                                    1996         1997          1998
Furniture and fixtures..........................  $198,682    $  382,130    $  871,434
Computer equipment..............................   452,389       491,871       715,030
Leasehold improvements..........................    12,334       222,910       295,796
                                                  --------    ----------    ----------
                                                   663,405     1,096,911     1,882,260
Less: accumulated depreciation..................   512,370       547,560       193,088
                                                  --------    ----------    ----------
Property and equipment, net.....................  $151,035    $  549,351    $1,689,172
                                                  ========    ==========    ==========

4.  LINE OF CREDIT

     Prior to April 8, 1998, the Company had a $2,500,000 bank line of credit expiring May 31, 1998. Interest was payable monthly at the bank's prime rate (8.25% and 8.5% at December 31, 1996 and 1997, respectively) plus 1.75% through December 31, 1996 and 1.5% thereafter.

     On April 8, 1998, the Company refinanced the line of credit with a line of credit/term note from another bank simultaneously with the acquisition of KLA (See Note 12). The line of credit/term note is collateralized by substantially all the Company's assets. The borrowings are limited to the lessor of $15,000,000 or a multiple of 2.5 times the latest aggregated four quarters' EBITDA as defined in the agreement. The interest rate is LIBOR (5.6875% at June 30, 1998) plus 2.25% or the bank's prime rate (8.5% at June 30, 1998) plus up to 0.75%. The line of credit/term note contains various covenants that restrict, among other things, the Company's ability to incur additional indebtedness, sell or transfer assets, make investments and pay dividends and requires the Company to meet various financial covenants. The line of credit/term note converts to a term note to the extent the balance exceeds $5,000,000 on June 30, 1999. The term portion then matures as follows: 5% quarterly on September 30, 1999 through June 30, 2000; 5.83% quarterly on September 30, 2000 through June 30, 2001; 6.66% quarterly on September 30, 2001 through June 30, 2002; 7.51% quarterly on September 30, 2002 through March 31, 2003; and the remainder on June 30, 2003.

5.  LONG-TERM OBLIGATIONS

     On September 25, 1997, the Company entered into a variable rate note agreement with a bank for up to $700,000 at the bank's prime rate (8.5% at December 31, 1997). Interest only was paid on this note through March 31, 1998 in accordance with the terms of the note. The Company repaid the note in April 1998.

                      CONLEY, CANITANO & ASSOCIATES, INC.

     As part of the KLA acquisition, the Company agreed to pay $1,123,200 to one of the KLA majority shareholders in three equal annual installments of $374,400 beginning on April 3, 1999.

6.  INCOME TAXES

     The provision for income taxes is as follows:

                                                                 FOR THE SIX MONTHS ENDED
                           FOR THE YEARS ENDED DECEMBER 31,              JUNE 30,
                          -----------------------------------    -------------------------
                            1995         1996         1997         1997           1998
Current:
  Federal...............  $ 274,915    $425,378    $1,331,956    $636,000     $   846,255
  State and local.......     76,403     117,807       385,383     180,000         191,535
                          ---------    --------    ----------    --------     -----------
                            351,318     543,185     1,717,339     816,000       1,037,790
Deferred................   (170,899)    (82,556)     (222,663)    (56,000)       (132,877)
                          ---------    --------    ----------    --------     -----------
                          $ 180,419    $460,629    $1,494,676    $760,000     $   904,913
                          =========    ========    ==========    ========     ===========

     The Company estimates the effective income tax rate quarterly using annualized estimated financial data. The estimated effective income tax rate for the six months ended June 30, 1997 and 1998 was 41.3% and 43.2%, respectively. The effective income tax rate for the six months ended June 30, 1998 reflects nondeductible goodwill amortization. A reconciliation of the provision for income taxes at the federal statutory rate to that included in the Statements of Income is as follows:

                                                              FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                              1995    1996    1997
Tax at federal statutory rate...............................  34.0%   34.0%   34.0%
Increases in taxes resulting from:
  State income taxes, net of federal benefit................   6.8     6.2     6.1
  Meals and entertainment...................................   7.3     3.6     1.1
  Other.....................................................   4.1     0.0     0.1
                                                              ----    ----    ----
                                                              52.2%   43.8%   41.3%
                                                              ====    ====    ====

     The components of the net deferred tax asset are comprised of the following:

                                                      AS OF DECEMBER 31,       AS OF
                                                     --------------------    JUNE 30,
                                                       1996        1997        1998
Gross deferred tax assets:
  Allowance for doubtful accounts..................  $ 44,550    $ 70,875    $ 133,025
  Accrued compensation and benefits................   107,112     232,002      294,802
  Other............................................     2,673      81,000       92,977
                                                     --------    --------    ---------
          Deferred tax assets......................   154,335     383,877      520,804
                                                     --------    --------    ---------
Gross deferred tax liability:
  Depreciation.....................................   (24,714)    (31,593)     (35,643)
                                                     --------    --------    ---------
          Deferred tax liability...................   (24,714)    (31,593)     (35,643)
                                                     --------    --------    ---------
Deferred tax asset, net............................  $129,621    $352,284    $ 485,161
                                                     ========    ========    =========

                      CONLEY, CANITANO & ASSOCIATES, INC.

7.  PROFIT SHARING AND 401(k) SAVINGS PLAN

     The Company maintains a qualified cash or deferred compensation plan under section 401(k) of the Internal Revenue Code (the "401(k) Plan") that covers substantially all the employees of the Company. Under the 401(k) Plan, the Company may make a matching contribution as well as a discretionary contribution. The Company's contributions totaled $84,250, $303,124 and $596,121, for the years ended December 31, 1995, 1996 and 1997, respectively, and totaled $140,555 and $317,502 for the six months ended June 30, 1997 and 1998, respectively.

8.  COMMITMENTS AND CONTINGENCIES

     As of June 30, 1998, the Company leased office space and certain equipment under various noncancelable operating leases. Lease payments for the years ended December 31, 1995, 1996 and 1997, were $175,154, $253,132 and $357,608, respectively, and $185,942 and $299,826 for the six months ended June 30, 1997 and 1998, respectively. On January 3, 1997, the Company entered into an additional office lease, with a leasing company partially owned by affiliates of the Company's management and principal shareholders. This lease extends through December 31, 2002. The lease provides for three successive renewal periods of 60 months each at the Company's option. The monthly lease payment will be adjusted prior to each annual anniversary date of the lease based on increases in the consumer price index. The maximum annual increase is 2%. Future minimum lease payments required under all operating leases are as follows:

1998 (6 months)................................    $  293,359
1999...........................................       573,432
2000...........................................       550,554
2001...........................................       558,950
2002...........................................       567,514
                                                   ----------
                                                   $2,543,809
                                                   ==========

9.  REDEEMABLE SECURITIES

     On October 15, 1997, the Company's Amended and Restated Articles of Incorporation ("Articles") were amended to authorize 500,800 shares of $0.01 par value Preferred Stock.

     On October 15, 1997, the Company purchased 1,350,000 shares of its Common Stock from certain shareholders for $15,877,284. These shares and 250,400 shares of Convertible Preferred Stock were then simultaneously issued for $17,501,806 ($15,877,284, net of $1,624,522 of related expenses). The Company accounted for this transaction using the cost method.

     The 250,400 shares of Convertible Preferred Stock have certain voting and other rights and privileges set forth in the Company's Articles. On or after October 15, 2001 and October 15, 2002, 50% and 100% of the shares, respectively, can be redeemed by the Company at the option of the holders for the greater of $69.89 per share or their fair market value as provided for in the Articles. Holders of Convertible Preferred Stock are entitled to receive dividends, if declared by the Board of Directors, on an equal basis with the holders of Common Stock. In connection with the Offering, the 250,400 shares of Convertible Preferred Stock automatically convert into 2,504,000 shares of Common Stock and 250,400 shares of Redeemable Preferred Stock, and the Redeemable Preferred Stock will be redeemed for $62.90 per share.

     The 1,350,000 shares of Common Stock may be put back to the Company on or after October 15, 2003, if the Company has not completed an offering, for the greater of $0.4541 per share or fair market value.

     The authorized Preferred Stock also includes 250,400 shares of Redeemable Preferred Stock that contain similar voting and liquidation preferences as the Convertible Preferred Stock. The Redeemable Preferred Stock

                      CONLEY, CANITANO & ASSOCIATES, INC.

will pay cumulative dividends at the per share rate per annum of 7% of $62.90. None of the Redeemable Preferred Stock has been issued.

     Redeemable securities also includes warrants exercisable into 195,265.98 shares of Common Stock and compensatory options exercisable into 64,734.02 shares of Common Stock issued by the Company in connection with the KLA acquisition (See Note 12). These warrants and compensatory options may be put to the Company for an aggregate of $2,000,000. All such put rights terminate upon the consummation of the Offering. The warrants are exercisable 24 months after the closing of the KLA acquisition or upon the consummation of the Offering. The acquisition compensation expense related to the compensatory options is being amortized over a 24 month vesting period. The compensatory options vest upon the consummation of the Offering.

10.  COMMON STOCK

     In July 1997, the Company purchased 509,130 shares of its Common Stock from a shareholder for $171,429. The Company subsequently retired these shares.

     In October 1997, the Company effected a 6,364.151-for-1 common stock split. In addition, in July 1998, the Company effected a 10-for-1 common stock split. All share and per share amounts herein have been restated to reflect such stock splits (See Note 14).

11.  STOCK OPTIONS AND WARRANTS

     During October 1997, the Company and its shareholders adopted the 1997 Equity and Performance Incentive Plan (the "Plan") to attract and retain directors, officers, employees and consultants. Under the terms of the Plan, 1,420,000 shares of the Company's Common Stock are available for grant. Future grants, and the provisions thereof, are at the discretion of the Company's Board of Directors.

     On May 11, 1998 options were granted under the Plan to purchase 320,200 shares of Common Stock. Options vest evenly over a five-year period. On each anniversary date of the grant 20% of the options may be exercised.

     In May 1998, an officer of the Company was granted 76,950 shares of Restricted Stock under the Plan at a purchase price of $4.67 per share. The officer paid for the shares with a promissory note (See Note 2).

     The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations in accounting for its stock option plan and has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), Accounting for Stock-Based Compensation. Had compensation cost been determined based on the estimated fair value at the grant date consistently with the provisions of SFAS No. 123, net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                                    FOR THE
                                                                SIX MONTHS ENDED
                                                                 JUNE 30, 1998
                                                                ----------------
Net income available to common shareholders -- as
  reported..................................................        $963,374
Net income available to common shareholders -- pro forma....        $943,335
Net income per share -- as reported:
  Basic.....................................................        $
  Diluted...................................................        $
Net income per share -- pro forma:
  Basic.....................................................        $
  Diluted...................................................        $

                      CONLEY, CANITANO & ASSOCIATES, INC.

     The fair value of each option grant and restricted share is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for the grant: dividend yield of 0%; expected volatility of 47%; risk-free interest rate of 6%; and expected lives of the options of five years from the date of vesting.

     All options had an exercise price of $4.67 per share on the date of grant. A summary of the status of stock options is presented below:

                                                               FOR THE SIX MONTHS
                                                               ENDED JUNE 30, 1998
                                                          -----------------------------
                                                                       WEIGHTED-AVERAGE
                                                           SHARES       EXERCISE PRICE
Outstanding, beginning of period......................           --         $  --
Granted...............................................      320,200          4.67
Exercised and converted...............................           --            --
Forfeited.............................................           --            --
                                                          ---------         -----
Outstanding, end of period............................      320,200          4.67
Options available for grant, end of period............    1,022,850            --
                                                          ---------         -----
Options exercisable, end of period....................           --            --
                                                          =========         =====

     Redeemable securities also includes warrants exercisable into 195,265.98 shares of Common Stock and compensatory options exercisable into 64,734.02 shares of Common Stock issued by the Company in connection with the KLA acquisition (See Note 12). The warrants and compensatory options are exercisable at $0.001 per share of Common Stock 24 months after the closing of the KLA acquisition or upon the consummation of the Offering. The acquisition compensation expense related to the compensatory options is being amortized over a 24 month vesting period. The compensatory options vest upon the consummation of the Offering.

12.  KLA ACQUISITION

     On April 8, 1998, the Company purchased all of the outstanding capital stock of KLA for a purchase price consisting of $3,551,812 in cash, the issuance of warrants to purchase 195,265.98 shares of Common Stock and certain other consideration. Of the total consideration, $3,376,800 is subject to certain revenue targets and contribution margins during the two-year period following April 8, 1998 and $1,123,200 is payable in three equal annual installments beginning April 3, 1999. In addition, the Company agreed to grant the KLA compensatory options and to pay $3,500,000 in retention bonuses at certain intervals to an escrow account which benefits former KLA employees who remain employees of the Company at such intervals. The purchase price has been allocated as follows:

Assets acquired.............................................    $2,377,840
Liabilities assumed.........................................    (3,373,715)
Goodwill....................................................     7,524,334
Compensatory options........................................       500,000
Earn-out liability..........................................    (1,123,200)
                                                                ----------
                                                                 5,905,259
Less: non-cash warrants and options.........................     2,000,000
                                                                ----------
Cash paid for acquisition...................................    $3,905,259
                                                                ==========

     Compensatory options are amortized on a straight-line basis over their 24 month vesting period. Amortization expense for the quarter ended June 30, 1998 was $62,500 and is included in acquisition compensation. In

                      CONLEY, CANITANO & ASSOCIATES, INC.

connection with the Offering, the compensatory options will fully vest, and the unamortized balance will be included in acquisition compensation.

     The Company is obligated to make the $3,500,000 retention bonus payments to the escrow account as follows:

October 3, 1998.............................................    $  700,000
April 3, 1999...............................................       875,000
April 3, 2000...............................................       875,000
October 3, 2000.............................................     1,050,000
                                                                ----------
                                                                $3,500,000
                                                                ==========

     Compensation expense for these retention bonuses is recorded as the bonuses are earned. Compensation expense for the six months ended June 30, 1998 was $300,000 and is included in acquisition compensation.

13.  RELATED PARTY TRANSACTIONS

     The Company has a $359,356 promissory note receivable due from an officer of the Company (See Note 2).

     In July 1997, the Company purchased 509,130 shares of its Common Stock from a related party (See Note 10).

     On October 15, 1997, the Company purchased 1,350,000 shares of its Common Stock from certain majority shareholders. Simultaneously, the Company issued 1,350,000 shares of its Common Stock and 250,400 shares of Convertible Preferred Stock (See Note 9).

     The Company leases office space from a company owned partially by the Company's management and principal shareholders (See Note 8).

14.  SUBSEQUENT EVENTS

     Subsequent to December 31, 1997, the Company's Board of Directors authorized management of the Company to file a Registration Statement with the
Securities and Exchange Commission to sell up to                shares of the
Company's Common Stock in the Offering. CCAi expects to use the net proceeds from the Offering to redeem all outstanding shares of Redeemable Preferred Stock (See Note 9), to repay in full existing indebtedness (See Note 4) and for general corporate purposes, including working capital. The Company may also use a portion of the net proceeds to fund acquisitions of complementary businesses and service offerings. Although the Company may periodically review potential acquisition opportunities, there are no current agreements with respect to any such transactions. Pending their application as described above, the proceeds will be invested in short-term, investment grade, interest-bearing securities.

     In July 1998, the Company effected a 10-for-1 stock split of its Common Stock (See Note 10).

     In July 1998, the Company's shareholders granted approval to increase authorized shares of stock as follows:

Preferred Stock, voting, $.01 par value.....................       500,800
Preferred Stock, non-voting, no par value...................     5,000,000
Preferred Stock, voting, no par value.......................     5,000,000
Common Stock, no par value..................................    45,000,000

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

TO THE OWNERS
KELLY-LEVEY & ASSOCIATES, INC.

     We have audited the accompanying balance sheets of Kelly-Levey & Associates, Inc. as of December 31, 1996 and 1997, and the related statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kelly-Levey & Associates, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

     On April 8, 1998, all of the Kelly-Levey & Associates, Inc. common stock was acquired by Conley, Canitano & Associates, Inc. (See Note 8).

PricewaterhouseCoopers LLP
Cleveland, Ohio
June 8, 1998

                         KELLY-LEVEY & ASSOCIATES, INC.
                                 BALANCE SHEETS

                                                          AS OF DECEMBER 31,
                                                        ----------------------    AS OF MARCH 31,
                                                          1996         1997            1998
                                                                                    (UNAUDITED)
                        ASSETS
Current assets:
  Cash................................................  $ 53,997    $  175,647      $       --
  Accounts receivable, less allowance for doubtful
     accounts of $125,000 in 1998.....................   881,861     1,764,297       2,424,880
  Deferred taxes......................................                                  50,000
  Other...............................................        --        12,219          39,515
                                                        --------    ----------      ----------
          Total current assets........................   935,858     1,952,163       2,514,395
Property and equipment, net...........................    32,652       262,125         266,481
Deferred taxes........................................        --        16,000          48,700
Other.................................................     4,009        10,951           1,914
                                                        --------    ----------      ----------
          Total assets................................  $972,519    $2,241,239      $2,831,490
                                                        ========    ==========      ==========
    LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Line of credit......................................  $     --    $  298,491      $1,000,000
  Accounts payable....................................    40,799       447,223       1,012,287
  Accrued payroll, taxes and benefits.................   676,205     1,418,802         878,225
  Income taxes payable................................    47,699            --              --
  Other...............................................        --         1,134              --
                                                        --------    ----------      ----------
          Total current liabilities...................   764,703     2,165,650       2,890,512
Shareholders' equity (deficit):
  Common stock, no par value, authorized 1,000,000
     shares, issued and outstanding 321,200 shares at
     December 31, 1996, issued 329,550 and outstanding
     322,850 shares at December 31, 1997 and issued
     331,900 shares and outstanding 325,200 shares at
     March 31, 1998...................................     2,000        23,787          28,487
  Retained earnings (deficit).........................   205,816        66,189         (73,122)
  Treasury stock, 6,700 shares at cost................        --       (14,387)        (14,387)
                                                        --------    ----------      ----------
          Total shareholders' equity (deficit)........   207,816        75,589         (59,022)
                                                        --------    ----------      ----------
          Total liabilities and shareholders' equity
            (deficit).................................  $972,519    $2,241,239      $2,831,490
                                                        ========    ==========      ==========

   The accompanying notes are an integral part of these financial statements.

                         KELLY-LEVEY & ASSOCIATES, INC.

                            STATEMENTS OF OPERATIONS

                                                 FOR THE YEARS                FOR THE THREE
                                               ENDED DECEMBER 31,         MONTHS ENDED MARCH 31,
                                            ------------------------    --------------------------
                                               1996          1997          1997           1998
                                                                        (UNAUDITED)    (UNAUDITED)
Revenues..................................  $3,950,547    $8,725,687    $1,818,648     $2,569,778
Cost of revenues..........................   2,726,417     6,589,101     1,433,534      1,542,057
                                            ----------    ----------    ----------     ----------
  Gross profit............................   1,224,130     2,136,586       385,114      1,027,721
Selling, general and administrative
  expenses................................     838,618     2,238,370       428,926        924,843
Depreciation..............................      26,663        73,649        17,500         18,780
                                            ----------    ----------    ----------     ----------
  Income (loss) from operations...........     358,849      (175,433)      (61,312)        84,098
Transaction costs.........................          --            --            --        301,991
Interest expense..........................          --        28,163        15,901          4,118
                                            ----------    ----------    ----------     ----------
  Income (loss) before provision for
     (benefit from) income taxes..........     358,849      (203,596)      (77,213)      (222,011)
Provision for (benefit from) income
  taxes...................................     153,063       (63,969)      (28,500)       (82,700)
                                            ----------    ----------    ----------     ----------
  Net income (loss).......................  $  205,786    $ (139,627)   $  (48,713)    $ (139,311)
                                            ==========    ==========    ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                         KELLY-LEVEY & ASSOCIATES, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                   COMMON STOCK
                                 (AT STATED VALUE)   RETAINED     TREASURY STOCK          TOTAL
                                 -----------------   EARNINGS    -----------------    SHAREHOLDERS'
                                 SHARES    AMOUNT    (DEFICIT)   SHARES    AMOUNT    EQUITY (DEFICIT)
Balance, December 31, 1995.....  321,200   $ 2,000   $  52,530      --    $     --      $  54,530
Dividends......................                        (52,500)                           (52,500)
Net income.....................                        205,786                            205,786
                                 -------   -------   ---------   -----    --------      ---------
Balance, December 31, 1996.....  321,200     2,000     205,816      --          --        207,816
Sale of common shares to
  employees....................    8,350    21,787                                         21,787
Treasury shares purchased from
  employees....................                                  6,700     (14,387)       (14,387)
Net loss.......................                       (139,627)                          (139,627)
                                 -------   -------   ---------   -----    --------      ---------
Balance, December 31, 1997.....  329,550    23,787      66,189   6,700     (14,387)        75,589
Sale of common shares to
  employees (unaudited)........    2,350     4,700                                          4,700
Net loss (unaudited)...........                       (139,311)                          (139,311)
                                 -------   -------   ---------   -----    --------      ---------
Balance, March 31, 1998
  (unaudited)..................  331,900   $28,487   $ (73,122)  6,700    $(14,387)     $ (59,022)
                                 =======   =======   =========   =====    ========      =========

   The accompanying notes are an integral part of these financial statements.

                         KELLY-LEVEY & ASSOCIATES, INC.

                            STATEMENTS OF CASH FLOWS

                                               FOR THE YEARS ENDED         FOR THE THREE MONTHS
                                                  DECEMBER 31,               ENDED MARCH 31,
                                             -----------------------    --------------------------
                                               1996         1997           1997           1998
                                                                        (UNAUDITED)    (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)........................  $205,786    $  (139,627)    $(48,713)     $  (139,311)
  Adjustments to reconcile net income
     (loss) to net cash provided by (used
     in) operating activities:
     Depreciation..........................    26,663         73,649       17,500           18,780
     Deferred taxes........................        --        (16,000)     (28,500)         (82,700)
     Change in assets and liabilities:
       Accounts receivable.................  (762,402)      (882,436)    (254,299)        (660,583)
       Other assets........................    (1,057)       (19,161)       2,000          (18,259)
       Accounts payable....................    (3,846)       406,424      314,030          565,064
       Accrued payroll, taxes and
          benefits.........................   587,814        742,597       79,852         (540,577)
       Income taxes payable................    47,699        (47,699)     (47,699)              --
       Other liabilities...................        --          1,134           --           (1,134)
                                             --------    -----------     --------      -----------
          Net cash provided by (used in)
            operating activities...........   100,657        118,881       34,171         (858,720)
                                             --------    -----------     --------      -----------
Cash flows from investing activities:
  Purchase of property and equipment.......   (59,315)      (303,122)     (55,667)         (23,136)
                                             --------    -----------     --------      -----------
          Net cash used in investing
            activities.....................   (59,315)      (303,122)     (55,667)         (23,136)
                                             --------    -----------     --------      -----------
Cash flows from financing activities:
  Proceeds from line of credit.............        --      5,079,300      350,000        1,867,539
  Payments on line of credit...............        --     (4,780,809)    (350,000)      (1,166,030)
  Purchase of common stock.................        --        (14,387)          --               --
  Proceeds from sale of common stock.......        --         21,787           --            4,700
  Dividends paid...........................   (52,500)            --           --               --
                                             --------    -----------     --------      -----------
          Net cash (used in) provided by
            financing activities...........   (52,500)       305,891           --          706,209
                                             --------    -----------     --------      -----------
Net (decrease) increase in cash............   (11,158)       121,650      (21,496)        (175,647)
Cash, at beginning of period...............    65,155         53,997       53,997          175,647
                                             --------    -----------     --------      -----------
Cash, at end of period.....................  $ 53,997    $   175,647     $ 32,501      $        --
                                             ========    ===========     ========      ===========
Supplemental disclosure of cash flow
  information:
  Cash paid during the period for:
     Interest..............................  $     --    $    26,024     $ 15,901      $     4,263
                                             ========    ===========     ========      ===========
     Taxes.................................  $ 57,048    $     4,730     $ 47,699      $        --
                                             ========    ===========     ========      ===========

   The accompanying notes are an integral part of these financial statements.

                         KELLY-LEVEY & ASSOCIATES, INC.

                         NOTES TO FINANCIAL STATEMENTS

      (Amounts and Disclosures at March 31, 1998 and for the Three Months
                  Ended March 31, 1997 and 1998 are Unaudited)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

     Kelly-Levey & Associates, Inc. ("KLA") is a Kentucky-based provider of Enterprise Resource Planning implementation services. KLA provides services to clients predominately in the United States. Substantially all of KLA's revenues are derived from services provided as a contractor or a subcontractor to Electronic Data Systems Corporation ("EDS") and its affiliates for the years ended December 31, 1996 and 1997 and for the three months ended March 31, 1997 and 1998.

Interim Unaudited Financial Information

     The interim statements of operations, shareholders' equity (deficit) and cash flows of KLA for the three month periods ended March 31, 1997 and 1998 have been prepared without audit. These interim financial statements reflect all normal and recurring adjustments, which in the opinion of KLA management, are necessary for a fair presentation of the financial position of KLA and its results of operations for the interim periods set forth herein. The results for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the full year.

Revenue Recognition

     Revenues are primarily recognized as services are performed. Accounts receivable includes services performed but not yet billed of $354,460 and $43,325 as of December 31, 1996 and 1997, respectively, and $331,804 as of March 31, 1998.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Allowance for Doubtful Accounts

     Management provides an allowance for doubtful accounts based on historical experience and management's evaluation of outstanding receivables.

Property and Equipment

     Property and equipment are stated at cost. Expenditures for maintenance and repair which extend the useful life of the property and equipment are capitalized.

     Depreciation is provided using accelerated and straight-line methods over the estimated useful lives of the assets as follows:

Furniture and fixtures............................    5 years
Equipment.........................................    3 years

                         KELLY-LEVEY & ASSOCIATES, INC.

Income Taxes

     Deferred income tax assets and liabilities are provided for temporary differences between the financial reporting and the tax basis of KLA's assets and liabilities. These deferred taxes are measured by the provisions of currently enacted tax laws. Valuation allowances have been established when necessary to reduce tax assets to the amount expected to be realized.

Fair Value of Financial Instruments

     KLA's financial instruments consist principally of cash, accounts receivable, accounts payable, accrued expenses and other liabilities, a line of credit and long-term debt. The fair value of these financial instruments approximates their carrying value.

2.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                      AS OF DECEMBER 31,       AS OF
                                                      -------------------    MARCH 31,
                                                       1996        1997        1998
Furniture and fixtures..............................  $10,764    $ 32,062    $ 32,063
Equipment...........................................   52,551     334,375     357,510
                                                      -------    --------    --------
                                                       63,315     366,437     389,573
Less: accumulated depreciation......................   30,663     104,312     123,092
                                                      -------    --------    --------
Property and equipment, net.........................  $32,652    $262,125    $266,481
                                                      =======    ========    ========

3.  LINE OF CREDIT

     As of March 31, 1998, KLA had a $1,000,000 bank line of credit. Interest was payable monthly at the lending bank's prime rate (8.5% at December 31, 1997 and March 31, 1998), plus 0.75%. Borrowings under the line of credit were due on demand, were personally guaranteed by the shareholders and were collateralized by substantially all assets of KLA. The line of credit contained restrictive terms and covenants which imposed certain maintenance of asset requirements. This line of credit was repaid and cancelled (See Note 8).

4.  INCOME TAXES

     The provision for (benefit from) income taxes is as follows:

                                                                      FOR THE THREE
                                           FOR THE YEARS ENDED         MONTHS ENDED
                                               DECEMBER 31,             MARCH 31,
                                           --------------------    --------------------
                                             1996        1997        1997        1998
Current:
  Federal................................  $125,966    $(38,721)   $     --    $     --
  State and Local........................    27,097      (9,248)         --          --
                                           --------    --------    --------    --------
                                            153,063     (47,969)         --          --
Deferred.................................        --     (16,000)    (28,500)    (82,700)
                                           --------    --------    --------    --------
                                           $153,063    $(63,969)   $(28,500)   $(82,700)
                                           ========    ========    ========    ========

     KLA estimates the effective income tax rate quarterly using annualized estimated financial data. The estimated effective income tax rate for the three months ended March 31, 1997 and 1998 was 37.3% and 32.6%,

                         KELLY-LEVEY & ASSOCIATES, INC.

respectively. A reconciliation of the provision for (benefit from) income taxes at the federal statutory rate to that included in the Statements of Operations is as follows:

                                                               FOR THE YEARS
                                                                   ENDED
                                                               DECEMBER 31,
                                                              ---------------
                                                              1996      1997
Tax (benefit) at federal statutory rate.....................   34.0%   (34.0)%
Increases (reductions) in taxes resulting from:
  State income taxes, net of federal benefit................    4.9     (4.5)
  Meals and entertainment...................................    3.6       5.6
  Other.....................................................     .2       1.4
                                                              -----    ------
                                                               42.7%   (31.5)%
                                                              =====    ======

     The components of deferred tax assets and liabilities are comprised of the following:

                                                              AS OF
                                                           DECEMBER 31,         AS OF
                                                        ------------------    MARCH 31,
                                                         1996       1997        1998
Deferred tax assets:
  Allowance for doubtful accounts.....................  $    --    $    --     $50,000
  Operating loss carryforwards........................       --     14,600      47,300
  Other...............................................       --      1,400       1,400
                                                        -------    -------     -------
          Deferred tax assets.........................  $    --    $16,000     $98,700
                                                        =======    =======     =======

     Operating loss carryforwards are available through December 2017.

5.  PROFIT SHARING AND 401(K) SAVINGS PLAN

     KLA maintains a qualified cash or deferred compensation plan under section 401(k) of the Internal Revenue Code that covers substantially all the employees of KLA. Under the Plan, KLA may make a matching contribution as well as a discretionary contribution. KLA's contributions totaled $46,263 and $344,285 for the years ended December 31, 1996 and 1997, respectively, and $75,000 for the three months ended March 31, 1997. No contributions were made during the three months ended March 31, 1998.

6.  COMMITMENTS AND CONTINGENCIES

     As of March 31, 1998, KLA leased office space and certain equipment under various noncancelable operating leases. Lease expense for the years ended December 31, 1996 and 1997 was $7,931 and $37,510, respectively, and for the three months ended March 31, 1997 and 1998 was $6,171 and $14,250, respectively. Future minimum lease payments required under all operating leases are as follows:

1998 (9 months).................................    $ 71,052
1999............................................      68,126
2000............................................      55,088
2001............................................      17,459
                                                    --------
                                                    $211,725
                                                    ========

8.  SUBSEQUENT EVENT

     On April 8, 1998, Conley, Canitano & Associates, Inc. purchased all of the capital stock of KLA.

- ------------------------------------------------------------
- ------------------------------------------------------------

  NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                PAGE
                                                ----
Prospectus Summary........................           5
Risk Factors..............................           8
Use of Proceeds...........................          15
Dividend Policy...........................          15
Capitalization............................          16
Dilution..................................          17
Selected Financial Data...................          18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................          21
Business..................................          30
Management................................          41
Certain Transactions......................          45
Principal and Selling Shareholders........          47
Description of Capital Stock..............          48
Shares Eligible for Future Sale...........          52
Underwriting..............................          54
Legal Matters.............................          55
Experts...................................          55
Additional Information....................          55
Index to Consolidated Financial
  Statements..............................         F-1

  UNTIL            , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- ------------------------------------------------------------
- ------------------------------------------------------------
- ------------------------------------------------------------
- ------------------------------------------------------------

                               ____________SHARES

                                  [CCAI LOGO]

                                  COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                          DONALDSON, LUFKIN & JENRETTE

                         BANCAMERICA ROBERTSON STEPHENS

                                LEHMAN BROTHERS

                               MCDONALD & COMPANY
                                SECURITIES, INC.

- ------------------------------------------------------------
- ------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a list of estimated expenses to be incurred by the Company in connection with the issuance and distribution of the Common Shares being registered hereby.

SEC registration fee........................................    $
NASD filing fee.............................................
NASDAQ National Market listing fee..........................
Printing engraving, postage and mailing costs...............
Accounting fees and expenses................................
Legal fees and expenses.....................................
Transfer agent fees and expenses............................
Miscellaneous expenses......................................
                                                                --------
          Total.............................................    $
                                                                ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Code of Regulations, consistent with that permitted by the General Corporation Law of the State of Ohio, as the same may be amended from time to time, contains provisions eliminating a director's personal liability for monetary damages resulting from certain breaches of fiduciary duty. These provisions do not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief, such as an injunction or recision, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

Section 1701.13(E) of the Ohio Revised Code provides as follows:

     (E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgement, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of it self, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

          (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

          (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

     (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the Securities Action, suit, or proceeding.

     (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

          (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with any such action, suit, or proceeding referred to in division (E)(1) or
     (2) of this section;

          (b) If the quorum described in division (E)(4) (a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

          (c) By the shareholders;

          (d) By the court of common pleas or the court in which the Securities Action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

     Any determination made by the disinterested directors under division (E)(4)
(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the Securities Action or suit by or in the right of the corporation under division
(E)(2) of this section, and within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

     (5)(a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding refereed to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in divisions (E)(1) and
(2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the Securities Action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the Securities Action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director in which be agrees to do both of the following:

          (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

          (ii) Reasonably cooperate with the corporation concerning the Securities Action, suit, or proceeding.

     (b) Expenses, including attorney's fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the Securities Action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

     (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to any other rights granted to those seeking indemnification under the articles or the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

     (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, member, manager, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

     (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions
(E) (1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

     (9) As used in division (E) of this section, "corporation" includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entities, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, trustee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, limited liability company, or partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as would if he had served the new or surviving corporation in the same capacity.

     Prior to the consummation of the Offering, the Company anticipates it will obtain directors' and officers' liability insurance that covers certain liabilities and expenses of the Company's directors and officers.

     In addition, Section 30 of the Code of Regulations provides that expenses incurred in defending a civil, criminal or administrative action, suit or proceeding will be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     No securities of the Company, which were not registered under the Securities Act, have been issued or sold by the Company within the past three years, except as follows:

          (a) On October 15, 1997 the Company sold to TA Investors 243,246 shares of Convertible Preferred Stock for an aggregate purchase price of approximately $17 million, and 1,311,430 shares of Common Stock for an aggregate purchase price of approximately $1,311. These transactions were undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) of the Securities Act.

          (b) On October 15, 1997 the Company sold to McDonald Investors 7,154 shares of Convertible Preferred Stock for an aggregate purchase price of approximately $500,000, and 38,570 shares of Common

     Stock for an aggregate purchase price of approximately $38. These transactions were undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) of the Securities Act.

          (c) Pursuant to the terms of the 1998 Warrant Agreements, on April 3, 1998 the Company granted the Warrant Holders the right to purchase an aggregate of 195,264 shares of Common Stock at an exercise price of $0.001 per share. Upon consummation of the Offering, the KLA Warrants will be exercisable. These transactions were undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) of the Securities Act.

          (d) Pursuant to the terms of the Option Agreements , on April 3, 1998 the Company granted employees of the Company previously employed by KLA options to purchase an aggregate of 64,700 shares of Common Stock at an exercise price of $0.001 per share. Upon the consummation of the Offering, the KLA Options will be exercisable. These transactions were undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Rule 701 promulgated under the Securities Act.

          (e) On May 11, 1998, the Company issued Paul A. Farmer 76,950 shares of restricted Common Stock under the 1997 Equity and Performance Plan. Mr. Farmer paid the purchase price for the restricted stock by executing and delivering to the Company a promissory note in the principal amount of $359,356. The note is due and payable on June 30, 2004, and accrues interest on unpaid principal at 6% per annum until paid in full. These transactions were undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Rule 701 promulgated under the Securities Act.

          (f) On May 11, 1998, the Company granted options to purchase 320,200 shares of Common Stock under the 1997 Equity and Performance Plan. These options vest 20% each year over a five-year period. These transactions were undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Rule 701 promulgated under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits. The following Exhibits are filed herewith and made a part hereof:

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
1*         Form of Underwriting Agreement between the Company and
           Donaldson, Lufkin & Jenrette Securities Corporation, Lehman
           Brothers Inc., BancAmerica Robertson Stephens and McDonald &
           Co. Securities, Inc.
 3.1       Second Amended and Restated Articles of Incorporation of the
           Company.
 3.2       Amended and Restated Code of Regulations of the Company.
5*         Opinion of Jones, Day, Reavis & Pogue as to the validity of the securities being offered.
10.1       Employment Agreement, dated April 3, 1998, between the
           Company and Ronnie Crumpler.
10.2       Employment Agreement, dated April 3, 1998, between the
           Company and Gary Levey.
10.3       Form of Employment Agreement, among the Company and certain employees previously employed by Kelly-Levey & Assoc., Inc.
10.4       Noncompetition Agreement, dated April 3, 1998, between the
           Company and Anthony Kelly.
10.5       Employment Agreement, dated April 23, 1998, between the
           Company and Paul A. Farmer.
10.6       Restricted Stock Agreement, dated May 11, 1998, between the
           Company and Paul A. Farmer.
10.7       Form of Warrant Agreement, between the Company and Ronnie
           Crumpler.
10.8       Form of Warrant Agreement, between the Company and Gary
           Levey.
10.9       Form of Warrant Agreement, between the Company and Anthony
           Kelly.
10.10      Warrant Escrow Agreement, dated April 3, 1998, among the
           Company and Ronnie Crumpler, Gary Levey and Anthony Kelly.

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
10.11      Form of Option Agreement, among the Company and certain
           employees previously employed by Kelly-Levey & Assoc., Inc.
10.12      Kelly-Levey & Assoc., Inc. Retention Incentive Bonus Plan,
           dated April 3, 1998.
10.13      Form of Retention Incentive Bonus Plan Agreement 1998, among certain former employees, Kelly-Levey & Assoc., Inc. and the
           Company.
10.14      Retention Incentive Bonus Plan Escrow Agreement, dated April
           3, 1998, among the Company and Kelly-Levey & Assoc., Inc,
           Burke & Company, P.L.L., Anthony Kelly, Gary Levey, Ronnie
           Crumpler, Trevor Montgomery, Rob Petersen and Don Kirby.
10.15      Earnout Agreement, dated April 3, 1998, among the Company,
           Kelly-Levey & Assoc., Inc., Anthony Kelly, Gary Levey and
           Ronnie Crumpler.
10.16*     Earnout Escrow Agreement, dated April 3, 1998, among the
           Company, Kelly-Levey & Assoc., Burke & Company, P.L.L. (as
           representative of the shareholders), Anthony Kelly, Gary
           Levey and Ronnie Crumpler.
10.17      1997 Stock Purchase and Shareholders Agreement, dated
           October 15, 1997, among the Company, Annette M. Canitano,
           Nicholas A. Canitano, Karen M. Conley, Kenneth L. Conley,
           NAC Enterprises, Inc., CKCK Enterprises, Inc., Kenneth L.
           Conley Charitable Remainder Trust, Karen M. Conley
           Charitable Remainder Trust, TA/Advent VIII L.P., Advent
           Atlantic and Pacific III L.P., TA Venture Investors Limited
           Partnership, Kenneth T. Schiciano, A. Bruce Johnston,
           McDonald & Company Securities, Inc., McD Venture Capital
           Fund, L.P. and GHK Investments, L.L.C.
10.18      Form of the Company's Incentive Stock Option Agreement.
10.19*     Amended and Restated Share Redemption and Purchase
           Agreement, dated July 1, 1997, among the Company, Karen M.
           Conley, Nicholas A. Canitano, Annette Canitano and Joseph
           Minadeo.
10.20      Agreement, dated October 15, 1997, among the Company,
           Annette M. Canitano, Nicholas A. Canitano, Karen M. Conley,
           Kenneth L. Conley, NAC Enterprises, Inc., CKCK Enterprises,
           Inc., Kenneth L. Conley Charitable Remainder Trust, Karen M.
           Conley Charitable Remainder Trust, TA/Advent VIII, L.P.,
           Advent Atlantic and Pacific L.P., TA Venture Investors
           Limited Partnership, Kenneth T. Schiciano, A. Bruce
           Johnston, McDonald & Company Securities, Inc., McD Venture
           Capital Fund, L.P., GHK Investments, L.L.C. and Joseph
           Minadeo.
10.21      Stock Redemption Agreement, dated October 15, 1997, between the Company and NAC Enterprises, Inc.
10.22      Stock Redemption Agreement, dated October 15, 1997, between the Company and CKCK Enterprises, Inc.
10.23      Stock Redemption Agreement, dated October 15, 1997, between the Company and Kenneth L. Conley Charitable Remainder
           Trust.
10.24      Stock Redemption Agreement, dated October 15, 1997, between the Company and Karen M. Conley Charitable Remainder Trust.
10.25      The Company's 1997 Equity and Performance Incentive Plan,
           dated October 15, 1997.
10.26      First Amendment to the Company's Equity and Performance
           Incentive Plan, dated July 21, 1998.
10.27*     The Company's 401(k) Plan and Trust, dated December 2, 1996.
10.28*     First Amendment to the Company's 401(k) Plan and Trust,
           dated April 3, 1998.
10.29*     Amendment No. 2 to the Company's 401(k) Plan and Trust,
           dated April 3, 1998.
10.30      Form of the Company's Employee Stock Purchase Plan.
10.31      Loan Agreement, dated April 7, 1998, between the Company and
           Fleet National Bank.
10.32*     Lease Agreement, dated January 3, 1997, between the Company and Place Renaissance, Ltd.

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
10.33      R-3 National Implementation Partner Agreement, dated April
           2, 1996, between the Company and SAP America, Inc.
10.34*     Oracle Alliance Agreement, dated               , 1997,
           between the Company and Oracle Corp.
10.35      Form of Indemnification Agreement for directors and
           officers.
10.36      Amendment to Amended and Restated Share Redemption and
           Purchase Agreement, among the Company, Karen M. Conley,
           Nicholas A. Canitano, Annette M. Canitano and Joseph
           Minadeo.
11*        Statement regarding computation of per share earnings.
23.1*      Consent of Jones, Day, Reavis & Pogue (included with Exhibit
           5).
23.2       Consent of PricewaterhouseCoopers LLP
24         Powers of Attorney.
27*        Financial Data Schedule.

- ---------------
* To be filed by amendment.

     (b) Financial Statement Schedules

     All financial statement schedules are omitted because they are either not applicable or the required information is included in the financial statements or notes thereto appearing elsewhere in this Registration Statement.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the Closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Cleveland, State of Ohio, on July 24, 1998.

                                          CONLEY, CANITANO & ASSOCIATES, INC.

                                          By: /s/ PAUL A. FARMER*
                                            ------------------------------------
                                            Paul A. Farmer
                                            Chief Financial Officer and Vice
                                              President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                     TITLE                        DATE
                  ---------                                     -----                        ----

*                                              President, Chief Operating Officer and    July 24, 1998
- ---------------------------------------------  Director
Kenneth L. Conley

/s/ PAUL A. FARMER                             Chief Financial Officer and Vice          July 24, 1998
- ---------------------------------------------  President
Paul A. Farmer

*                                              Executive Vice President, Treasurer and   July 24, 1998
- ---------------------------------------------  Director
Karen M. Conley

*                                              Executive Vice President, Secretary and   July 24, 1998
- ---------------------------------------------  Director
Annette M. Canitano

/s/ NICHOLAS A. CANITANO                       Chief Executive Officer, Chairman of the  July 24, 1998
- ---------------------------------------------  Board and Director
Nicholas A. Canitano

/s/ KENNETH T. SCHICIANO                       Director                                  July 24, 1998
- ---------------------------------------------
Kenneth T. Schiciano

/s/ A. BRUCE JOHNSTON                          Director                                  July 24, 1998
- ---------------------------------------------
A. Bruce Johnston

* The undersigned by signing his name hereto, does sign and execute this Registration Statement pursuant to the Powers of Attorney executed by the above-named officers and directors of the Company and which have been filed with the Securities and Exchange Commission on behalf of such officers and directors.

 By: /s/ PAUL A. FARMER
     ---------------------------------------------------------
     Paul A. Farmer
     as Attorney-in-Fact

                                 EXHIBIT INDEX

                                                                         PAGINATION
                                                                             BY
                                                                         SEQUENTIAL
EXHIBIT                                                                  NUMBERING
NUMBER                       DESCRIPTION OF DOCUMENT                       SYSTEM
1*         Form of Underwriting Agreement between the Company and
           Donaldson, Lufkin & Jenrette Securities Corporation, Lehman
           Brothers Inc., BancAmerica Robertson Stephens and McDonald &
           Co. Securities, Inc.
 3.1       Second Amended and Restated Articles of Incorporation of the
           Company.
 3.2       Amended and Restated Code of Regulations of the Company.
5*         Opinion of Jones, Day, Reavis & Pogue as to the validity of the securities being offered.
10.1       Employment Agreement, dated April 3, 1998, between the
           Company and Ronnie Crumpler.
10.2       Employment Agreement, dated April 3, 1998, between the
           Company and Gary Levey.
10.3       Form of Employment Agreement, among the Company and certain employees previously employed by Kelly-Levey & Assoc., Inc.
10.4       Noncompetition Agreement, dated April 3, 1998, between the
           Company and Anthony Kelly.
10.5       Employment Agreement, dated April 23, 1998, between the
           Company and Paul A. Farmer.
10.6       Restricted Stock Agreement, dated May 11, 1998, between the
           Company and Paul A. Farmer.
10.7       Form of Warrant Agreement, between the Company and Ronnie
           Crumpler.
10.8       Form of Warrant Agreement, between the Company and Gary
           Levey.
10.9       Form of Warrant Agreement, between the Company and Anthony
           Kelly.
10.10      Warrant Escrow Agreement, dated April 3, 1998, among the
           Company and Ronnie Crumpler, Gary Levey and Anthony Kelly.
10.11      Form of Option Agreement, among the Company and certain
           employees previously employed by Kelly-Levey & Assoc., Inc.
10.12      Kelly-Levey & Assoc., Inc. Retention Incentive Bonus Plan,
           dated April 3, 1998.
10.13      Form of Retention Incentive Bonus Plan Agreement, dated
           April 3, 1998, among certain former employees, Kelly-Levey &
           Assoc., Inc. and the Company.
10.14      Retention Incentive Bonus Plan Escrow Agreement, dated April
           3, 1998, among the Company and Kelly-Levey & Assoc., Inc,
           Burke & Company, P.L.L., Anthony Kelly, Gary Levey, Ronnie
           Crumpler, Trevor Montgomery, Rob Petersen and Don Kirby.
10.15      Earnout Agreement, dated April 3, 1998, among the Company,
           Kelly-Levey & Assoc., Inc., Anthony Kelly, Gary Levey and
           Ronnie Crumpler.
10.16*     Earnout Escrow Agreement, dated April 3, 1998, among the
           Company, Kelly-Levey & Assoc., Burke & Company, P.L.L. (as
           representative of the shareholders), Anthony Kelly, Gary
           Levey and Ronnie Crumpler.
10.17*     1997 Stock Purchase and Shareholders Agreement, dated
           October 15, 1997 by and among the Company, Annette M.
           Canitano, Nicholas A. Canitano, Karen M. Conley, Kenneth L.
           Conley, NAC Enterprises, Inc., CKCK Enterprises, Inc.,
           Kenneth L. Conley Charitable Remainder Trust, Karen M.
           Conley Charitable Remainder Trust, TA/Advent VIII L.P.,
           Advent Atlantic and Pacific III L.P., TA Venture Investors
           Limited Partnership, Kenneth T. Schiciano, A. Bruce
           Johnston, McDonald & Company Securities, Inc., McD Venture
           Capital Fund, L.P. and GHK Investments, L.L.C.
10.18      Form of the Company's Incentive Stock Option Agreement.
10.19*     Amended and Restated Share Redemption and Purchase
           Agreement, dated July 1, 1997, among the Company, Karen M.
           Conley, Nicholas A. Canitano, Annette M. Canitano and Joseph
           Minadeo.

                                                                         PAGINATION
                                                                             BY
                                                                         SEQUENTIAL
EXHIBIT                                                                  NUMBERING
NUMBER                       DESCRIPTION OF DOCUMENT                       SYSTEM
10.20      Agreement, dated October 15, 1997, among the Company,
           Annette M. Canitano, Nicholas A. Canitano, Karen M. Conley,
           Kenneth L. Conley, NAC Enterprises, Inc., CKCK Enterprises,
           Inc., Kenneth L. Conley Charitable Remainder Trust, Karen M.
           Conley Charitable Remainder Trust, TA/Advent VIII, L.P.,
           Advent Atlantic and Pacific L.P., TA Venture Investors
           Limited Partnership, Kenneth T. Schiciano, A. Bruce
           Johnston, McDonald & Company Securities, Inc., McD Venture
           Capital Fund, L.P., GHK Investments, L.L.C. and Joseph
           Minadeo.
10.21      Stock Redemption Agreement, dated October 15, 1997, between the Company and NAC Enterprises, Inc.
10.22      Stock Redemption Agreement, dated October 15, 1997, between the Company and CKCK Enterprises, Inc.
10.23      Stock Redemption Agreement, dated October 15, 1997, between the Company and Kenneth L. Conley Charitable Remainder
           Trust.
10.24      Stock Redemption Agreement, dated October 15, 1997, between the Company and Karen M. Conley Charitable Remainder Trust.
10.25      The Company's 1997 Equity and Performance Incentive Plan,
           dated October 15, 1997.
10.26      First Amendment to the Company's Equity and Performance
           Incentive Plan, dated July 21, 1998.
10.27*     The Company's 401(k) Plan and Trust, dated December 2, 1996.
10.28*     First Amendment to the Company's 401(k) Plan and Trust,
           dated April 3, 1998.
10.29*     Amendment No. 2 to the Company's 401(k) Plan and Trust,
           dated April 3, 1998.
10.30      Form of the Company's Employee Stock Purchase Plan.
10.31      Loan Agreement, dated April 7, 1998, between the Company and
           Fleet National Bank.
10.32*     Lease Agreement, dated January 3, 1997, between the Company and Place Renaissance, Ltd.
10.33      R-3 National Implementation Partner Agreement, dated April
           2, 1996, between the Company and SAP America, Inc.
10.34*     Oracle Alliance Agreement, dated               , 1997,
           between the Company and Oracle Corp.
10.35      Form of Indemnification Agreement for directors and
           officers.
10.36      Amendment to Amended and Restated Share Redemption and
           Purchase Agreement, among the Company, Karen M. Conley,
           Nicholas A. Canitano, Annette M. Canitano and Joseph
           Minadeo.
11*        Statement regarding computation of per share earnings.
23.1*      Consent of Jones, Day, Reavis & Pogue (included with Exhibit
           5).
23.2       Consent of PricewaterhouseCoopers LLP
24         Powers of Attorney.
27*        Financial Data Schedule.

- ---------------
* To be filed by amendment.